As filed with the Securities and Exchange Commission on March 11, 2019

Registration No. 333-_____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Eureka Homestead Bancorp, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	6035	Applied for
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

1922 Veterans Memorial Boulevard

Metairie, Louisiana 70005

(504) 834-0242

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mr. Alan T. Heintzen

Chief Executive Officer

1922 Veterans Memorial Boulevard

Metairie, Louisiana 70005

(504) 834-0242

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Kip Weissman, Esq. Steven Lanter, Esq. Luse Gorman, PC 5335 Wisconsin Avenue, N.W., Suite 780 Washington, D.C. 20015 (202) 274-2000	John T. Reichert, Esq. Benjamin G. Lombard, Esq. Reinhart Boerner Van Deuren s.c. 1000 North Water Street, Suite 1700 Milwaukee, Wisconsin 53202 (414) 298-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an “emerging growth company”. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per share	Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, $0.01 par value per share	2,116,000 shares		$10.00	$21,160,000	(1)	$2,565
Participation Interests	511,674	(2)					(2)

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	The securities to be purchased by the Eureka Homestead 401(k) Plan are included in the amount shown for the common stock. Accordingly, no separate fee is required for the participation interests.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

EUREKA HOMESTEAD BANCORP, INC.

(Proposed Holding Company for Eureka Homestead)

Up to 1,840,000 shares of Common Stock

(Subject to Increase to up to 2,116,000 shares)

Eureka Homestead Bancorp, Inc., a Maryland corporation and the proposed holding company for Eureka Homestead, is offering shares of common stock for sale at $10.00 per share in connection with the conversion of Eureka Homestead from the mutual to the stock form of organization. There is currently no established market for our common stock. We expect that our common stock will be quoted on the OTC Pink Marketplace (OTCPK) operated by OTC Markets Group upon conclusion of the stock offering. In addition, if we meet the Nasdaq listing requirements, we will use our best efforts to seek approval to list the common stock on the Nasdaq Capital Market. We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.

We are offering up to 1,840,000 shares of common stock for sale at a price of $10.00 per share on a best efforts basis. We may sell up to 2,116,000 shares of common stock because of demand for the shares of common stock or changes in market conditions, without resoliciting subscribers. We must sell a minimum of 1,360,000 shares in order to complete the offering.

We are offering the shares of common stock in a “subscription offering” to eligible depositors of Eureka Homestead. Shares of common stock not purchased in the subscription offering may be offered for sale to the public in a “community offering,” with a preference given to natural persons and trusts of natural persons residing in the following Louisiana Parishes: Orleans, Jefferson, Plaquemines, St. Bernard and St. Tammany. We also may offer for sale shares of common stock not purchased in the subscription offering or community offering to the general public through a “syndicated community offering” managed by FIG Partners, LLC.

The minimum number of shares of common stock you may order is 25 shares. Generally, the maximum number of shares of common stock that can be ordered by any person in the offering is 10,000 shares ($100,000), and no person, together with an associate or group of persons acting in concert, may purchase more than 15,000 shares ($150,000) in the offering.

The offering is expected to expire at 2:00 p.m., Central Time, on [expiration date]. We may extend this expiration date without notice to you until [extension date]. The Office of the Comptroller of the Currency may approve a later date, which may not be beyond [final date]. Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond [extension date], or the number of shares of common stock to be sold is increased to more than 2,116,000 shares or decreased to fewer than 1,360,000 shares. If the offering is extended past [extension date], we will resolicit subscribers. You will have the opportunity to confirm, change or cancel your order within a specified period of time. If you do not respond during that period, your stock order will be cancelled and your deposit account withdrawal authorizations will be cancelled or your funds submitted will be returned promptly with interest at 0.20% per annum. If the number of shares to be sold is increased to more than 2,116,000 shares or decreased to fewer than 1,360,000 shares, all funds submitted for the purchase of shares of common stock in the offering will be returned promptly with interest at 0.20% per annum, and all subscribers will be resolicited and given an opportunity to place a new order within a specified period of time. Funds received in the subscription and the community offerings and, if applicable, the syndicated community offering will be held in a segregated account at Eureka Homestead and will earn interest at 0.20% per annum until completion or termination of the offering.

FIG Partners, LLC will assist us in selling our shares of common stock on a best efforts basis in the offering. FIG Partners, LLC is not required to purchase any of the shares of common stock that are being offered for sale.

OFFERING SUMMARY

Price: $10.00 per Share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	1,360,000	1,600,000	1,840,000	2,116,000
Gross offering proceeds	$13,600,000	$16,000,000	$18,400,000	$21,160,000
Estimated offering expenses, excluding selling agent fees and commissions	$935,000	$935,000	$935,000	$935,000
Selling agent fees and commissions (1) (2)	$335,000	$335,000	$335,000	$335,000
Estimated net proceeds	$12,330,000	$14,730,000	$17,130,000	$19,890,000
Estimated net proceeds per share	$9.07	$9.21	$9.31	$9.40

(1)	See “The Conversion and Offering – Marketing and Distribution; Compensation” for information regarding compensation to be received by FIG Partners, LLC in this offering.
(2)	Assumes that all shares are sold in the subscription and community offerings, and excludes reimbursable expenses, which are included in estimated offering expenses. If all shares of common stock were sold in a syndicated community offering, the maximum selling agent fees and commissions would be 6.0% of the aggregate offering dollar amount of all shares sold in the syndicated community offering (net of shares purchased by our directors and executive officers and shares purchased by our employee stock ownership plan), or approximately $719,000, $852,000, $984,000 and $1.1 million at the minimum, midpoint, maximum, and adjusted maximum levels of the offering, respectively.

This investment involves a degree of risk, including the possible loss of principal.

Please read “Risk Factors” beginning on page 15.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. None of the Securities and Exchange Commission, the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System or any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

FIG Partners, LLC

For assistance, please contact the Stock Information Center, toll-free, at [phone number].

The date of this prospectus is [________].

Mississippi
Louisiana
Picayune
New Orleans

Eureka HOMESTEAD

Baton Rouge
12
10
55
Picayune
Mississippi
12
L. Maurepas
Toll
10
Lake
Pontchartrain
Lake Borgne
Orleans
Metairie
New Orleans
Jefferson
Louisiana

★ **Main Office**
1922 Veterans Memorial Blvd.
Metairie, Louisiana

● **Loan Production Office**
720 Harrison Ave, Suite A
New Orleans, Louisiana

i

SUMMARY

The following summary explains the significant and important material aspects of Eureka Homestead’s mutual-to-stock conversion and the related offering of Eureka Homestead Bancorp, Inc. common stock. It may not contain all of the information that is important to you. For additional information before making an investment decision, you should read this entire document carefully, including the financial statements and the notes to the financial statements, and the section entitled “Risk Factors.”

In this prospectus, the terms “we,” “our,” and “us” refer to Eureka Homestead Bancorp, Inc. and Eureka Homestead, unless the context indicates another meaning. In addition, we sometimes refer to Eureka Homestead Bancorp, Inc. as “Eureka Homestead Bancorp,” and to Eureka Homestead as the “Bank.”

Eureka Homestead

Eureka Homestead is a federal mutual savings association that was founded in 1884. We have operated continuously in the New Orleans metropolitan area since our founding. We conduct our business from our main office in Metairie, Louisiana, and our loan production office located in New Orleans. Metairie is located in Jefferson Parish, which is located in the New Orleans metropolitan area. Our loan portfolio consists primarily of loans collateralized by real property located in Jefferson Parish and Orleans Parish, Louisiana. We also originate loans in other parts of the greater New Orleans metropolitan area and, to a lesser extent, elsewhere in Louisiana and Mississippi.

Our business consists primarily of taking deposits and securing borrowings and investing those funds, together with funds generated from operations, in one- to four-family residential real estate loans, including non-owner-occupied properties, construction loans for owner-occupied, one- to four-family residential real estate and home equity loans. To a lesser extent, we also originate multifamily, commercial real estate and consumer loans. At December 31, 2018, $75.2 million, or 93.2% of our total loan portfolio, was comprised of one- to four-family residential real estate loans, $11.2 million of which were non-owner-occupied loans, $1.0 million of which were construction loans and $1.6 million of which were home equity loans.

A significant majority of loans we originate are conforming one- to four-family residential real estate loans and, in the low interest rate environment in recent years, almost all of these loans have been long-term, fixed-rate loans. In order to address our interest rate risk, in recent years, we have sold a significant portion of these conforming, fixed-rate, long-term loans on an industry-standard, servicing-released basis.

We do not offer checking accounts which may impact our ability to attract and grow core deposits. We have always been dependent, in part, on retail certificates of deposit as a funding source for our loans, and in recent years we have accepted jumbo certificates of deposit through an online service, as well as municipal certificates of deposit. We have used these non-retail funding sources, as well as advances from the Federal Home Loan Bank of Dallas (the “FHLB”), to fund our operations. Pursuant to our business strategy, we are seeking to increase our core deposits, which we consider our savings and money market accounts and retail certificates of deposit, by more aggressively marketing and pricing our deposit products.

For the year ended December 31, 2018, we had net income of $295,000 compared to a net loss of ($25,000) for the year ended December 31, 2017. The increase in net income resulted primarily from an increase in interest income and decreases in provision for loan losses and income tax expense when comparing 2018 and 2017.

Eureka Homestead is subject to comprehensive regulation and examination by its primary federal regulator, the Office of the Comptroller of the Currency (“OCC”).

Our main office is located at 1922 Veterans Memorial Boulevard, Metairie, Louisiana 70005, and our telephone number at this address is (504) 834-0242. Our website address is www.eurekahomestead.com. Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.

Eureka Homestead Bancorp, Inc.

The shares being offered will be issued by Eureka Homestead Bancorp, Inc., a newly formed Maryland corporation that will own all of the outstanding shares of common stock of Eureka Homestead upon completion of the Bank’s mutual-to-stock conversion. Eureka Homestead Bancorp was incorporated on February 25, 2019 and has not engaged in any business to date. Upon completion of the conversion, Eureka Homestead Bancorp will register as a savings and loan holding company and will be subject to comprehensive regulation and examination by the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve Board.

Eureka Homestead Bancorp’s main office is located at 1922 Veterans Memorial Boulevard, Metairie, Louisiana 70005, and its telephone number at this address is (504) 834-0242.

The Conversion and Our Organizational Structure

Pursuant to the terms of the plan of conversion, Eureka Homestead will convert from a mutual (meaning no stockholders) savings association to a stock savings association. As part of the conversion, Eureka Homestead Bancorp, the newly formed proposed holding company for Eureka Homestead, will offer for sale shares of its common stock in a subscription offering, and, if necessary, a community offering and a syndicated community offering. Upon the completion of the conversion and stock offering, Eureka Homestead Bancorp will be 100% owned by stockholders and Eureka Homestead will be a wholly owned subsidiary of Eureka Homestead Bancorp. See “The Conversion and Offering.”

Business Strategy

Our principal objective is to build long-term value for our stockholders by operating a profitable community-oriented financial institution dedicated to meeting the banking needs of our customers by emphasizing personalized and efficient customer service. We are a very small financial institution, and we believe that managing prudent yet consistent asset growth in order to increase revenue is critical to our long-term success. We intend to operate as a well-capitalized and profitable community bank dedicated to providing exceptional personal service to our individual and business customers. We believe that we have a competitive advantage in the markets we serve because of our knowledge of the local marketplace and our long-standing history of providing superior, relationship-based customer service. Highlights of our current business strategy include:

•	Continuing to focus on one- to four-family residential real estate lending, including our practice of originating for retention in our portfolio non-owner-occupied one- to four-family residential real estate loans.

•	Maintaining our strong asset quality through conservative loan underwriting.

2

•	Attracting and retaining customers in our market area and building our “core” deposits consisting of savings and money market accounts and retail certificates of deposit.

•	Remaining a community-oriented institution and relying on high quality service to maintain and build a loyal local customer base.

These strategies are intended to guide our investment of the net proceeds of the offering. We intend to continue to pursue our business strategy after the conversion and the offering, subject to changes necessitated by future market conditions and other factors. See “Business of Eureka Homestead” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Business Strategy” for a further discussion of our business strategy.

Reasons for the Conversion and Offering

Consistent with our business strategy, our primary reasons for converting and raising additional capital through the offering are:

•	to increase capital to support future growth and profitability and manage our interest rate risk;

•	to retain and attract qualified personnel by establishing stock-based benefit plans for management and employees; and

•	to offer our customers and employees an opportunity to purchase our stock.

As of December 31, 2018, Eureka Homestead was considered “well capitalized” for regulatory purposes. The proceeds from the stock offering will further improve our capital position during a period of significant economic, regulatory and political uncertainty.

See “The Conversion and Offering” for a more complete discussion of our reasons for conducting the conversion and offering.

Terms of the Offering

We are offering between 1,360,000 shares and 1,840,000 shares of common stock to eligible depositors of Eureka Homestead and to our tax-qualified employee benefit plans in a subscription offering. To the extent shares remain available, we may offer shares for sale in a community offering, with a preference given to natural persons and trusts of natural persons residing in the following Louisiana Parishes: Orleans, Jefferson, Plaquemines, St. Bernard and St. Tammany. We may also offer for sale shares of common stock not purchased in the subscription offering or the community offering to the general public in a syndicated community offering. The number of shares of common stock to be sold may be increased to up to 2,116,000 shares as a result of demand for the shares of common stock in the offering or changes in market conditions. Unless the number of shares of common stock offered is increased to more than 2,116,000 shares or decreased to fewer than 1,360,000 shares, or the offering is extended beyond [extension date], subscribers will not have the opportunity to change or cancel their stock orders once submitted. If the offering is extended past [extension date], we will resolicit subscribers and you will have the opportunity to confirm, change or cancel your order within a specified period of time. If you do not respond during that period of time, your stock order will be cancelled and your deposit account withdrawal authorizations will be cancelled or your funds submitted will be returned promptly with interest at 0.20% per annum. If the number of shares to be sold is increased to more than 2,116,000 shares or decreased to fewer than 1,360,000 shares, all subscribers’ stock orders will be cancelled, their deposit account withdrawal authorizations will be cancelled and funds delivered for the purchase of shares of common stock in the offering will be returned promptly with interest at 0.20% per annum. We will give these subscribers an opportunity to place new orders for a specified period of time.

3

The purchase price of each share of common stock to be offered for sale in the offering is $10.00. All investors will pay the same purchase price per share. Investors will not be charged a commission to purchase shares of common stock in the offering. FIG Partners, LLC, our marketing agent in the offering, will use its best efforts to assist us in selling shares of our common stock but is not obligated to purchase any shares of common stock in the offering.

Important Risks in Owning Eureka Homestead Bancorp’s Common Stock

Before you purchase shares of our common stock, you should read the “Risk Factors” section beginning on page 15 of this prospectus.

How We Determined the Offering Range and the $10.00 per Share Stock Price

The amount of common stock we are offering for sale is based on an independent appraisal of the estimated market value of Eureka Homestead Bancorp, assuming the conversion and offering are completed. Keller & Company, Inc. (“Keller”), our independent appraiser, has estimated that, as of February 12, 2019, this market value was $16.0 million. Based on regulations of the OCC, this market value forms the midpoint of a valuation range with a minimum of $13.6 million and a maximum of $18.4 million. Based on this valuation and a $10.00 per share price, the number of shares of common stock being offered for sale by us will range from 1,360,000 shares to 1,840,000 shares. We may sell up to 2,116,000 shares of common stock because of demand for the shares or changes in market conditions without resoliciting subscribers. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions.

The appraisal is based in part on Eureka Homestead’s financial condition and results of operations, the pro forma effect of the additional capital raised by the sale of shares of common stock in the offering and an analysis of a peer group of ten publicly traded thrift holding companies with assets of between $137 million and $1.1 billion as of December 31, 2018 that Keller considers comparable to Eureka Homestead Bancorp. See “The Conversion and Offering – Determination of Share Price and Number of Shares to be Issued.”

The following table presents a summary of selected pricing ratios for the peer group companies and for Eureka Homestead Bancorp (on a pro forma basis) utilized by Keller in its appraisal. These ratios are based on Eureka Homestead Bancorp’s book value, tangible book value and core earnings as of and for the 12 months ended December 31, 2018. The peer group ratios are based on the latest date for which complete financial data are publicly available and stock prices as of February 12, 2019. Compared to the average pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 41.81% on a price-to-book value basis and a discount of 44.95% on a price-to-tangible book value basis and a premium of 114.89% on a price-to-earnings basis.

4

	Price-to-core earnings multiple (1)		Price-to-book value ratio	Price-to-tangible book value ratio
Eureka Homestead Bancorp (on a pro forma basis, assuming completion of the conversion):
Adjusted Maximum	63.55	x	71.53%	71.53%
Maximum	56.68	x	67.75%	67.75%
Midpoint	50.40	x	63.86%	63.86%
Minimum	43.84	x	59.28%	59.28%

Valuation of peer group companies, all of which are fully converted (on an historical basis):
Average	25.05	x	109.76%	116.02%
Median	16.97	x	112.37%	116.90%

(1)	Price-to-earnings multiples calculated by Keller in the independent appraisal are based on an estimate of “core” or recurring earnings. These ratios are different from those presented in “Pro Forma Data.”

The independent appraisal does not indicate trading market value. Do not assume or expect that our valuation as indicated in the appraisal means that after the conversion and offering the shares of our common stock will trade at or above the $10.00 per share purchase price. Furthermore, the pricing ratios presented in the appraisal were utilized by Keller to estimate our pro forma appraised value for regulatory purposes and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Conversion and Offering – Determination of Share Price and Number of Shares to be Issued.”

Stock price performance is affected by many factors, including, but not limited to: general market and economic conditions; the interest rate environment; the amount of proceeds a company raises in its offering; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company’s assets, and the company’s market area.

Our stock price may trade below $10.00 per share, as the stock prices of certain mutual-to-stock conversions have decreased below the initial offering price. If you purchase shares of common stock, you may not be able to sell them at or above $10.00 per share. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors” beginning on page 15.

5

How We Intend to Use the Proceeds From the Stock Offering

Eureka Homestead will receive a capital contribution equal to at least 50% of the net proceeds of the offering. Based on this formula, we anticipate that Eureka Homestead Bancorp will invest, at the minimum, midpoint, maximum and adjusted maximum of the offering range, approximately $6.2 million, $7.4 million, $8.6 million and $9.9 million, respectively, of the net proceeds from the stock offering in Eureka Homestead. Of the remaining funds, we intend that Eureka Homestead Bancorp will loan funds to our employee stock ownership plan to fund the plan’s purchase of shares of common stock in the stock offering, and retain the remainder of the net proceeds from the offering. Assuming we sell 1,600,000 shares of common stock in the stock offering and have net proceeds of $14.7 million, based on the above formula, we anticipate that Eureka Homestead Bancorp will invest $7.4 million in Eureka Homestead, loan $1.3 million to our employee stock ownership plan to fund its purchase of shares of common stock, and retain the remaining $6.1 million of the net proceeds.

Eureka Homestead Bancorp may use the remaining funds that it retains to repurchase shares of common stock (subject to compliance with regulatory requirements), to pay cash dividends, for investments, or for other general corporate purposes. Eureka Homestead intends to invest the net proceeds it receives from us to fund new loans, enhance existing products and services, invest in securities, replace certain non-core funding sources as they mature, or for general corporate purposes.

For more information on the proposed use of the proceeds from the offering, see “How We Intend to Use the Proceeds from the Offering.”

Persons Who May Order Shares of Common Stock in the Offering

We are offering the shares of common stock in a subscription offering in the following descending order of priority:

(i)	First, to depositors with accounts at Eureka Homestead with aggregate balances of at least $50 at the close of business on December 31, 2017.

(ii)	Second, to our tax-qualified employee benefit plans (including Eureka Homestead’s employee stock ownership plan), which will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering. We expect our employee stock ownership plan to purchase up to 8% of the shares of common stock sold in the offering.

(iii)	Third, to depositors with accounts at Eureka Homestead with aggregate balances of at least $50 at the close of business on [supplemental eligibility record date].

(iv)	Fourth, to depositors of Eureka Homestead at the close of business on [voting record date].

Shares of common stock not purchased in the subscription offering may be offered for sale in a community offering, with a preference given to natural persons and trusts of natural persons residing in the following Louisiana Parishes: Orleans, Jefferson, Plaquemines, St. Bernard and St. Tammany. The community offering may begin concurrently with, during or after the subscription offering. We also may offer for sale shares of common stock not purchased in the subscription offering or the community offering to the general public through a syndicated community offering, which will be managed by FIG Partners, LLC. We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated community offering. Any determination to accept or reject stock orders in the community offering or the syndicated community offering will be based on the facts and circumstances available to management at the time of the determination.

6

If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares will be allocated first to categories in the subscription offering. A detailed description of the subscription offering, the community offering and the syndicated community offering, as well as a discussion regarding allocation procedures, can be found in the section of this prospectus entitled “The Conversion and Offering.”

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased is 25.

Generally, no individual, or individuals through a single account held jointly, may purchase more than the greater of: (i) 10,000 shares ($100,000) of common stock; (ii) 0.10% of the total number of shares of common stock issued in the offering, or (iii) 15 times the number of shares offered multiplied by a fraction of which the numerator is the depositor’s total deposit balance (as of the eligibility record date or supplemental eligibility record date, as applicable) and the denominator is the aggregate of all deposits (as of the eligibility record date or supplemental eligibility record date, as applicable), subject to the overall purchase limitations. If any of the following purchase shares of common stock, their purchases, in all categories of the offering combined, when combined with your purchases, cannot exceed 15,000 shares ($150,000) of common stock:

•	your spouse or relatives of you or your spouse who reside with you;

•	most companies, trusts or other entities in which you are a trustee, have a substantial beneficial interest or hold a senior position; or

•	other persons who may be your associates or persons acting in concert with you.

Unless we determine otherwise, persons having the same address and persons exercising subscription rights through qualifying accounts registered to the same address will be subject to the overall purchase limitation of 15,000 shares ($150,000). See the detailed descriptions of “acting in concert” and “associate” in the section of this prospectus headed “The Conversion and Offering – Limitations on Common Stock Purchases.”

Subject to OCC approval, we may increase or decrease the purchase limitations at any time. See the detailed description of the purchase limitations in the section of this prospectus headed “The Conversion and Offering – Limitations on Common Stock Purchases.”

How You May Purchase Shares of Common Stock in the Subscription Offering and the Community Offering

In the subscription offering and community offering, you may pay for your shares only by:

•	personal check, bank check or money order made payable to Eureka Homestead Bancorp, Inc.; or

•	authorizing us to withdraw available funds (without any early withdrawal penalty) from your account(s) maintained with Eureka Homestead, other than individual retirement accounts (IRAs).

7

Please do not submit cash or wire transfers. For orders paid for by check or money order, the funds must be available in the account. Eureka Homestead is not permitted to lend funds to anyone for the purpose of purchasing shares of common stock in the offering. Additionally, you may not use any type of third-party check to pay for shares of common stock. Funds received in the subscription and community offerings and, if applicable, the syndicated community offering will be held in a segregated account at Eureka Homestead and will earn interest at 0.20% per annum until completion or termination of the offering. You may not authorize direct withdrawal from a Eureka Homestead individual retirement account. See “– Using Retirement Account Funds to Purchase Shares of Common Stock in the Subscription and Community Offerings.”

Withdrawals from certificates of deposit at Eureka Homestead for the purpose of purchasing common stock in the offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with Eureka Homestead must be in the deposit accounts at the time the stock order form is received. A hold will be placed on those funds when your stock order form is received, making the designated funds unavailable to you. However, funds will not be withdrawn from the accounts until the offering is completed and will continue to earn interest at the applicable deposit account rate until the completion of the offering. If a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty, and the remaining balance will earn interest at Eureka Homestead’s current statement savings rate thereafter.

You may subscribe for shares of common stock in the offering by delivering a signed and completed original stock order form, together with full payment payable to Eureka Homestead Bancorp, Inc. or authorization to withdraw funds from one or more of your Eureka Homestead deposit accounts, provided that the stock order form is received (not postmarked) before 2:00 p.m., Central Time, on [expiration date]. You may submit your stock order form and payment by mail using the stock order reply envelope provided, by overnight delivery to our Stock Information Center at the address noted on the stock order form or by hand-delivery to Eureka Homestead’s main office, located at 1922 Veterans Memorial Boulevard, Metairie, Louisiana. Please do not mail stock order forms to Eureka Homestead. Once submitted, your order will be irrevocable unless the offering is terminated or is extended beyond [extension date], or the number of shares of common stock to be sold is increased to more than 2,116,000 shares or decreased to fewer than 1,360,000 shares. We are not required to accept incomplete stock order forms, unsigned stock order forms, or copies or facsimiles of stock order forms.

8

For a complete description of how to purchase shares in the stock offering, see “The Conversion and Offering – Procedure for Purchasing Shares.”

Using Retirement Account Funds to Purchase Shares of Common Stock in the Subscription and Community Offerings

You may be able to subscribe for shares of common stock using funds in your individual retirement account (“IRA”), or other retirement account. If you wish to use some or all of the funds in your IRA or other retirement account held at Eureka Homestead, the applicable funds must be transferred to a self-directed account maintained by an independent custodian or trustee, such as a brokerage firm, before you place your stock order. If you do not have such an account, you will need to establish one. An annual administrative fee may be payable to the independent custodian or trustee. Because individual circumstances differ and the processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the [expiration date] offering deadline, for assistance with purchases using funds in your IRA or other retirement account held at Eureka Homestead or elsewhere. Whether you may use such funds for the purchase of shares in the stock offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

For a complete description of how to use IRA funds to purchase shares in the stock offering, see “The Conversion and Offering – Procedure for Purchasing Shares – Using Retirement Account Funds.”

You May Not Sell or Transfer Your Subscription Rights

Federal regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action against anyone who we believe has sold or transferred his or her subscription rights. In addition, we intend to advise the appropriate federal agencies of any person who we believe has sold or transferred his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. On the stock order form, you may not add the names of others for joint stock registration who do not have subscription rights or who qualify only in a lower subscription offering priority than you do. You may add only those who were eligible to purchase shares of common stock in the subscription offering at your date of eligibility. In addition, the stock order form requires that you list all qualifying accounts, giving all names on each account and the account number at the applicable eligibility date. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation if there is an oversubscription. Eligible depositors who enter into agreements to allow ineligible investors to participate in the subscription offering may be violating federal and state law and may be subject to civil enforcement actions or criminal prosecution.

Purchases by Executive Officers and Directors

We expect our directors and executive officers, together with their associates, to subscribe for 52,500 shares ($525,000) of common stock in the offering, representing 3.9% of shares to be sold at the minimum of the offering range. However, there can be no assurance that any individual director or executive officer, or the directors and executive officers as a group, will purchase any specific number of shares of our common stock. The purchase price paid by them will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering. Our directors and executive officers will be subject to the same minimum purchase requirements and purchase limitations as other participants in the offering set forth under “– Limits on How Much Stock You May Purchase.”

Purchases by our directors, executive officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering. Any purchases made by our directors or executive officers, or their associates, for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution.

For more information on the proposed purchases of shares of common stock by our directors and executive officers, see “Subscriptions by Directors and Executive Officers.”

Deadline for Orders of Shares of Common Stock in the Subscription and Community Offerings

The deadline for submitting orders for shares of common stock in the subscription and community offerings is 2:00 p.m., Central Time, on [expiration date], unless we extend the subscription offering and/or the community offering. If you wish to purchase shares of common stock, a properly completed and signed original stock order form, together with full payment, must be received (not postmarked) by this time. Orders received after 2:00 p.m., Central Time, on [expiration date] will be rejected unless the offering is extended.

9

Although we will make reasonable attempts to provide this prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 2:00 p.m., Central Time, on [expiration date], whether or not we have been able to locate each person entitled to subscription rights.

For a complete description of the deadline for purchasing shares in the stock offering, see “The Conversion and Offering – Procedure for Purchasing Shares – Expiration Date.”

Steps We May Take if We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 1,360,000 shares of common stock, we may take additional steps in order to issue the minimum number of shares of common stock in the offering range. Specifically, we may:

•	increase the purchase limitations; and/or

•	seek regulatory approval to extend the offering beyond [extension date].

If we extend the offering past [extension date], we will resolicit subscribers and you will have the opportunity to confirm, change or cancel your order within a specified period of time. If you do not respond during that period of time, your stock order will be cancelled and your deposit account withdrawal authorizations will be cancelled or your funds submitted will be returned promptly with interest at 0.20% per annum from the date the stock order was processed.

If one or more purchase limitations are increased we will not resolicit all subscribers, however, subscribers in the subscription offering who ordered the maximum amount and who indicated a desire to be resolicited on the stock order form will be and, in our sole discretion, some other large subscribers may be, given the opportunity to increase their subscriptions up to the newly applicable limit. We may increase the individual or aggregate purchase limitations to an amount generally not to exceed 5.0% of the common stock sold in the offering. See “The Conversion and Offering – Limitations on Common Stock Purchases.”

Conditions to Completion of the Conversion

The board of directors of Eureka Homestead has approved the plan of conversion. In addition, the OCC has conditionally approved the plan of conversion and the Federal Reserve Board has conditionally approved our holding company application. We cannot complete the conversion unless:

•	The plan of conversion is approved by a majority of votes eligible to be cast by members of Eureka Homestead (depositors of Eureka Homestead). A special meeting of members to consider and vote upon the plan of conversion has been scheduled for [special meeting date];

•	We sell at least 1,360,000 shares, the minimum of the offering range; and

•	We receive the final approval required from the OCC to complete the conversion and offering and the final approval from the Federal Reserve Board on the holding company application.

Any approval by the OCC or the Federal Reserve Board does not constitute a recommendation or endorsement of the plan of conversion.

10

Our Dividend Policy

Following completion of the stock offering, our board of directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the amount, if any, and timing of any dividend payments. The payment and amount of any dividend payments will depend upon a number of factors, including the following: regulatory capital requirements; our financial condition and results of operations; our other uses of funds for the long-term value of stockholders; tax considerations; statutory and regulatory limitations; and general economic conditions. See “Our Dividend Policy” in this prospectus for additional information regarding our dividend policy.

Market for Common Stock

We anticipate that the common stock sold in the offering will be quoted on the OTC Pink Marketplace (OTCPK) operated by OTC Markets Group. FIG Partners, LLC currently intends to make a market in the shares of our common stock but is under no obligation to do so. See “Market for the Common Stock.” At the time of consummation of the conversion, if we meet the Nasdaq listing requirements, we will use our best efforts to seek approval to list our common stock on the Nasdaq Capital Market, provided however, it is not known whether we will meet all of the Nasdaq listing requirements with respect to public “float” and number of round lot holders.

Delivery of Shares of Stock

All shares of common stock of Eureka Homestead Bancorp sold in the subscription offering and community offering will be issued in book entry form and held electronically on the books of our transfer agent. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock sold in the offering will be mailed by our transfer agent to the persons entitled thereto at the address noted by them on their stock order form as soon as practicable following consummation of the conversion. Shares of common stock sold in the syndicated community offering may be delivered electronically through the services of The Depository Trust Company. We expect trading in the stock to begin on the business day of or on the business day immediately following the completion of the conversion and stock offering. It is possible that until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Possible Change in the Offering Range

Keller will update its appraisal before we complete the offering. If, as a result of demand for the shares or changes in market conditions, Keller determines that our pro forma market value has increased, we may sell up to 2,116,000 shares in the offering without further notice to you. If our pro forma market value at that time is either below $13.6 million or above $21.2 million, then, after consulting with the OCC, we may:

•	terminate the stock offering, cancel deposit account withdrawal authorizations and promptly return all funds received in the offering with interest at 0.20% per annum;

•	set a new offering range; or

11

•	take such other actions as may be permitted by the OCC, the Federal Reserve Board, the Financial Industry Regulatory Authority (“FINRA”) and the Securities and Exchange Commission.

If we set a new offering range, we will promptly return funds, with interest at 0.20% per annum for funds received in the offering, cancel deposit account withdrawal authorizations and commence a resolicitation. In connection with the resolicitation, we will notify subscribers of their right to place a new stock order for a specified period of time.

Possible Termination of the Offering

We may terminate the offering at any time prior to the special meeting of members of Eureka Homestead that is being called to vote on the conversion, and at any time after member approval with the concurrence of the OCC. If we terminate the offering, we will promptly return funds and cancel deposit withdrawal authorizations, as described above.

Benefits to Management and Potential Dilution to Stockholders Resulting from the Conversion

We expect our employee stock ownership plan, which is a tax-qualified retirement plan for the benefit of all of our employees being established in connection with the conversion and stock offering, to purchase up to 8% of the shares of common stock that we sell in the offering. If we receive orders for more shares of common stock than the maximum of the offering range, the employee stock ownership plan will have first priority to purchase shares over this maximum, up to a total of 8% of the shares of common stock that we sell in the offering. This would reduce the number of shares available for allocation to eligible depositors. For further information, see “Management – Benefit Plans and Agreements – Employee Stock Ownership Plan.”

Purchases by the employee stock ownership plan in the offering will be included in determining whether the required minimum number of shares have been sold in the offering. Subject to market conditions and receipt of regulatory approval, the employee stock ownership plan may instead elect to purchase shares of common stock in the open market following the completion of the offering in order to fill all or a portion of the employee stock ownership plan’s intended subscription.

We also intend to implement a stock-based benefit plan no earlier than six months after completion of the conversion. Stockholder approval of this plan will be required, and the stock-based benefit plan cannot be implemented until at least six months after the completion of the conversion pursuant to applicable OCC regulations. If adopted within 12 months following the completion of the conversion, and provided that upon completion of the offering Eureka Homestead has at least a 10% tangible capital to assets ratio, the OCC conversion regulations would allow for the stock-based benefit plan to reserve a number of shares of common stock equal to not more than 4% of the shares sold in the offering, or up to 73,600 shares of common stock at the maximum of the offering range, for restricted stock awards to key employees and directors, at no cost to the recipients. If adopted within 12 months following the completion of the conversion, the stock-based benefit plan will also reserve a number of shares equal to not more than 10% of the shares of common stock sold in the offering, or up to 184,000 shares of common stock at the maximum of the offering range, for the exercise of stock options granted to key employees and directors. If the stock-based benefit plan is adopted after one year from the date of the completion of the conversion, the 4% and 10% limitations described above will no longer apply, and we may adopt a stock-based benefit plan encompassing more than 257,600 shares of our common stock assuming the maximum of the offering range. We have not yet determined whether we will present this plan for stockholder approval within 12 months following the completion of the conversion or whether we will present this plan for stockholder approval more than 12 months after the completion of the conversion.

12

The following table summarizes the number of shares of common stock and aggregate dollar value of grants (valuing each share granted at the offering price of $10.00) that would be available under a stock-based benefit plan if such plan is adopted within one year following the completion of the conversion and the offering and Eureka Homestead has at least a 10% tangible capital to assets ratio at that time. The table shows the dilution to stockholders if all these shares are issued from authorized but unissued shares, instead of shares purchased in the open market. The table also sets forth the number of shares of common stock to be acquired by the employee stock ownership plan for allocation to all employees. A portion of the stock grants shown in the table below may be made to non-management employees.

	Number of Shares to be Granted or Purchased (1)				Value of Grants (2)
	At Minimum of Offering Range	At Maximum of Offering Range	As a Percentage of Common Stock to be Issued	Dilution Resulting From Issuance of Shares for Stock Benefit Plans	At Minimum of Offering Range	At Maximum of Offering Range

Employee stock ownership plan	108,800	147,200	8.00%	n/a (3)	$1,088,000	$1,472,000
Stock awards	54,400	73,600	4.00	3.85%	544,000	736,000
Stock options	136,000	184,000	10.00	9.09%	378,080	511,520
Total	299,200	404,800	22.00%	12.28%	$2,010,080	$2,719,520

(1)	The stock-based benefit plan may award a greater number of options and shares, respectively, if the plan is adopted more than 12 months after the completion of the conversion.
(2)	The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $2.78 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0%; an expected option life of 10 years; a risk-free interest rate of 2.31%; and a volatility rate of 13.73%. The actual expense of stock options granted under a stock-based benefit plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted, which may or may not be the Black-Scholes model.
(3)	Represents the dilution of stock ownership interest. No dilution is reflected for the employee stock ownership plan because these shares are assumed to be purchased in the offering.

13

Tax Consequences

Eureka Homestead and Eureka Homestead Bancorp have received an opinion of counsel, Luse Gorman, PC, regarding the material federal income tax consequences of the conversion, including an opinion that it is more likely than not that the fair market value of the nontransferable subscription rights to purchase the common stock will be zero and, accordingly, no gain or loss will be recognized by depositors upon the distribution to them of the nontransferable subscription rights to purchase the common stock and no taxable income will be realized by depositors as a result of the exercise of the nontransferable subscription rights. Eureka Homestead and Eureka Homestead Bancorp have also received an opinion of Hannis T. Bourgeois, LLP, tax advisors to Eureka Homestead, regarding the material Louisiana state tax consequences of the conversion. As a general matter, the conversion will not be a taxable transaction for purposes of federal or state income taxes to Eureka Homestead, Eureka Homestead Bancorp or persons eligible to subscribe in the subscription offering. See the section of this prospectus entitled “Taxation” for additional information regarding taxes.

How You Can Obtain Additional Information – Stock Information Center

Our banking personnel may not, by law, assist with investment-related questions about the offering. If you have questions regarding the conversion or offering, please call our Stock Information Center. The toll-free telephone number is [phone number]. The Stock Information Center is open for telephone calls Monday through Friday between 10:00 a.m. and 4:00 p.m., Central Time. The Stock Information Center will be closed on bank holidays.

14

RISK FACTORS

You should consider carefully the following risk factors, in addition to all other information in this prospectus, in evaluating an investment in the shares of common stock.

Risks Related to Our Business

We rely in part on out-of-market jumbo deposits and borrowings to fund our operations. These funding sources carry a measure of liquidity risk which could impair our ability to fund operations and jeopardize our financial condition, growth and prospects.

Liquidity is essential to our business. An inability to raise funds through deposits, borrowings, the sale of loans and other sources could have a substantial negative effect on our liquidity. We rely in part on out-of-market jumbo deposits and advances from the FHLB to fund our operations. At December 31, 2018, we had $26.0 million of FHLB advances outstanding with an additional $8.7 million of available borrowing capacity from the FHLB. We also use an online service for jumbo certificates of deposit, and accept municipal deposits through a non-retail platform, as non-core sources for certificates of deposit, particularly during periods of increased loan originations. At December 31, 2018, we had total deposits of $56.2 million, of which $53.0 million were certificates of deposit. Of this amount, $33.8 million, or 63.8% of our certificates of deposit, were municipal deposits or jumbo certificates of deposit which were acquired through an on-line service or through brokers. These non-core funding sources are not relationship-based accounts and are generally more price-sensitive than our core deposits of savings and money market accounts and our retail certificates of deposit. Therefore, these deposits carry a greater risk of non-renewal than our core deposits. Although we have historically been able to replace maturing deposits and advances as desired, we may not be able to replace such funds in the future if, among other things, our financial condition, the financial condition of the FHLB, or market conditions change. Our access to funding sources in amounts adequate to finance our activities on terms that are acceptable could be impaired by factors that affect us specifically or the financial services industry or economy in general. Factors that could detrimentally impact our access to liquidity sources include a decrease in the level of our business activity as a result of a downturn in the markets where our loans are concentrated, or adverse regulatory action against us.  Our ability to acquire funding could also be impaired by factors that are not specific to us, such as a disruption in the financial markets or negative views and expectations about the prospects for the financial services industry in light of the recent turmoil faced by banking organizations and the continued deterioration in credit markets.

Our financial flexibility would be severely constrained if we are unable to maintain our access to funding or if adequate financing is not available to accommodate future growth at acceptable interest rates. Although we consider our sources of funds adequate for our liquidity needs, we may seek additional funding in the future to achieve our long-term business objectives. Additional funding, if sought, may not be available to us or, if available, may not be available on reasonable terms. If additional financing sources are unavailable, or are not available on reasonable terms, our financial condition, results of operations, growth and future prospects could be materially adversely affected.  Finally, if we are required to rely more heavily on more expensive funding sources to support future growth, our revenues may not increase proportionately to cover our costs.  In this case, our operating margins and profitability would be adversely affected.

A portion of our one- to four-family residential real estate loans is comprised of non-owner-occupied properties which increases the credit risk on this portion of our loan portfolio.

15

The housing stock in our primary lending market area is comprised in part of single-family rental properties as well as two- to four-unit properties.  At December 31, 2018, of the $75.2 million of one- to four-family residential real estate loans in our portfolio, $11.2 million, or 14.8% of this amount, was comprised of non-owner-occupied properties.  We believe that there is a greater credit risk inherent in non-owner-occupied properties than in owner-occupied properties since, similar to commercial real estate and multifamily loans, the repayment of these loans may depend, in part, on the successful management of the property and/or the borrower’s ability to lease the units of the property.  In addition, the physical condition of non-owner-occupied properties may be below that of owner-occupied properties due to lesser property maintenance standards, which has a negative impact on the value of the collateral properties.  Furthermore, some of our non-owner-occupied borrowers have more than one loan outstanding with us, which may expose us to a greater risk of loss compared to residential borrowers with only one loan.  A downturn in the real estate market or the local economy could adversely affect the value of properties securing these loans or the revenues derived from these properties which could affect the borrower’s ability to repay the loan.

We utilize non-retail certificates of deposit which are interest-rate sensitive, and this increases our interest rate risk sensitivity.

In recent years, we have accepted jumbo certificates of deposits through an on-line service and through brokers and have also acquired municipal deposits. At December 31, 2018, $33.8 million, or 63.8% of our certificates of deposit, consisted of these non-retail certificates of deposit. Our reliance on certificates of deposit to fund our operations may result in a higher cost of funds than would otherwise be the case if we had a higher percentage of savings account and money market account deposits. Additionally, non-retail certificates of deposit are generally considered rate-sensitive instruments which contribute to our interest rate risk sensitivity. Because we do not have checking accounts, we have faced significant challenges in increasing our core deposits, which we consider to be our savings and money market accounts and our retail certificates of deposit. Therefore, it is likely we will continue to have to rely in part on jumbo, non-retail certificates of deposit as a significant funding source.

Future changes in interest rates could reduce our profits and asset values.

Future changes in interest rates could impact our financial condition and results of operations.

Net income is the amount by which net interest income and noninterest income exceeds noninterest expense and the provision for loan losses. Net interest income makes up a majority of our net income and is based on the difference between:

•	interest income earned on interest-earning assets, such as loans and securities; and

•	interest expense paid on interest-bearing liabilities, such as deposits and borrowings.

We are vulnerable to changes in interest rates including the shape of the yield curve because of a mismatch between the terms to repricing of our assets and liabilities. We maintain in our portfolio a substantial amount of long-term, fixed-rate one- to four-family residential real estate loans. The retention of these loans makes us extremely sensitive to a decrease in the value of our equity in a rising interest rate environment.

We utilize a computer simulation model to provide an analysis of estimated changes in our net interest income (“NII”) and in the fair value of our assets and liabilities (our economic value of equity, or (“EVE”)) in various interest rate scenarios. At December 31, 2018, our “rate shock” analysis indicated that our NII would decrease $73,000, or 3.2%, to $2.2 million, and our EVE would decrease $4.6 million, or 34.8%, in the event of an immediate 200 basis point increase in interest rates. Also, our interest rate risk modeling techniques and assumptions likely may not fully predict or capture the impact of actual interest rate changes on our balance sheet.

16

Additionally, increases in interest rates may decrease loan demand and/or make it more difficult for borrowers to repay adjustable-rate loans. Conversely, a reduction in interest rates can result in increased prepayments of loans and mortgage-backed and related securities, as borrowers refinance their debt in order to reduce their borrowing costs. This creates reinvestment risk, which is the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities.

Finally, a significant increase in interest rates could make it more difficult to attract the funding needed to support our operations.

Our small size makes it more difficult for us to compete and to achieve significant profitability.

Our small asset size makes it more difficult to compete with other financial institutions which are generally larger and can more easily afford to invest in the marketing and technologies needed to attract and retain customers. Because our principal source of income is the net interest income we earn on our loans after deducting interest paid on deposits and other sources of funds, our ability to generate the revenues needed to cover our expenses and finance such investments is limited by the size of our loan portfolio. Accordingly, we are not always able to offer new products and services as quickly as our competitors. Our lower earnings also make it more difficult to offer competitive salaries and benefits. In addition, our smaller customer base makes it difficult to generate meaningful noninterest income from such activities as securities and insurance brokerage. Finally, as a smaller institution, we are disproportionately affected by the continually increasing costs of compliance with new banking and other regulations, as well as increasing cybersecurity and information technology expense.

We depend on our management team to implement our business strategy and execute successful operations and we could be harmed by the loss of their services.

Our future success will be largely due to the efforts of our senior management team, especially Alan T. Heintzen, our Chief Executive Officer, and Cecil A. Haskins, Jr., our President and Chief Financial Officer, who have been employed by Eureka Homestead 22 and 19 years, respectively, and Rhea L. Gonczi, our Vice-President Lending, who has been employed by Eureka Homestead for 14 years. In accordance with our succession plan, in July 2018, Mr. Heintzen relinquished the role of President and the corresponding oversight of the day-to-day operations of Eureka Homestead, and was elected Chairman of the Board and began working off-site from the Bank’s office. Because we are a small community savings association with a small management team, each member of our senior management team has more responsibility than his or her counterpart typically would have at a larger institution with more employees, and we have fewer management-level personnel who are in a position to assume the responsibilities of our senior management team. The loss of services of any of these individuals may have a material adverse effect on our ability to implement our business plan.

17

Strong competition within our market areas and our limited product offerings and limited technology services may limit our growth and profitability.

Competition in the banking and financial services industry is intense. We compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Many of our competitors have greater name recognition and market presence that benefit them in attracting business, and offer certain services that we do not or cannot provide. We currently do not offer checking accounts and do not offer mobile banking applications or an interactive website. Many potential customers seek these products and services and if we do not choose to implement these products and services in the future, we could experience increased challenges in attracting new customers or retaining our existing customers. In addition, larger competitors may be able to price loans and deposits more aggressively than we do, which could affect our ability to grow and remain profitable on a long-term basis. Our ability to achieve significant profitability depends upon our ability to successfully compete in our market area. If we must raise interest rates paid on deposits or lower interest rates charged on our loans, our net interest margin and profitability could be adversely affected. For additional information see “Business of Eureka Homestead – Market Area” and “Business of Eureka Homestead – Competition.”

The financial services industry could become even more competitive as a result of new legislative, regulatory and technological changes and continued consolidation. Banks, securities firms and insurance companies can merge under the umbrella of a financial holding company, which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting) and merchant banking. Also, technology has lowered barriers to entry and made it possible for non-banks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems. Many of our competitors have fewer regulatory constraints and may have lower cost structures. Additionally, due to their size, many competitors may be able to achieve economies of scale and, as a result, may offer a broader range of products and services as well as better pricing for those products and services than we can.

A worsening of economic conditions in our market area could reduce demand for our products and services and/or result in increases in our level of non-performing loans, which could adversely affect our operations, financial condition and earnings.

Local economic conditions have a significant impact on the ability of our borrowers to repay loans and the value of the collateral securing loans. A deterioration in economic conditions could have the following consequences, any of which could have a material adverse effect on our business, financial condition, liquidity and results of operations:

•	demand for our products and services may decline;

•	loan delinquencies, problem assets and foreclosures may increase;

•	collateral for loans, especially real estate, may decline in value, thereby reducing customers’ future borrowing power, and reducing the value of assets and collateral associated with existing loans; and

•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us.

Moreover, a significant decline in general economic conditions caused by inflation, recession, acts of terrorism, an outbreak of hostilities or other international or domestic calamities, unemployment or other factors beyond our control could further impact these local economic conditions and could further negatively affect the financial results of our banking operations. In addition, deflationary pressures, while possibly lowering our operating costs, could have a significant negative effect on our borrowers, especially our business borrowers, and the values of underlying collateral securing loans, which could negatively affect our financial performance.

18

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover probable incurred losses in our loan portfolio, resulting in additions to our allowance for loan losses. Additions to the allowance for loan losses are established through the provision for losses on loans which is charged against income.

Material additions to our allowance could materially decrease our net income. In addition, bank regulators periodically review our allowance for loan losses and, based on judgments different than management’s, we may determine to increase our provision for loan losses or recognize further loan charge-offs as a result of these regulatory reviews. Any material increase in our allowance for loan losses or loan charge-offs may adversely affect our financial condition and results of operations.

The Financial Accounting Standards Board has adopted a new accounting standard that we expect will be effective for Eureka Homestead Bancorp and Eureka Homestead for our first fiscal year beginning after December 15, 2020. This standard, referred to as Current Expected Credit Loss, or CECL, will require financial institutions to determine periodic estimates of lifetime expected credit losses on loans, and recognize the expected credit losses as allowances for loan losses. This will change the current method of establishing allowances for loan losses that are probable, which may require us to increase our allowance for loan losses, and increase the data we would need to collect and review to determine the appropriate level of our allowance for loan losses.

We are a community bank and our ability to maintain our reputation is critical to the success of our business and the failure to do so may materially adversely affect our performance.

We are a community bank, and our reputation is one of the most valuable components of our business. A key component of our business strategy is to rely on our reputation for customer service and knowledge of local markets to expand our presence by capturing new business opportunities from existing and prospective customers in our market area and contiguous areas. This is done, in part, by recruiting, hiring and retaining employees who share our core values of being an integral part of the communities we serve, delivering superior service to our customers and caring about our customers and associates. If our reputation is negatively affected by the actions of our employees, or by our inability to conduct our operations in a manner that is appealing to current or prospective customers, our business and, therefore, our operating results may be materially adversely affected.

If real estate owned is not properly valued, our earnings could be reduced.

We obtain updated valuations in the form of appraisals when a loan has been foreclosed and the property taken in as real estate owned and at certain other times during the holding period of the asset. Our net book value (“NBV”) in the loan at the time of foreclosure and thereafter is compared to the updated fair value of the foreclosed property less estimated selling costs (fair value). A charge-off is recorded for any excess in the asset’s NBV over its fair value less estimated selling costs. If our valuation process is incorrect, or if property values decline, the fair value of our real estate owned may not be sufficient to recover our carrying value in such assets, resulting in the need for additional charge-offs. Significant charge-offs to our real estate owned could have a material adverse effect on our financial condition and results of operations. In addition, bank regulators periodically review our real estate owned and may require us to recognize further charge-offs. Any increase in our charge-offs may have a material adverse effect on our financial condition and results of operations.

19

We have become subject to more stringent capital requirements, which may adversely impact our return on equity, require us to raise additional capital, or limit our ability to pay dividends.

Federal regulations establish minimum capital requirements for insured depository institutions, including minimum risk-based capital and leverage ratios, which were effective for us on January 1, 2015, and define what constitutes “capital” for calculating these ratios. The new minimum capital requirements are: (1) a new common equity Tier 1 capital ratio of 4.5%; (2) a Tier 1 to risk-based assets capital ratio of 6%; (3) a total capital ratio of 8%; and (4) a Tier 1 leverage ratio of 4%. The regulations also require unrealized gains and losses on certain “available-for-sale” securities holdings to be included for calculating regulatory capital requirements unless a one-time opt-out is exercised. We elected to exercise our one-time option to opt-out of the requirement under the final rule to include certain “available-for-sale” securities holdings for calculating our regulatory capital requirements. The regulations also establish a “capital conservation buffer” of 2.5%, and, when fully phased in, will result in the following minimum ratios: (1) a common equity Tier 1 capital ratio of 7.0%, (2) a Tier 1 to risk-based assets capital ratio of 8.5%, and (3) a total capital ratio of 10.5%. The capital conservation buffer requirement began being phased in January 2016 at 0.625% of risk-weighted assets and is increasing each year until fully implemented in January 2019. An institution will be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations will establish a maximum percentage of eligible retained income that can be utilized for such actions.

The recently enacted Economic Growth, Regulatory Relief, and Consumer Protection Act (the “Regulatory Relief Act”) simplifies capital calculations by requiring the federal regulators to establish for institutions under $10 billion in assets a community bank leverage ratio (tangible equity to average consolidated assets) at a percentage not less than 8% and not greater than 10% that eligible institutions may choose to elect to replace the general applicable risk-based capital requirements under the Basel III capital rules for such institutions. Such institutions that meet the community bank leverage ratio will automatically be deemed to be well-capitalized under the federal regulator’s prompt corrective action framework, although the regulators retain the flexibility to determine that the institution may not qualify for the community bank leverage ratio test based on the institution’s risk profile. The federal regulators jointly issued a proposed rule on November 21, 2018, whereby a qualifying community bank organization may elect, but is not required to, use the community bank leverage ratio capital framework, in which case it will be considered well-capitalized so long as its community bank leverage ratio is greater than 9%.

Until the federal regulators issue their final rule, the Basel III risk-based and leverage ratios apply. The effective date and the specific community bank leverage ratio remain undetermined.

The application of more stringent Basel III capital requirements could, among other things, result in lower returns on equity, require the raising of additional capital, and result in regulatory actions if we were to be unable to comply with such requirements. Implementation of changes to asset risk weightings for risk-based capital calculations, items included or deducted in calculating Basel III regulatory capital and/or additional Basel III capital conservation buffers could result in management modifying its business strategy, and could limit our ability to make distributions, including paying out dividends or buying back shares.

20

Risks associated with system failures, interruptions, or breaches of security could negatively affect our earnings.

Information technology systems are critical to our business. We use various technology systems to manage our customer relationships, general ledger, securities, deposits, and loans. However, while our policies and procedures are designed to prevent or limit the impact of system failures, interruptions, and security breaches, they may not be adequate. In addition any compromise of our systems could deter customers from using our products and services. Although we rely on security systems to provide security and authentication necessary to effect the secure transmission of data, these precautions may not protect our systems from compromises or breaches of security.

In addition, we outsource a majority of our data processing to certain third-party providers. If these third-party providers encounter difficulties, or if we have difficulty communicating with them, our ability to adequately process and account for transactions could be affected, and our business operations could be adversely affected. Threats to information security also exist in the processing of customer information through various other vendors and their personnel.

The occurrence of any system failures, interruption, or breach of security could damage our reputation and result in a loss of customers and business, subject us to additional regulatory scrutiny or expose us to litigation and possible financial liability. Any of these events could have a material adverse effect on our financial condition and results of operations.

Changes to federal programs that subsidize flood insurance could result in increased premiums for owners of flood insurance which could result in increased loan defaults.

Our market area is highly vulnerable to flooding and was highly impacted by Hurricane Katrina. The National Flood Insurance Program (NFIP) enables property owners in participating communities to purchase insurance, administered by the government, against losses from flooding, and requires flood insurance for all loans or lines of credit that are secured by existing buildings, manufactured homes, or buildings under construction, that are located in a designated Special Flood Hazard Area, including a large portion of our primary market area. This insurance is designed to provide an insurance alternative to disaster assistance to meet the escalating costs of repairing damage to buildings and their contents caused by floods.

In 2012, in response to the insolvency of the NFIP, The Biggert-Waters Flood Insurance Reform Act of 2012 was introduced to allow flood insurance premiums to rise to reflect the true risk of living in high-flood areas, by reducing the government subsidies provided by the NFIP. In recent years, there has been ongoing legislative discussions about reducing governmental subsidies for flood insurance, which could result in much larger flood insurance premiums to be paid by owners of the insurance. Increases in flood insurance premiums could result in certain borrowers no longer being able to meet their monthly loan payments and could therefore result in increased loan defaults.

Although flood insurance if available may protect some of our customers’ loan collateral, it generally will not protect them from job loss or interruption and other potentially devastating impacts of a flood.

We could be adversely affected by a failure in our internal controls.

A failure in our internal controls could have a significant negative impact not only on our earnings, but also on the perception that customers, regulators and investors may have of us. We continue to devote a significant amount of effort, time and resources to strengthen our controls and our ability to comply with complex accounting standards and banking regulations.

21

The cost of additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements will increase our expenses.

As a result of the completion of this offering, we will become a public reporting company. We expect that the obligations of being a public company, including the substantial public reporting obligations, will require significant expenditures and place additional demands on our management team, and accordingly, we expect to hire additional accounting personnel. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a stand-alone public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. Section 404 of the Sarbanes-Oxley Act of 2002 requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we would expect to file with the Securities and Exchange Commission. Any failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and stock price. In addition, we may need to hire additional compliance, accounting and financial staff with appropriate public company experience and technical knowledge, and we may not be able to do so in a timely fashion. As a result, we may need to rely on outside consultants to provide these services for us until qualified personnel are hired. These obligations will increase our operating expenses and could divert our management’s attention from our operations.

We operate in a highly regulated environment and may be adversely affected by changes in laws and regulations.

We are subject to extensive regulation, supervision, and examination by the Federal Reserve Board, the OCC and, to a lesser extent, the Federal Deposit Insurance Corporation (the “FDIC”). Such regulators govern the activities in which we may engage, primarily for the protection of depositors. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of a financial institution, the classification of assets by a financial institution, and the adequacy of a financial institution’s allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, could have a material impact on us and our operations. Because our business is highly regulated, the laws, rules and applicable regulations are subject to regular modification and change. Laws, rules and regulations may be adopted in the future that could make compliance more difficult or expensive or otherwise adversely affect our business, financial condition or prospects. See “Regulation and Supervision” for a discussion of the regulations to which we are subject.

Changes in accounting standards could affect reported earnings.

The bodies responsible for establishing accounting standards, including the Financial Accounting Standards Board, the Securities and Exchange Commission and other regulatory bodies, periodically change the financial accounting and reporting guidance that governs the preparation of our consolidated financial statements. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply new or revised guidance retroactively. See, “– If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.”

Future legislative or regulatory actions responding to perceived financial and market problems could impair our rights against borrowers.

There have been proposals made by members of Congress and others that would reduce the amount distressed borrowers are otherwise contractually obligated to pay under their mortgage loans and limit an institution’s ability to foreclose on mortgage collateral. If proposals such as these, or other proposals limiting our rights as a creditor, are implemented, we could experience increased credit losses or increased expense in pursuing our remedies as a creditor.

22

Non-compliance with the USA PATRIOT Act, Bank Secrecy Act, or other laws and regulations could result in fines or sanctions.

The USA PATRIOT and Bank Secrecy Acts require financial institutions to develop programs to prevent financial institutions from being used for money laundering and terrorist activities. If such activities are detected, financial institutions are obligated to file suspicious activity reports with the U.S. Treasury’s Office of Financial Crimes Enforcement Network. These rules require financial institutions to establish procedures for identifying and verifying the identity of customers seeking to open new financial accounts. Failure to comply with these regulations could result in fines or sanctions, including restrictions on pursuing acquisitions or establishing new branches. The policies and procedures we have adopted that are designed to assist in compliance with these laws and regulations may not be effective in preventing violations of these laws and regulations.

The Federal Reserve Board may require us to commit capital resources to support Eureka Homestead, and we may not have sufficient access to such capital resources.

Federal law requires that a holding company act as a source of financial and managerial strength to its subsidiary bank and to commit resources to support such subsidiary bank. Under the “source of strength” doctrine, the Federal Reserve Board may require a holding company to make capital injections into a troubled subsidiary bank and may charge the holding company with engaging in unsafe and unsound practices for failure to commit resources to a subsidiary bank. A capital injection may be required at times when the holding company may not have the resources to provide it and therefore may be required to attempt to borrow the funds or raise capital. Any loans by a holding company to its subsidiary bank are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a holding company’s bankruptcy, the bankruptcy trustee will assume any commitment by the holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank. Moreover, bankruptcy law provides that claims based on any such commitment will be entitled to a priority of payment over the claims of the institution’s general unsecured creditors, including the holders of its note obligations. Thus, any borrowing that must be done by the Eureka Homestead Bancorp to make a required capital injection becomes more difficult and expensive and could have an adverse effect on our business, financial condition and results of operations. Moreover, it is possible that we will be unable to borrow funds when we need to do so.

Risks Related to the Offering

The future price of our common stock may be less than the purchase price in the stock offering.

If you purchase shares of common stock in the stock offering, you may not be able to sell them at or above the purchase price in the stock offering. The purchase price in the offering is based upon an independent third-party appraisal of the pro forma market value of Eureka Homestead, pursuant to federal banking regulations and subject to review and approval by the OCC. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. Our aggregate pro forma market value as reflected in the final independent appraisal may exceed the market price of our shares of common stock after the completion of the offering, which may result in our stock trading below the initial offering price of $10.00 per share.

23

After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions, securities analyst research reports and general industry, geopolitical and economic conditions. Publicly traded stocks, including stocks of financial institutions, often experience substantial market price volatility. These market fluctuations might not be related to the operating performance of particular companies whose shares are traded.

There will be a limited trading market in our common stock, which could hinder your ability to sell our common stock and may lower the market price of the stock.

We have never issued stock and, therefore, there is no current trading market for the shares of common stock. Moreover, our public “float,” which is the total number of our outstanding shares less the shares held by our employee stock ownership plan and our directors and executive officers and is used as a measurement of shares available for trading, will be limited. The limited trading market could also result in a wider spread between the “bid” and “ask” prices for the stock, which could make it more difficult to sell a large number of shares at one time and could mean a sale of a large number of shares at one time could depress the market price.

Upon completion of the conversion, we expect the common stock will also be quoted on the OTC Pink Marketplace (OTCPK). At the time of consummation of the conversion, if we meet the Nasdaq listing requirements, we will use our best efforts to seek approval to list our common stock on the Nasdaq Capital Market, provided however, it is not known whether we will meet all of the Nasdaq listing requirements with respect to public “float” and number of round lot holders.

You may not be able to sell your shares of common stock until you have received ownership statements, which may affect your ability to sell your common stock immediately following the offering.

Statements of ownership for the shares of common stock purchased in the offering may not be delivered for several days after the completion of the offering and the commencement of trading in the common stock. Your ability to sell the shares of common stock before receiving your ownership statement will depend on arrangements you may make with a brokerage firm, and you may not be able to sell your shares of common stock until you have received these statements.

Our stock-based benefit plans will increase our costs, which will reduce our income.

We anticipate that our employee stock ownership plan will purchase up to 8.0% of the total shares of common stock sold in the stock offering, with funds borrowed from Eureka Homestead Bancorp. The cost of acquiring the shares of common stock for the employee stock ownership plan will be between $1.1 million at the minimum of the offering range and $1.7 million at the adjusted maximum of the offering range. We will record annual employee stock ownership plan expense in an amount equal to the fair value of shares of common stock committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.

We also intend to adopt a stock-based benefit plan after the stock offering that would award participants (at no cost to them) shares of our common stock and/or options to purchase shares of our common stock. The number of shares reserved for awards of restricted stock or grants of stock options under any initial stock-based benefit plan may not exceed 4% and 10%, respectively, of the total shares sold in the offering, if these plans are adopted within 12 months after the completion of the conversion. We may reserve shares of common stock for stock awards and stock options in excess of these amounts, provided the stock-based benefit plan is adopted more than one year following the stock offering.

24

Assuming the market price of the common stock is $10.00 per share; the options are granted with an exercise price of $10.00 per share; the dividend yield on the stock is 0%; the expected option life is ten years; the risk free interest rate is 2.31% (based on the ten-year Treasury rate) and the volatility rate on the shares of common stock is 13.73% (based on an index of publicly traded thrift institutions), the estimated grant-date fair value of the options using a Black-Scholes option pricing analysis is $2.78 per option granted. Assuming this value is amortized over a five-year vesting period, the corresponding annual pre-tax expense associated with the stock options in the first year after the offering would be $118,000 at the adjusted maximum of the offering range. In addition, assuming that all shares of restricted stock are awarded at a price of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual pre-tax expense associated with restricted stock awarded under the stock-based benefit plan would be $169,000 at the adjusted maximum of the offering range in the first year after the offering. Moreover, if we grant shares of common stock or options in excess of these amounts, such grants would increase our costs further.

The fair value of the shares of restricted stock on the date granted under the stock-based benefit plan will be expensed by us over the vesting period of the shares. If the shares of restricted stock to be granted under the plan are repurchased in the open market (rather than issued directly from authorized but unissued shares by Eureka Homestead Bancorp) and cost the same as the purchase price in the stock offering, the reduction to stockholders’ equity due to the stock-based benefit plan would be between $544,000 at the minimum of the offering range and $846,000 at the adjusted maximum of the offering range. To the extent we repurchase shares of common stock in the open market to fund the grants of shares under the plan, and the price of such shares exceeds the offering price of $10.00 per share, the reduction to stockholders’ equity would exceed the range described above. Conversely, to the extent the price of such shares is below the offering price of $10.00 per share, the reduction to stockholders’ equity would be less than the range described above.

The implementation of a stock-based benefit plan will dilute your ownership interest.

We intend to adopt a stock-based benefit plan, which will allow participants to be awarded shares of common stock (at no cost to them) and/or options to purchase shares of our common stock, following the stock offering. If this stock-based benefit plan is funded from the issuance of authorized but unissued shares of common stock, stockholders would experience a reduction in ownership interest totaling 12.28%. Although the implementation of the stock-based benefit plan will be subject to stockholder approval, historically, the overwhelming majority of stock-based benefit plans adopted by savings institutions and their holding companies following mutual-to-stock conversions have been approved by stockholders.

We have not determined whether we will adopt a stock-based benefit plan more than one year following the stock offering. Stock-based benefit plans adopted more than one year following the stock offering may exceed regulatory restrictions on the size of stock-based benefit plans adopted within one year, which would increase our costs and the dilution to other shareholders.

If we adopt a stock-based benefit plan within one year following the completion of the stock offering, then we may grant shares of common stock or stock options under our stock-based benefit plan for up to 4% and 10%, respectively, of our total outstanding shares. The amount of stock awards and stock options available for grant under the stock-based benefit plan may exceed these amounts, provided the stock-based benefit plans are adopted more than one year following the stock offering. Although the implementation of the stock-based benefit plan will be subject to stockholder approval, the determination as to the timing of the implementation of such a plan will be at the discretion of our board of directors. Stock-based benefit plans that provide for awards in excess of these amounts would increase our costs beyond the amounts estimated in “ – Our stock-based benefit plans will increase our costs, which will reduce our income.” Stock-based benefit plans that provide for awards in excess of these amounts could also result in dilution to stockholders in excess of that described in “ – The implementation of stock-based benefit plans will dilute your ownership interest.”

25

We have entered into employment agreements with our executive officers, which may increase our compensation costs upon the occurrence of certain events or increase the cost of acquiring us.

We have entered into employment agreements with our Chief Executive Officer and our President and Chief Financial Officer. In the event of termination of employment other than for cause, or in the event of certain types of termination following a change in control, as set forth in the employment agreements, assuming each of the agreements has three years remaining, the agreements will provide for cash severance benefits that would cost us up to $1.05 million based on the executives’ current total compensation. The cost of these severance payments, as well as potential expense associated with our other compensation arrangements, would increase the cost of acquiring us. For additional information see “Management – Executive Compensation.”

We have broad discretion in using the proceeds of the stock offering. Our failure to effectively deploy the net proceeds of the offering may have an adverse effect on our financial performance and the value of our common stock.

We intend to invest between $6.2 million and $8.6 million of the net proceeds of the offering (or $9.9 million at the adjusted maximum of the offering range) in Eureka Homestead. We also expect to use a portion of the net proceeds we retain to fund a loan for the purchase of shares of common stock in the offering by the employee stock ownership plan. We may use the remaining net proceeds to invest in short-term and other investments, repurchase shares of common stock, pay dividends, or for other general corporate purposes. Eureka Homestead may use the remaining net proceeds it receives to fund new loans, enhance existing products and services, invest in securities, expand its banking franchise by establishing or acquiring a new branch or acquiring another financial institution as opportunities arise, or for other general corporate purposes. However, with the exception of the loan to the employee stock ownership plan, we have not allocated specific amounts of the net proceeds for any of these purposes, and we will have significant flexibility in determining the amount of the net proceeds we apply to different uses and the timing of such applications. Also, certain of these uses, such as opening new branches or acquiring other financial institutions, paying dividends and repurchasing common stock, may require the approval of the OCC or the Federal Reserve Board. We have not established a timetable for investing the net proceeds, and, accordingly, we may not invest the net proceeds at the time that is most beneficial to Eureka Homestead Bancorp, Eureka Homestead or the shareholders. For additional information see “How We Intend To Use The Proceeds From The Offering.”

26

Certain provisions of our articles of incorporation and bylaws, and state and federal law could prevent or impede the ability of stockholders to obtain representation on our board of directors, and may discourage hostile acquisitions of control of Eureka Homestead Bancorp, which could negatively affect our stock value.

Certain provisions in our articles of incorporation and bylaws may discourage attempts to acquire Eureka Homestead Bancorp, pursue a proxy contest for control of Eureka Homestead Bancorp, assume control of Eureka Homestead Bancorp by a holder of a large block of common stock, and remove Eureka Homestead Bancorp’s management, all of which shareholders might think are in their best interests. These provisions include:

•	restrictive requirements regarding eligibility for service on the board of directors, including a requirement that non-employee directors, other than our initial directors, maintain their primary residence for a period of at least one year immediately before his or her nomination or appointment to the Board of Directors within ten (10) miles of the main office of Eureka Homestead Bancorp or Eureka Homestead, a prohibition on service by persons who are or have been the subject of certain legal or regulatory proceedings, a prohibition on service by persons who are party to agreements that may affect their voting discretion, a prohibition on service by persons who have lost more than one campaign for election, and a prohibition on service by nominees or representatives (as defined in applicable Federal Reserve Board regulations) of another person who would not be eligible for service or of an entity the partners or controlling persons of which would not be eligible for service;

•	the election of directors to staggered terms of three years;

•	provisions requiring advance notice of shareholder proposals and director nominations;

•	a limitation on the right to vote more than 10% of the outstanding shares of common stock;

•	a prohibition on cumulative voting;

•	a requirement that the calling of a special meeting by shareholders requires the request of a majority of all votes entitled to be cast at the special meeting;

•	a requirement that directors may only be removed for cause and by the affirmative vote of two-thirds of the votes entitled to be cast;

•	the board of directors’ ability to cause Eureka Homestead Bancorp to issue preferred stock; and

•	the requirement of the vote of 80% of the votes entitled to be cast in order to amend certain provisions of the articles of incorporation, including those set forth above.

For further information, see “Restrictions on Acquisition of Eureka Homestead Bancorp – Eureka Homestead Bancorp’s Articles of Incorporation and Bylaws.”

27

Federal regulations prohibit, for three years following the completion of a mutual-to-stock conversion, the offer to acquire or the acquisition of more than 10% of any class of equity security of Eureka Homestead or Eureka Homestead Bancorp without the prior approval of the Federal Reserve Board. In addition, the business corporation law of Maryland, the State where Eureka Homestead Bancorp is incorporated, provides for certain restrictions on acquisition of Eureka Homestead Bancorp. See “Restrictions on Acquisitions of Eureka Homestead Bancorp – Maryland Corporate Law;” “ – Eureka Homestead Charter” and “ – Change in Control Regulations.”

Our stock value may be negatively affected by federal regulations that restrict takeovers.

For three years following the stock offering, OCC regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the OCC, or successor regulator. See “Restrictions on Acquisition of Eureka Homestead Bancorp” for a discussion of applicable OCC regulations regarding acquisitions. Certain prospective investors may choose to purchase shares of a company if they believe that the company will be acquired, thereby potentially increasing its stock value. Because federal regulations will restrict any such acquisition of us or Eureka Homestead for at least three years after the completion of the conversion, these regulations may negatively affect our stock value.

We are an emerging growth company within the meaning of the Securities Act, and if we decide to take advantage of certain exemptions from various reporting requirements applicable to emerging growth companies, our common stock could be less attractive to investors.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933 (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 ( the “JOBS Act”). We are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, reduced disclosure about our executive compensation and omission of compensation discussion and analysis, and an exemption from the requirement of holding a non-binding advisory vote on executive compensation. In addition, we will not be subject to certain requirements of Section 404 of the Sarbanes-Oxley Act of 2002, including the additional level of review of our internal control over financial reporting as may occur when outside auditors attest as to our internal control over financial reporting. As a result, our stockholders may not have access to certain information they may deem important. Taking advantage of any of these exemptions may adversely affect the value and trading price of our common stock.

28

We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three-year period.

We have elected to delay the adoption of new and revised accounting pronouncements, which means that our financial statements may not be comparable to those of other public companies.

As an “emerging growth company,” we have elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

We may take other actions to meet the minimum required sales of shares if we cannot find enough purchasers in the community.

If we are not able to reach the minimum of the offering range, we may do any of the following: increase the maximum purchase limitations and allow all maximum purchase subscribers to increase their orders to the new maximum purchase limitations; terminate the offering and promptly return all funds; set a new offering range and notify all subscribers of the opportunity to confirm, cancel or change their orders; or take such other actions as may be permitted, to the extent such permission is required, by the Federal Reserve Board.

Our management team has limited experience managing a public company, and regulatory compliance may divert its attention from the day-to-day management of our business.

Our management team has limited experience managing a publicly traded company or complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to a public company, which will be subject to significant regulatory oversight and reporting obligations under the federal securities laws. In particular, these new obligations will require substantial attention from our management team and may divert their attention away from the day-to-day management of our business, which could materially and adversely impact our business operations.

You may not receive dividends on our common stock.

Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. The declaration and payment of future cash dividends will be subject to, among other things, regulatory restrictions, our then current and projected consolidated operating results, financial condition, tax considerations, future growth plans, general economic conditions, and other factors our board of directors deems relevant. See “Our Policy Regarding Dividends,” “Regulation and Supervision − Federal Banking Regulation − Capital Requirements,” “Regulation and Supervision − Federal Banking Regulation − Capital Distributions” and “Regulation and Supervision − Holding Company Regulation.”

Eureka Homestead Bancorp will depend primarily upon the proceeds it retains from the offering as well as earnings of Eureka Homestead to provide funds to pay dividends on our common stock. The payment of dividends by Eureka Homestead also is subject to certain regulatory restrictions. Federal law generally prohibits a depository institution from making any capital distributions (including payment of a dividend) to its parent holding company if the depository institution would thereafter be or continue to be undercapitalized, and dividends by a depository institution are subject to additional limitations.

29

As a result, any payment of dividends in the future by Eureka Homestead Bancorp will depend, in large part, on Eureka Homestead’s ability to satisfy these regulatory restrictions and its earnings, capital requirements, financial condition and other factors.

The distribution of subscription rights could have adverse income tax consequences and the cost basis of the stock to purchasers with subscription rights could be less than the purchase price.

If the subscription rights granted to certain current or former depositors of Eureka Homestead are deemed to have an ascertainable value, receipt of such rights may be taxable in an amount equal to such value. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. Additionally, if the subscription rights were deemed to have an ascertainable value, it is possible that the cost basis of the stock to any purchaser who used subscription rights could be reduced by an amount equal to the value ascribed to the subscription rights. We have received an opinion of counsel, Luse Gorman, PC, that it is more likely than not that such rights have no value and that it is more likely than not that the basis of the common stock to its stockholders will be the purchase price thereof; however, such opinion is not binding on the Internal Revenue Service.

30

SELECTED FINANCIAL AND OTHER DATA
OF EUREKA HOMESTEAD

The following tables set forth selected historical financial and other data of Eureka Homestead for the periods and at the dates indicated. The information at and for the years ended December 31, 2018 and 2017 is derived in part from, and should be read together with, the audited financial statements and notes thereto of Eureka Homestead beginning at page F-1 of this prospectus. The following information is only a summary, and should be read in conjunction with our financial statements and notes beginning on page F-1 of this prospectus.

	At December 31,
	2018	2017
	(In thousands)
Selected Financial Condition Data:

Total assets	$98,070	$94,636
Cash and cash equivalents	3,090	713
Interest-earning deposits	750	947
Securities available for sale	5,781	6,146
Loans, net	81,072	79,328
FHLB stock	1,376	1,341
Premises and equipment, net	767	773
Cash surrender value of life insurance	3,950	3,856
Deposits	56,183	53,091
FHLB advances	26,030	26,017
Accrued expenses and other liabilities	2,171	2,282
Total equity	12,239	11,937

	For the Years Ended December 31,
	2018	2017
	(In thousands)
Selected Operations Data:

Interest income	$3,743	$3,295
Interest expense	1,654	1,290
Net interest income	2,089	2,005
Provision for loan losses	(11)	20
Net interest income after provision for loan losses	2,100	1,985
Noninterest income	505	515
Noninterest expense	2,256	2,261
Income before income tax expense	349	239
Income tax expense	54	264
Net income (loss)	$295	$(25)

31

	At or For the Years Ended December 31,
	2018	2017

Selected Financial Ratios and Other Data:

Performance Ratios:
Return (loss) on average assets	0.30%	(0.03)%
Return (loss) on average equity	2.42%	(0.20)%
Interest rate spread (1)	2.12%	2.24%
Net interest margin (2)	2.30%	2.40%
Efficiency ratio (3)	86.96%	89.71%
Non-interest expense to average total assets	2.30%	2.48%
Average interest-earning assets to average interest-bearing liabilities	109.92%	110.43%
Average equity to average total assets	12.39%	13.37%

Asset Quality Ratios:
Non-performing assets to total assets	―%	0.31%
Non-performing loans to total loans (4)	―%	0.29%
Allowance for loan losses to non-performing loans (4)	―%	366.68%
Allowance for loan losses to total loans	1.05%	1.08%

Capital Ratios:
Total capital to risk-weighted assets (bank only)	25.98%	25.64%
Common equity Tier 1 capital to risk-weighted assets (bank only)	24.72%	24.38%
Tier 1 capital to risk-weighted assets (bank only)	24.72%	24.38%
Tier 1 capital to adjusted total assets (bank only)	12.23%	12.80%

Other Data:
Number of full-service offices (5)	1	1
Full-time equivalent employees	15	15

(1)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the year.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the year.
(3)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(4)	There were no non-performing loans at December 31, 2018.
(5)	In addition to its main office, the Bank also has a loan production office in New Orleans, Louisiana.

32

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “assume,” “plan,” “seek,” “expect,” “will,” “may,” “should,” “indicate,” “would,” “believe,” “contemplate,” “continue,” “target” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this prospectus.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	our ability to manage our operations under the economic conditions in our market area;

•	adverse changes in the financial industry, securities, credit and national and local real estate markets (including real estate values);

•	significant increases in our loan losses, including as a result of our inability to resolve classified and non-performing assets or reduce risks associated with our loans, and management’s assumptions in determining the adequacy of the allowance for loan losses;

•	credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and in our allowance for loan losses and provision for loan losses;

•	the use of estimates in determining fair value of certain of our assets, which may prove to be incorrect and result in significant declines in valuations;

•	competition among depository and other financial institutions;

•	our success in increasing our one- to four-family residential real estate lending;

•	our ability to attract and maintain deposits and to grow our core deposits, and our success in introducing new financial products;

•	our ability to maintain our asset quality even as we continue to grow our loan portfolios;

•	our reliance in part on funding sources, including out-of-market jumbo deposits and borrowings, other than core deposits to support our operations;

33

•	changes in interest rates generally, including changes in the relative differences between short term and long term interest rates and in deposit interest rates, that may affect our net interest margin and funding sources;

•	fluctuations in the demand for loans;

•	changes in consumer spending, borrowing and savings habits;

•	declines in the yield on our assets resulting from the current low interest rate environment;

•	risks related to a high concentration of loans secured by real estate located in our market area;

•	the results of examinations by our regulators, including the possibility that our regulators may, among other things, require us to increase our allowance for loan losses, write down assets, change our regulatory capital position, limit our ability to borrow funds or maintain or increase deposits, or prohibit us from paying dividends, which could adversely affect our dividends and earnings;

•	changes in the level of government support of housing finance;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	changes in laws or government regulations or policies affecting financial institutions, including the Dodd-Frank Act and the JOBS Act, which could result in, among other things, increased deposit insurance premiums and assessments, capital requirements, regulatory fees and compliance costs, particularly the new capital regulations, and the resources we have available to address such changes;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

•	changes in our compensation and benefit plans, and our ability to retain key members of our senior management team and to address staffing needs in response to product demand or to implement our strategic plans;

•	loan delinquencies and changes in the underlying cash flows of our borrowers;

•	our ability to control costs and expenses, particularly those associated with operating as a publicly traded company;

•	the failure or security breaches of computer systems on which we depend;

•	the ability of key third-party service providers to perform their obligations to us;

•	changes in the financial condition or future prospects of issuers of securities that we own; and

•	other economic, competitive, governmental, regulatory and operational factors affecting our operations, pricing, products and services described elsewhere in this prospectus.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see “Risk Factors” beginning on page 15.

34

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $12.3 million and $17.1 million, or $19.9 million if the offering range is increased by 15%.

We intend to distribute the net proceeds as follows:

	Based Upon the Sale at $10.00 Per Share of
	1,360,000 shares		1,600,000 shares		1,840,000 shares		2,116,000 shares (1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)

Offering proceeds	$13,600		$16,000		$18,400		$21,160
Less offering expenses	(1,270)		(1,270)		(1,270)		(1,270)
Net offering proceeds (2)	$12,330	100.0%	$14,730	100.0%	$17,130	100.0%	$19,890	100.0%

Distribution of net proceeds:
To Eureka Homestead	$6,165	50.0%	$7,365	50.0%	$8,565	50.0%	$9,945	50.0%
To fund loan to employee stock ownership plan	$1,088	8.8%	$1,280	8.7%	$1,472	8.6%	$1,693	8.5%
Retained by Eureka Homestead Bancorp	$5,077	41.2%	$6,085	41.3%	$7,093	41.4%	$8,252	41.5%

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Assumes that all shares of common stock are sold in the subscription and community offerings.

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Eureka Homestead’s deposits. The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription and community offerings.

Eureka Homestead Bancorp intends to fund a loan to the employee stock ownership plan to purchase shares of common stock in the stock offering. Eureka Homestead Bancorp may also use the proceeds it retains from the offering:

•	to invest in short-term and other securities consistent with our investment policy;

•	to pay cash dividends to our stockholders;

•	to repurchase shares of our common stock subject to compliance with applicable regulatory requirements; and

•	for other general corporate purposes.

With the exception of the funding of the loan to the employee stock ownership plan, Eureka Homestead Bancorp has not quantified its plans for use of the offering proceeds for each of the foregoing purposes. Initially, we intend to invest a substantial portion of the net proceeds in investment grade securities, including securities issued by U.S. Government agencies and mortgage-backed securities issued by U.S. Government agencies and U.S. Government-sponsored enterprises.

35

See “Our Dividend Policy” for a discussion of our expected dividend policy following the completion of the conversion. Under applicable federal regulations, we may not repurchase shares of our common stock during the first year following the completion of the conversion, except when extraordinary circumstances exist and with prior regulatory approval, or except to fund management recognition plans (which would require notification to the Federal Reserve Board) or tax-qualified employee stock benefit plans.

Eureka Homestead will receive a capital contribution equal to at least 50% of the net proceeds of the offering. Based on this formula, we anticipate that Eureka Homestead Bancorp will invest $6.2 million, $7.4 million, $8.6 million and $9.9 million, respectively, of the net proceeds at the minimum, midpoint, maximum and adjusted maximum of the offering in Eureka Homestead.

Eureka Homestead may use the net proceeds it receives from the stock offering:

•	to fund new loans, including one- to four-family residential real estate loans, including non-owner-occupied loans, construction loans and home equity loans;

•	to enhance existing products and services and to support the development of new products and services;

•	to invest in securities issued by U.S. Government agencies and mortgage-backed securities issued by U.S. Government agencies and U.S. Government-sponsored enterprises, municipal securities and other securities in accordance with our investment policy;

•	replace certain non-core funding sources as they mature; and

•	for other general corporate purposes.

Eureka Homestead has not quantified its plans for use of the offering proceeds for each of the foregoing purposes. Initially, a substantial portion of the net proceeds will be invested in securities issued by U.S. Government agencies and mortgage-backed securities issued by U.S. Government agencies and U.S. Government-sponsored enterprises. The use of the proceeds outlined above may change based on many factors, including, but not limited to, changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of opportunities to expand our operations through establishing or acquiring new branches, our ability to receive regulatory approval for any such expansion activities, and overall market conditions.

We expect our return on equity to decrease, until we are able to reinvest effectively the additional capital raised in the stock offering. See “Risk Factors – Risks Related to the Offering – We have broad discretion in using the proceeds of the stock offering. Our failure to effectively deploy the net proceeds of the offering may have an adverse effect on our financial performance and the value of our common stock.”

OUR DIVIDEND POLICY

Following completion of the stock offering, our board of directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the payment of dividends. In determining whether to pay a cash dividend and the amount of such cash dividend, the board of directors is expected to take into account a number of factors, including capital requirements, our financial condition and results of operations, other uses of funds for the long-term value of stockholders, tax considerations, statutory and regulatory limitations and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in the future. Special cash dividends, stock dividends or returns of capital, to the extent permitted by regulations and policies of the Federal Reserve Board and the Office of the Comptroller of the Currency, may be paid in addition to, or in lieu of, regular cash dividends.

36

We expect to file a consolidated federal tax return with Eureka Homestead. Accordingly, it is anticipated that any cash distributions that we make to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes. Additionally, pursuant to regulations of the Federal Reserve Board, during the three-year period following the stock offering, we will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

Pursuant to our articles of incorporation, we are authorized to issue preferred stock. If we issue preferred stock, the holders thereof may have a priority over the holders of our shares of common stock with respect to the payment of dividends. For a further discussion concerning the payment of dividends on our shares of common stock, see “Description of Capital Stock of Eureka Homestead Bancorp – Common Stock.” Dividends we can declare and pay will depend, in part, upon receipt of dividends from Eureka Homestead, because initially we will have no source of income other than dividends from Eureka Homestead and earnings from the investment of the net proceeds from the sale of shares of common stock retained by Eureka Homestead Bancorp and interest payments received in connection with the loan to the employee stock ownership plan. Regulations of the OCC impose limitations on “capital distributions” by savings institutions. See “Regulation and Supervision – Federal Banking Regulation – Capital Distributions.”

Any payment of dividends by Eureka Homestead to us that would be deemed to be drawn out of Eureka Homestead’s bad debt reserves, if any, would require a payment of taxes at the then-current tax rate by Eureka Homestead on the amount of earnings deemed to be removed from the reserves for such distribution. Eureka Homestead does not intend to make any distribution to us that would create such a federal tax liability. See “Taxation.”

MARKET FOR THE COMMON STOCK

Eureka Homestead Bancorp is a newly formed company and has never issued capital stock. Eureka Homestead, as a mutual institution, has never issued capital stock. Eureka Homestead Bancorp expects that that its common stock will be quoted on the OTC Pink Marketplace (OTCPK) operated by OTC Markets Group. At the time of consummation of the conversion, if we meet the Nasdaq listing requirements, we will use our best efforts to seek approval to list our common stock on the Nasdaq Capital Market, provided however, it is not known whether we will meet all of the Nasdaq listing requirements with respect to public “float” and number of round lot holders. FIG Partners, LLC has advised us that it intends to make a market in our common stock following the conversion and stock offering, but it is under no obligation to do so.

The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Furthermore, we cannot assure you that, if you purchase shares of common stock, you will be able to sell them at or above $10.00 per share. Purchasers of common stock in this stock offering should have long-term investment intent and should recognize that there will be a limited trading market in the common stock. This may make it difficult to sell the common stock after the stock offering and may have an adverse impact on the price at which the common stock can be sold.

37

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At December 31, 2018, Eureka Homestead exceeded all of the applicable regulatory capital requirements and was considered “well capitalized.” The table below sets forth the historical equity capital and regulatory capital of Eureka Homestead at December 31, 2018 and the pro forma equity capital and regulatory capital of Eureka Homestead after giving effect to the sale of shares of common stock at $10.00 per share. The table assumes the receipt by Eureka Homestead of $6.2 million, $7.4 million, $8.6 million and $9.9 million, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range. See “How We Intend to Use the Proceeds from the Offering.”

			Pro Forma at December 31, 2018 Based Upon the Sale in the Offering of (1)
	Eureka Homestead Historical at December 31, 2018		1,360,000 shares		1,600,000 shares		1,840,000 shares		2,116,000 shares (2)
	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)
	(Dollars in thousands)

Equity	$12,239	12.5%	$16,772	16.1%	$17,684	16.8%	$18,596	17.4%	$19,645	18.2%

Tier 1 leverage capital	$12,335	12.2%	$16,868	15.8%	$17,780	16.4%	$18,692	17.1%	$19,741	17.8%
Tier 1 leverage capital requirement	5,044	5.0	5,353	5.0	5,413	5.0	5,473	5.0	5,542	5.0
Excess	$7,291	7.2%	$11,516	10.8%	$12,368	11.4%	$13,220	12.1%	$14,199	12.8%

Tier 1 risk-based capital (4)	$12,335	24.7%	$16,868	33.0%	$17,780	34.6%	$18,692	36.2%	$19,741	38.0%
Risk-based requirement	3,992	8.0	4,090	8.0	4,110	8.0	4,129	8.0	4,151	8.0
Excess	$8,343	16.7%	$12,778	25.0%	$13,670	26.6%	$14,563	28.2%	$15,590	30.0%

Total risk-based capital (4)	$12,961	26.0%	$17,494	34.2%	$18,406	35.8%	$19,318	37.4%	$20,367	39.3%
Risk-based requirement	4,990	10.0	5,113	10.0	5,137	10.0	5,161	10.0	5,189	10.0
Excess	$7,971	16.0%	$12,381	24.2%	$13,269	25.8%	$14,157	27.4%	$15,178	29.3%

Common equity Tier 1 risk-based capital (4)	$12,335	24.7%	$16,868	33.0%	$17,780	34.6%	$18,692	36.2%	$19,741	38.0%
Risk-based requirement	3,243	6.5	3,323	6.5	3,339	6.5	3,355	6.5	3,373	6.5
Excess	$9,092	18.2%	$13,545	26.5%	$14,441	28.1%	$15,337	29.7%	$16,368	31.5%
Reconciliation of capital infused into Eureka Homestead:
Proceeds to Eureka Homestead			$6,165		$7,365		$8,565		$9,945
Less: Common stock acquired by employee stock ownership plan			(1,088)		(1,280)		(1,472)		(1,693)
Less: Common stock acquired by stock-based incentive plan			(544)		(640)		(736)		(846)
Pro forma increase			$4,533		$5,445		$6,357		$7,406

(1)	Pro forma capital levels assume that the employee stock ownership plan purchases 8% of the shares of common stock sold in the stock offering with funds we lend and that our stock-based equity plan purchases 4% of the shares sold in the offering for restricted stock awards. Pro forma capital calculated under generally accepted accounting principles (“GAAP”) and regulatory capital have been reduced by the amount required to fund these plans. See “Management” for a discussion of the employee stock ownership plan.
(2)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(3)	Tier 1 leverage capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(4)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

38

CAPITALIZATION

The following table presents the historical consolidated capitalization of Eureka Homestead at December 31, 2018 and the pro forma consolidated capitalization of Eureka Homestead Bancorp after giving effect to the conversion and offering, based upon the assumptions set forth in the “Pro Forma Data” section.

		Pro Forma at December 31, 2018 Based upon the Sale in the Offering at $10.00 per Share of
	Eureka Homestead at December 31, 2018	1,360,000 Shares	1,600,000 Shares	1,840,000 Shares	2,116,000 Shares (1)
	(Dollars in thousands, except per share amounts)

Deposits (2)	$56,183	$56,183	$56,183	$56,183	$56,183
Borrowings	26,030	26,030	26,030	26,030	26,030
Total deposits and borrowings	$82,213	$82,213	$82,213	$82,213	$82,213

Stockholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized (post-conversion)	$—	$—	$—	$—	$—
Common stock, $0.01 par value, 9,000,000 shares authorized (post-conversion); shares to be issued as reflected (3)	—	14	16	18	21
Additional paid-in capital (4)	—	12,316	14,714	17,112	19,869
Retained earnings (5)	12,335	12,335	12,335	12,335	12,335
Accumulated other comprehensive loss	(96)	(96)	(96)	(96)	(96)

Less:
Common stock held by employee stock ownership plan (6)	—	(1,088)	(1,280)	(1,472)	(1,693)
Common stock to be acquired by stock-based benefit plan (7)	—	(544)	(640)	(736)	(846)
Total stockholders’ equity	$12,239	$22,937	$25,049	$27,161	$29,590

Pro forma shares outstanding		1,360,000	1,600,000	1,840,000	2,116,000

Total stockholders’ equity as a percentage of total assets (2)	12.48%	21.09%	22.59%	24.04%	25.64%
Tangible equity as a percentage of tangible assets (2)	12.48%	21.09%	22.59%	24.04%	25.64%

(1)	As adjusted to give effect to an increase in the number of shares of common stock that could occur due to a 15% increase in the offering range to reflect demand for shares or changes in market conditions following the commencement of the subscription and community offerings.
(2)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the conversion and offering. These withdrawals would reduce pro forma deposits and assets by the amount of the withdrawals.
(3)	No effect has been given to the issuance of additional shares of Eureka Homestead Bancorp common stock pursuant to the exercise of options under a stock-based benefit plan. If the plan is implemented within the first year after the closing of the offering, an amount up to 10% of the shares of Eureka Homestead Bancorp common stock sold in the offering will be reserved for issuance upon the exercise of options under the plan.
(4)	On a pro forma basis, common stock and additional paid-in capital have been revised to reflect the number of shares of Eureka Homestead Bancorp common stock to be outstanding.
(5)	The retained earnings of Eureka Homestead will be substantially restricted after the conversion. See “The Conversion and Offering – Liquidation Rights” and “Regulation and Supervision.”
(6)	Assumes that 8% of the shares sold in the offering will be acquired by the employee stock ownership plan financed by a loan from Eureka Homestead Bancorp. The loan will be repaid principally from Eureka Homestead’s contributions to the employee stock ownership plan. Since Eureka Homestead Bancorp will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no liability will be reflected on Eureka Homestead Bancorp’s consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.
(7)	Assumes a number of shares of common stock equal to 4% of the shares of common stock to be sold in the offering will be purchased for grant by a stock-based benefit plan in open market purchases by Eureka Homestead Bancorp. The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering. As Eureka Homestead Bancorp accrues compensation expense to reflect the vesting of shares pursuant to the stock-based benefit plan, the credit to equity will be offset by a charge to noninterest expense. Implementation of the stock-based benefit plans will require stockholder approval.

39

PRO FORMA DATA

The following tables summarize historical data of Eureka Homestead and pro forma data of Eureka Homestead Bancorp at and for the year ended December 31, 2018. This information is based on assumptions set forth below and in the table, and should not be used as a basis for projections of market value of the shares of common stock following the conversion and offering.

The net proceeds in the tables are based upon the following assumptions:

•	all shares of common stock will be sold in the subscription offering;

•	our employee stock ownership plan will purchase 8% of the shares of common stock sold in the stock offering with a loan from Eureka Homestead Bancorp. The loan will be repaid in substantially equal payments of principal and interest (at the prime interest rate, adjusted annually) over a period of 25 years; and

•	expenses of the stock offering, including fees and expenses to be paid to FIG Partners, LLC, will be $1.27 million.

Pro forma earnings on net proceeds have been calculated assuming the stock has been sold at the beginning of the period and the net proceeds have been invested at a yield of 2.43% for the year ended December 31, 2018. This represents the five-year U.S. Treasury Note rate as of December 31, 2018, which, in light of current market interest rates, we consider to more accurately reflect the pro forma reinvestment rate than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate generally required by regulations of the OCC. The pro forma after-tax yield on the net proceeds from the offering is assumed to be 1.92% for the year ended December 31, 2018, based on an effective tax rate of 21%.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock. We adjusted the earnings figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts for each period as if the shares of common stock were outstanding at the beginning of each period, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma tables give effect to the implementation of a stock-based benefit plan. Subject to the receipt of stockholder approval, we have assumed that the stock-based benefit plan will acquire for restricted stock awards a number of shares of common stock equal to 4% of our outstanding shares of common stock at the same price for which they were sold in the stock offering. We assume that shares of common stock are granted under the plan in awards that vest over a five-year period.

We have also assumed that the stock-based benefit plan will grant options to acquire shares of common stock equal to 10% of our outstanding shares of common stock. In preparing the tables below, we assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $2.78 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model assumed an estimated volatility rate of 13.73% for the shares of common stock, a dividend yield of 0%, an expected option life of 10 years and a risk-free interest rate of 2.31%. Finally, we assumed that 25% of the stock options were non-qualified options granted to directors, resulting in a tax benefit (at an assumed tax rate of 21%) for a deduction equal to the grant date fair value of the options.

40

We may reserve shares for the exercise of stock options and the grant of stock awards under a stock-based benefit plan in excess of 10% and 4%, respectively, of our total outstanding shares if the stock-based benefit plan is adopted more than one year following the stock offering. In addition, we may grant options and award shares that vest more rapidly than over a five-year period if the stock-based benefit plan is adopted more than one year following the stock offering.

As discussed under “How We Intend to Use the Proceeds from the Offering,” we intend to contribute at the minimum, midpoint, maximum and adjusted maximum of the offering range approximately $6.2 million, $7.4 million, $8.6 million and $9.9 million, respectively, of the net proceeds from the stock offering to Eureka Homestead, and we will retain the remainder of the net proceeds from the stock offering. We will use portions of the proceeds we retain for the purpose of making a loan to the employee stock ownership plan and retain the rest of the proceeds for future use.

The pro forma table does not give effect to: (i) withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the stock offering; (ii) our results of operations after the stock offering; or (iii) changes in the market price of the shares of common stock after the stock offering.

The following pro forma information may not represent the financial effects of the stock offering at the date on which the stock offering actually occurs and you should not use the table to indicate future results of operations. Pro forma stockholders’ equity represents the difference between the stated amount of our assets and liabilities, computed in accordance with GAAP. We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Pro forma stockholders’ equity does not give effect to the impact of intangible assets, bad debt reserve or the liquidation account we will establish in the conversion in the unlikely event we are liquidated.

41

At or for the year ended December 31, 2018 Based upon the Sale at $10.00 Per Share of
1,360,000 Shares	1,600,000 Shares	1,840,000 Shares	2,116,000 Shares (1)
(Dollars in thousands, except per share amounts)

Gross proceeds of offering	$13,600	$16,000	$18,400	$21,160
Less: Expenses	(1,270)	(1,270)	(1,270)	(1,270)
Estimated net proceeds	12,330	14,730	17,130	19,890
Less: Common stock acquired by ESOP (2)	(1,088)	(1,280)	(1,472)	(1,693)
Less: Common stock acquired by stock-based benefit plans (3)(4)	(544)	(640)	(736)	(846)
Estimated net proceeds	$10,698	$12,810	$14,922	$17,351

For the year ended December 31, 2018
Consolidated net income:
Historical	$295	$295	$295	$295
Pro forma adjustments:
Income on adjusted net proceeds	205	246	287	333
Employee stock ownership plan (2)	(34)	(40)	(47)	(53)
Stock awards (3)	(86)	(101)	(116)	(134)
Stock options (4)	(72)	(84)	(97)	(111)
Pro forma net income (loss)	$308	$316	$322	$330

Income per share:
Historical	$0.23	$0.20	$0.17	$0.15
Pro forma adjustments:
Income on adjusted net proceeds	0.16	0.17	0.17	0.17
Employee stock ownership plan (2)	(0.03)	(0.03)	(0.03)	(0.03)
Stock awards (3)	(0.07)	(0.07)	(0.07)	(0.07)
Stock options (4)	(0.06)	(0.06)	(0.06)	(0.06)
Pro forma earnings (loss) per share	$0.23	$0.21	$0.18	$(0.16)

Offering price to pro forma net earnings per share	43.48	x	47.62	x	55.56	x	62.50	x
Number of shares used in earnings per share calculations	1,255,552	1,477,120	1,698,688	1,953,491

At December 31, 2018
Stockholders’ equity:
Historical	$12,239	$12,239	$12,239	$12,239
Estimated net proceeds	12,330	14,730	17,130	19,890
Less: Common stock acquired by ESOP (2)	(1,088)	(1,280)	(1,472)	(1,693)
Less: Common stock acquired by stock-based benefit plans (3)(4)	(544)	(640)	(736)	(846)
Pro forma stockholders’ equity (5)	$22,937	$25,049	$27,161	$29,590

Stockholders’ equity per share:
Historical	$9.00	$7.65	$6.65	$5.78
Estimated net proceeds	9.07	9.21	9.31	9.40
Less: Common stock acquired by ESOP (2)	(0.80)	(0.80)	(0.80)	(0.80)
Less: Common stock acquired by stock-based benefit plans (3)(4)	(0.40)	(0.40)	(0.40)	(0.40)
Pro forma stockholders’ equity per share (5)	$16.87	$15.66	$14.76	$13.98

Pro forma price to book value	59.28%	63.86%	67.75%	71.53%
Number of shares outstanding for pro forma book value per share calculations	1,360,000	1,600,000	1,840,000	2,116,000

(Footnotes begin on following page)

42

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Assumes that 8% of shares of common stock sold in the offering will be purchased by the employee stock ownership plan (“ESOP”). For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the ESOP from Eureka Homestead Bancorp. Eureka Homestead intends to make annual contributions to the ESOP in an amount at least equal to the required principal and interest payments on the debt. Eureka Homestead’s total annual payments on the employee stock ownership plan debt are based upon 25 equal annual installments of principal and interest. Financial Accounting Standards Board Accounting Standards Codification 718-40, “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”) requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the ESOP shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Eureka Homestead, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective tax rate of 21%. The unallocated ESOP shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the ESOP. The pro forma net income further assumes that 4,352, 5,120, 5,888 and 6,771 shares were committed to be released during the year ended December 31, 2018, respectively, at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with ASC 718-40, only the ESOP shares committed to be released during the period were considered outstanding for purposes of income per share calculations.
(3)	If approved by Eureka Homestead Bancorp’s stockholders, a stock-based benefit plan may purchase an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion or a lesser number if Eureka Homestead has a tier 1 leverage ratio of less than 10.00% within one year of the completion of the conversion). Stockholder approval of the stock-based benefit plan, and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from Eureka Homestead Bancorp or through open market purchases. The funds to be used by the stock-based benefit plans to purchase the shares will be provided by Eureka Homestead Bancorp. The table assumes that (i) the stock-based benefit plan acquires the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the stock-based benefit plan is amortized as an expense during the year, and (iii) the stock-based benefit plan expense reflects an effective tax rate of 21%. Assuming stockholder approval of the stock-based benefit plan and that shares of common stock equal to 4% of the shares sold in the offering are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 3.85%.
(4)	If approved by Eureka Homestead Bancorp’s stockholders, a stock-based benefit plan may grant options to acquire an aggregate number of shares of common stock equal to 10% of the shares to be sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock-based benefit plan may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock options to be granted under a stock-based benefit plan, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $2.78 for each option, and the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options. The actual expense of the stock options to be granted under the stock-based benefit plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plan will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock-based benefit plans is obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. Assuming stockholder approval of the stock-based benefit plan and that shares of common stock used to fund stock options (equal to 10% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 9.09%.
(5)	The retained earnings of Eureka Homestead will be substantially restricted after the conversion. See “Our Dividend Policy,” “The Conversion and Offering – Liquidation Rights” and “Regulation and Supervision.” The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

43

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion and analysis reflects our financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived from the audited financial statements, which appear beginning on page F-1 of this prospectus. You should read the information in this section in conjunction with the business and financial information regarding Eureka Homestead Bancorp provided in this prospectus.

Overview

Our business consists primarily of taking deposits and securing borrowings and investing those funds, together with funds generated from operations, in one- to four-family residential real estate loans, including non-owner-occupied properties, construction loans for owner-occupied, one- to four-family residential real estate and home equity loans. To a lesser extent, we also originate multifamily, commercial real estate and consumer loans. At December 31, 2018, $75.2 million, or 93.2% of our total loan portfolio, was comprised of one- to four-family residential real estate loans, $11.2 million of which were non-owner-occupied loans, $1.0 million of which of which were construction loans and $1.6 million of which were home equity loans.

The significant majority of loans we originate are conforming one- to four-family residential real estate loans, and in the low interest rate environment in recent years, almost all of these loans have been long-term, fixed rate loans. In order to address our interest rate risk, in recent years we have sold a significant portion of these conforming, fixed-rate, long-term loans on an industry-standard, servicing-released basis.

We offer a variety of deposit accounts, including savings accounts (passbook and money market) and certificates of deposit. We utilize advances from the FHLB for funding and asset/liability management purposes. At December 31, 2018, we had $26.0 million in advances outstanding with the FHLB.

We do not offer checking accounts which may impact our ability to attract and grow core deposits. We have always been dependent, in part, on retail certificates of deposit as a funding source for our loans, and in recent years we have accepted jumbo certificates of deposit through an online service, as well as municipal certificates of deposit. We have used these non-retail funding sources, as well as advances from the FHLB, to fund our loan growth. Pursuant to our business strategy, we are seeking to increase our core deposits, which we consider our savings and money market accounts and our retail certificates of deposit, by more aggressively marketing and pricing our deposit products.

For the year ended December 31, 2018 we had net income of $295,000 compared to a net loss of ($25,000) for the year ended December 31, 2017. The increase in net income from resulted primarily from an increase in interest income, decreases in provision for loan losses and income tax expense when comparing 2018 and 2017.

Eureka Homestead is subject to comprehensive regulation and examination by its primary federal regulator, the Office of the Comptroller of the Currency (“OCC”).

44

Our executive and administrative office is located at 1922 Veterans Memorial Boulevard, Metairie, Louisiana 70005, and our telephone number at this address is (504) 834-0242. Our website address is www.eurekahomestead.com. Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.

Business Strategy

Our principal objective is to build long-term value for our stockholders by operating a profitable community-oriented financial institution dedicated to meeting the banking needs of our customers by emphasizing personalized and efficient customer service. Highlights of our current business strategy include:

•	Continuing to focus on one- to four-family residential real estate lending, including our practice of originating for retention in our portfolio, non-owner-occupied loans. We have been, and will continue to be, primarily a one- to four-family residential real estate lender for borrowers in our market area. As of December 31, 2018, $75.2 million, or 93.2% of our total loan portfolio, consisted of one- to four-family residential real estate loans, including $11.2 million, or 13.9% of our total loan portfolio, of non-owner-occupied loans. We expect that one- to four-family residential real estate lending will remain our primary lending activity.

•	Maintaining our strong asset quality through conservative loan underwriting. We intend to maintain strict, quality-oriented loan underwriting and credit monitoring processes. At December 31, 2018, we had no nonperforming assets, down from $298,000, or 0.30% of total assets, at December 31, 2017.

•	Attracting and retaining customers in our market area and increasing our “core” deposits consisting of savings accounts and retail certificates of deposit. We intend to increase the emphasis of our savings and money market accounts and retail certificates of deposits by more aggressively marketing and pricing these products, thereby decreasing our dependence on non-retail certificates of deposit.

•	Remaining a community-oriented institution and relying on high quality service to maintain and build a loyal local customer base. We were established in 1884 and have been operating continuously in the New Orleans metropolitan area since that time. Through the goodwill we have developed over years of providing timely, efficient banking services, we believe that we have been able to attract a solid base of local retail customers on which we hope to continue to build our banking business.

These strategies are intended to guide our investment of the net proceeds of the offering. We intend to continue to pursue our business strategy after the conversion and the offering, subject to changes necessitated by future market conditions, regulatory restrictions and other factors.

Anticipated Increase in Noninterest Expense

Following the completion of the conversion, our noninterest expense is expected to increase because of the increased costs associated with operating as a public company, including the expected hiring of additional accounting personnel, and the increased compensation expenses associated with the purchase of shares of common stock by our employee stock ownership plan and the possible implementation of a stock-based benefit plan, if approved by our stockholders, no earlier than six months after the completion of the conversion. For further information, see “Summary – Benefits to Management and Potential Dilution to Stockholders Resulting from the Conversion;” “Risk Factors – Risks Related to the Offering – Our stock-based benefit plan will increase our costs, which will reduce our income;” and “Management – Benefit Plans and Agreements.”

45

Critical Accounting Policies

The discussion and analysis of the financial condition and results of operations are based on our financial statements, which are prepared in conformity with generally accepted accounting principles used in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of income and expenses. We consider the accounting policies discussed below to be critical accounting policies. The estimates and assumptions that we use are based on historical experience and various other factors and are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions, resulting in a change that could have a material impact on the carrying value of our assets and liabilities and our results of operations.

The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company” we may delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. We intend to take advantage of the benefits of this extended transition period. Accordingly, our financial statements may not be comparable to companies that comply with such new or revised accounting standards.

The following represent our critical accounting policies:

Allowance for Loan Losses. The allowance for loan losses is the estimated amount considered necessary to cover inherent, but unconfirmed, credit losses in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses which is charged against income. In determining the allowance for loan losses, management makes significant estimates and has identified this policy as one of our most critical accounting policies.

Management performs a quarterly evaluation of the allowance for loan losses. Consideration is given to a variety of factors in establishing this estimate including, but not limited to, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower, results of internal loan reviews and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change.

The analysis has two components, specific and general allowances. The specific allowance is for unconfirmed losses related to loans that are determined to be impaired. Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral, adjusted for market conditions and selling expenses. If the fair value of the loan is less than the loan’s carrying value, a charge is recorded for the difference. The general allowance, which is for loans reviewed collectively, is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history. We also analyze historical loss experience, delinquency trends, general economic conditions and geographic and industry concentrations. This analysis establishes historical loss percentages and qualitative factors that are applied to the loan groups to determine the amount of the allowance for loan losses necessary for loans that are reviewed collectively. The qualitative component is critical in determining the allowance for loan losses as certain trends may indicate the need for changes to the allowance for loan losses based on factors beyond the historical loss history. Not incorporating a qualitative component could misstate the allowance for loan losses. Actual loan losses may be significantly more than the allowances we have established which could result in a material negative effect on our financial results.

46

Fair Value Measurements. The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. We estimate the fair value of a financial instrument and any related asset impairment using a variety of valuation methods. Where financial instruments are actively traded and have quoted market prices, quoted market prices are used for fair value. When the financial instruments are not actively traded, other observable market inputs, such as quoted prices of securities with similar characteristics, may be used, if available, to determine fair value. When observable market prices do not exist, we estimate fair value. These estimates are subjective in nature and imprecision in estimating these factors can impact the amount of gain or loss recorded. A more detailed description of the fair values measured at each level of the fair value hierarchy and the methodology utilized by the Bank can be found in Note 17 of the Financial Statements “–Fair Values of Financial Investments.”

Comparison of Financial Condition at December 31, 2018 and December 31, 2017

Total Assets. Total assets increased $3.4 million, or 3.6%, to $98.1 million at December 31, 2018 from $94.6 million at December 31, 2017. The increase resulted primarily from increases in cash and cash equivalents of $2.4 million and net loans of $1.7 million, offset in part by decreases of $197,000 in interest-earning deposits and a decrease of $365,000 in investment securities available-for-sale.

Cash and Cash Equivalents. Cash and cash equivalents increased $2.4 million, or 333.4%, to $3.1 million at December 31, 2018 from $713,000 at December 31, 2017. The increase was due to a strategy to increase on-hand liquidity pursuant to our asset liability analysis.

Net Loans.  Net loans increased $1.7 million, or 2.2%, to $81.1 million at December 31, 2018 from $79.3 million at December 31, 2017. During the year ended December 31, 2018, one- to four-family residential real estate loans increased $1.0 million, or 1.4%, to $75.2 million from $74.2 million at December 31, 2017, multifamily loans increased $1.4 million, or 52.4%, to $4.1 million from $2.7 million at December 31, 2017, commercial real estate loans decreased $491,000, or 29.5%, to $1.2 million from $1.7 million at December 31, 2017 and consumer loans decreased $277,000, or 56.8%, to $211,000 from $488,000 at December 31, 2017. Increases in our loan balances reflect our strategy to grow our portfolio by investing in the communities we serve.

Securities available-for-sale.  Investment securities available-for-sale, consisting of government-sponsored mortgage-backed securities and SBA 7a Pools backed by equipment loans, decreased $365,000, or 5.9%, to $5.8 million at December 31, 2018 from $6.1 million at December 31, 2017 as a result of proceeds from sales and principal repayments of $2.3 million exceeding securities purchases of $2.0 million during the year.

Bank-Owned Life Insurance. At December 31, 2018, our investment in bank owned life insurance was $4.0 million, an increase of $94,000, or 2.4%, from $3.9 million at December 31, 2017. We invest in bank-owned life insurance to provide us with a funding offset for our benefit plan obligations. Bank-owned life insurance also generally provides us noninterest income that is non-taxable. Federal regulations generally limit our investment in bank-owned life insurance to 25% of our Tier 1 capital plus our allowance for loan losses, and we have not made any additional purchases of bank-owned life insurance since 2015.

47

Deposits.  Deposits increased $3.1 million, or 5.8%, to $56.2 million at December 31, 2018 from $53.1 million at December 31, 2017. Savings accounts and money market accounts decreased $516,000, or 13.9%, to $3.2 million at December 31, 2018 from $3.7 million at December 31, 2017. Certificates of deposit increased $3.6 million, or 7.3%, to $53.0 million at December 31, 2018 from $49.4 million at December 31, 2017. The increase in certificates of deposit resulted primarily from increases in certificates of deposits derived from an online service, and from municipal certificates of deposit. We have utilized these non-retail funding sources to fund our loan origination and growth.

Borrowings. Borrowings, consisting entirely of Federal Home Loan Bank advances, were unchanged at $26.0 million at both December 31, 2018 and 2017, respectively.

Total Equity.  Total equity increased $302,000, or 2.5%, to $12.2 million at December 31, 2018 from $11.9 million at December 31, 2017. The increase resulted primarily from net income of $295,000 during the year ended December 31, 2018.

Comparison of Operating Results for the Years Ended December 31, 2018 and December 31, 2017

General.  We had net income of $295,000 for the year ended December 31, 2018, compared to a net loss of ($25,000) for the year ended December 31, 2017, an increase of $320,000. The increase in net income resulted from an increase in net interest income of $84,000, a decrease in provision for loan losses of $31,000 and decreases in noninterest expense of $5,000 and income tax expense of $210,000, offset, in part, by a decrease of $10,000 in noninterest income.

Interest Income.  Interest income increased $449,000, or 13.6%, to $3.7 million for the year ended December 31, 2018 from $3.3 million for the year ended December 31, 2017. This increase was primarily attributable to a $416,000 increase in interest on loans receivable and a $33,000 increase in interest on other interest-earning assets. The average balance of loans increased $7.3 million, or 9.9%, to $81.0 million for the year ended December 31, 2018 from $73.7 million for the year ended December 31, 2017, and the average yield on loans increased 13 basis points to 4.39% during 2018 from 4.26% during 2017. The average balance of investment securities decreased $812,000, or 11.7%, to $6.1 million for the year ended December 31, 2018 from $6.9 million for the year ended December 21, 2017, while the average yield on investment securities increased 22 basis points to 1.94% for 2018 from 1.72% for 2017. The average balance of other interest-earning assets increased $656,000, or 21.0%, to $3.8 million for the year ended December 31, 2018 from $3.1 million for the year ended December 31, 2017, and the average yield on other interest-earning assets increased 67 basis points to 1.84% for 2018 from 1.17% for 2017.

Interest Expense. Total interest expense increased $364,000, or 28.3%, to $1.7 million for the year ended December 31, 2018 from $1.3 million for the year ended December 31, 2017. The increase was primarily due to an increase of $364,000, or 64.4%, in interest expense on deposits. The average balance of interest-bearing deposits increased $8.0 million, or 16.7% to $55.6 million for the year ended December 31, 2018 from $47.6 million for the year ended December 31, 2017, and the average cost of interest-bearing deposits increased 49 basis points to 1.67% for 2018 from 1.18% for 2017, reflecting the higher market interest rate environment. The average balance of FHLB advances decreased $1.1 million, or 3.9%, to $27.1 million for the year ended December 31, 2018 from $28.2 million for the year ended December 31, 2017. The average cost of these advances increased 11 basis points to 2.68% for 2018 from 2.57% for 2017.

48

Net Interest Income.  Net interest income increased $84,000, or 4.2%, to $2.1 million for the year ended December 31, 2018 from $2.0 million for the year ended December 31, 2017. Average net interest-earning assets increased $7.2 million year to year. This increase was due primarily to an increase in the average balance of loans year to year. Our interest rate spread decreased to 2.12% for the year ended December 31, 2018 from 2.24% for the year ended December 31, 2017, and our net interest margin decreased to 2.30% for the year ended December 31, 2018 from 2.40% for the year ended December 31, 2017. The decreases in interest rate spread and net interest margin was primarily the result of an increasing interest rate environment during 2018 resulting in our interest-bearing liabilities repricing at a faster rate than the yields on our interest-earning assets, the majority of which are long-term, fixed-rate loans.

Provision for Loan Losses.  We recorded a credit in the provision for loan losses of $11,000 for the year ended December 31, 2018, compared to a $20,000 provision for the year ended December 31, 2017. The decrease in the provision for loan losses in 2018 compared to 2017 resulted from our analysis of the factors described in “Critical Accounting Policies – Allowance for Loan Losses.” The allowance for loan losses was $850,000, or 1.05% of total loans, at December 31, 2018, compared to $850,000, or 1.08% of total loans, at December 31, 2017. Classified (substandard, doubtful and loss) loans decreased to $580,000 at December 31, 2018 from $828,000 at December 31, 2017. There were no non-performing loans at December 31, 2018 compared to $232,000 at December 31, 2017. Net recoveries for 2018 were $11,000, compared to net charge-offs of $70,000 in 2017, a decrease of $81,000.

Noninterest Income. Noninterest income decreased $10,000, or 2.0%, to $505,000 for the year ended December 31, 2018 from $515,000 for the year ended December 31, 2017. The decrease was primarily due to a loss on sales of securities during 2018 of $55,000 with no comparable losses in 2017, and a decrease in income from life insurance of $16,000. These decreases were partially offset by increases in service charges and other income of $28,000, $10,000 in fees on loans sold and a $23,000 increase in gain on sales of other real estate owned.

Noninterest Expense.  Noninterest expense decreased $5,000, or 0.2%, to $2.3 million for 2018 from $2.3 million for 2017. The decrease was due primarily to a decrease of $88,000, or 5.9%, in salaries and employee benefits. The decrease resulted primarily from a lower annual salary for the Chief Executive Officer beginning in July 2018. In accordance with our succession plan, in July 2018, Mr. Heintzen relinquished the role of President and the corresponding oversight of the day-to-day operations of Eureka Homestead, and was elected Chairman of the Board and began working off-site from the Bank’s office. At this time, Mr. Heintzen’s annual salary was temporarily decreased to $42,000, and it is expected to increase to an annual salary of $100,000 beginning July 2019. The decrease in noninterest expense also resulted from a decrease of $13,000, or 6.2%, in occupancy expense. These decreases were offset, in part, by an increase in accounting and consulting expense of $50,000, or 60.6%, and other expenses of $43,000, or 21.2%.

Upon consummation of the conversion and stock offering, we expect noninterest expense to increase because of costs associated with operating as a public company, including the expected hiring of additional accounting personnel, and the increased compensation expenses associated with the purchase of shares of common stock by our employee stock ownership plan and the possible implementation of a stock-based benefit plan, if approved by our stockholders.

Income Tax Expense.  Income tax expense decreased $210,000 to $54,000 for 2018 compared to $264,000 in 2017. The decrease resulted from new Federal income tax rates implemented during 2018, which resulted in a $208,000 write-down of our deferred tax asset and an increase in income tax expense during 2017.

49

Average balances and yields. The following table sets forth average balance sheets, average yields and costs, and certain other information at and for the years indicated. No tax-equivalent yield adjustments were made, as the effect thereof was not material. All average balances are daily average balances. Nonaccrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or interest expense.

	At December 31,	For the Year Ended December 31,
	2018	2018			2017
	Yield/ Cost	Average Outstanding Balance	Interest	Yield/ Rate (1)	Average Outstanding Balance	Interest	Yield/ Rate (1)
	(Dollars in thousands)

Interest-earning assets:
Loans, net	4.58%	$80,957	$3,555	4.39%	$73,650	$3,139	4.26%
Investment securities	2.31	6,131	119	1.94	6,943	120	1.72
Other interest-earning assets	2.64	3,785	69	1.84	3,129	36	1.17
Total interest-earning assets	4.36	90,873	3,743	4.12	83,722	3,295	3.94
Noninterest-earning assets		7,387			7,526
Total assets		$98,260			$91,248

Interest-bearing liabilities:
Savings/Money Market accounts	0.20%	$3,384	7	0.20	$3,588	7	0.20
Certificates of deposit	2.08	52,223	921	1.76	44,052	557	1.26
Total interest-bearing deposits	1.97	55,607	928	1.67	47,640	564	1.18
Borrowings	2.78	27,068	726	2.68	28,177	726	2.57
Total interest-bearing liabilities	2.23	82,675	1,654	2.00	75,817	1,290	1.70
Other noninterest-bearing liabilities		3,409			3,235
Total liabilities		86,084			79,052
Equity		12,176			12,196
Total liabilities and equity		$98,260			$91,248

Net interest income			$2,089			$2,005
Net interest rate spread (1)				2.12%			2.24%
Net interest-earning assets (2)		$8,198			$7,905
Net interest margin (3)				2.30%			2.40%
Average of interest-earning assets to interest-bearing liabilities		109.92%			110.43%

(1)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(2)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by total interest-earning assets.

50

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on our net interest income for the years indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The total column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately, based on the changes due to rate and the changes due to volume.

	Years Ended December 31, 2018 vs. 2017
	Increase (Decrease) Due to		Total
	Volume	Rate	Increase (Decrease)
	(In thousands)

Interest-earning assets:
Loans, net	$324	$92	$416
Investment securities	4	(4)	-
Other interest-earning assets	9	24	33

Total interest-earning assets	337	112	449

Interest-bearing liabilities:
Savings accounts	-	-	-
Certificates of deposit	116	248	364
Total deposits	116	248	364

Borrowings	(11)	12	1

Total interest-bearing liabilities	105	260	365

Change in net interest income	$232	$(148)	$84

Management of Market Risk

General. Our most significant form of market risk is interest rate risk because, as a financial institution, the majority of our assets and liabilities are sensitive to changes in interest rates. Therefore, a principal part of our operations is to manage interest rate risk and limit the exposure of our financial condition and results of operations to changes in market interest rates. All directors participate in discussions during the regular board meetings evaluating the interest rate risk inherent in our assets and liabilities, and the level of risk that is appropriate. These discussions take into consideration our business strategy, operating environment, capital, liquidity and performance objectives consistent with the policy and guidelines approved by them.

Our asset/liability management strategy attempts to manage the impact of changes in interest rates on net interest income, our primary source of earnings. Among the techniques we are using to manage interest rate risk are:

•	selling a significant portion of our conforming, long-term, fixed-rate one- to four-family residential real estate loan originations and retaining the non-conforming and shorter-term, fixed-rate and adjustable-rate one- to four-family residential real estate loans that we originate, subject to market conditions and periodic review of our asset/liability management needs;

51

•	trying to reduce our dependence on non-retail certificates of deposit and borrowings to support lending and investment activities and increasing our reliance on our savings accounts and money market accounts, which are less interest rate sensitive than certificates of deposit;

•	lengthening the weighted average maturity of our liabilities through longer-term funding sources such as fixed-rate advances from the FHLB with terms to maturity of up to 10 years;

•	utilizing a rate lock program for loans that we originate for sale and selling loans pursuant to best efforts delivery contracts to eliminate warehouse and pipeline risk; and

•	holding relatively short-duration, adjustable rate, highly liquid investment securities.

Our board of directors is responsible for the review and oversight of our executive management team and other essential operational staff which are responsible for our asset/liability analysis. These officers act as an asset/liability committee and are charged with developing and implementing an asset/liability management plan, and generally meet monthly to review pricing and liquidity needs and assess our interest rate risk. We currently utilize a third-party modeling program, prepared on a quarterly basis, to evaluate our sensitivity to changing interest rates, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the board of directors.

We do not engage in hedging activities, such as engaging in futures, options or swap transactions, or investing in high-risk mortgage derivatives, such as collateralized mortgage obligation residual interests, real estate mortgage investment conduit residual interests or stripped mortgage backed securities.

Economic Value of Equity and Changes in Net Interest Income. We monitor interest rate risk through the use of a simulation model that estimates the amounts by which the fair value of our assets and liabilities (our economic value of equity or “EVE”) would change in the event of a range of assumed changes in market interest rates. The quarterly reports developed in the simulation model assist us in identifying, measuring, monitoring and controlling interest rate risk to ensure compliance within our policy guidelines.

The tables below set forth, as of December 31, 2018, the estimated changes in our EVE that would result from the designated instantaneous changes in market interest rates. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

Change in Interest		Estimated Increase (Decrease) in NPV		NPV as a Percentage of Present Value of Assets (3)
Rates (basis points) (1)	Estimated EVE (2)	Amount	Amount	NPV Ratio (4)	Increase (Decrease) (basis points)
(Dollars in thousands)
+300	$6,111	$(7,234)	(54.20)%	7.06%	(650.86)
+200	8,708	(4,637)	(34.75)	9.61	(395.75)
+100	11,209	(2,136)	(16.01)	11.84	(172.29)
―	13,345	―	―	13.57	―
(100)	14,788	1,443	10.81	14.57	100.43
(200)	15,423	2,078	15.57	14.84	127.76

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.
(2)	EVE is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	NPV Ratio represents NPV divided by the present value of assets.

52

The tables above indicate that at December 31, 2018, in the event of a 200 basis point decrease in interest rates, we would have experienced a 15.57% increase in EVE. In the event of a 200 basis point increase in interest rates at December 31, 2018, we would have experienced a 34.75% decrease in EVE.

In addition to modeling changes to our EVE, we also analyze estimated changes to net interest income (“NII”) for a prospective twelve-month period under the interest rate scenarios set forth above. The following tables set forth our NII model as of December 31, 2018.

Change in Interest Rates (Basis Points)	Estimated Net Interest Income (1)	Increase (Decrease) in Estimated Net Interest Income

+300	$2,149	(5.31)%
+200	2,197	(3.23)
+100	2,238	(1.39)
—	2,270	-
(100)	2,282	0.52
(200)	2,250	0.88

(1)	The calculated changes assume an immediate shock of the static yield curve.

Certain shortcomings are inherent in the methodology used in the above interest rate risk measurement. Modeling changes in EVE and NII require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the EVE and NII tables presented assume that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the EVE and NII tables provide an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on EVE and NII and will differ from actual results.

EVE and NII calculations also may not reflect the fair values of financial instruments. For example, decreases in market interest rates can increase the fair values of our loans, deposits and borrowings.

Liquidity and Capital Resources

Liquidity describes our ability to meet the financial obligations that arise in the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures. Our primary sources of funds are deposits, principal and interest payments on loans and securities, proceeds from the sale of loans, and proceeds from maturities of securities. We also have the ability to borrow from the FHLB. At December 31, 2018, we had $26.0 million outstanding in advances from the FHLB, and had the capacity to borrow approximately an additional $8.7 million from the FHLB and an additional $3.0 million on a line of credit with First National Bankers Bank at this date.

53

While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. Our most liquid assets are cash and short-term investments. The levels of these assets are dependent on our operating, financing, lending, and investing activities during any given period.

Our cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities, and financing activities. Net cash provided by operating activities was $345,000 and $24,000 for the years ended December 31, 2018 and 2017, respectively. Net cash used in investing activities, which consists primarily of net change in loans receivable and net change in investment securities, was ($1.1 million) and ($3.1 million) for the years ended December 31, 2018 and 2017, respectively. Net cash provided by financing activities, consisting primarily of the activity in deposit accounts and FHLB advances, was $3.2 million and $2.2 million for the years ended December 31, 2018 and 2017, respectively, resulting from our strategy of generating liquidity through our deposit base at lower interest rates to fund loan originations.

We are committed to maintaining a strong liquidity position. We monitor our liquidity position on a daily basis. We anticipate that we will have sufficient funds to meet our current funding commitments. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of maturing time deposits will be retained. We also anticipate continued use of FHLB advances.

At December 31, 2018, we exceeded all of our regulatory capital requirements with a Tier 1 leverage capital level of $12.3 million, or 12.23% of adjusted total assets, which is above the well-capitalized required level of $5.0 million, or 5.0%; and total risk-based capital of $13.0 million, or 25.98% of risk-weighted assets, which is above the well-capitalized required level of $5.0 million, or 10.0%. At December 31, 2017, we exceeded all of our regulatory capital requirements with a Tier 1 leverage capital level of $12.0 million, or 12.80% of adjusted total assets, which is above the well-capitalized required level of $4.7 million, or 5.0%; and total risk-based capital of $12.7 million, or 25.64% of risk-weighted assets, which is above the well-capitalized required level of $4.9 million, or 10.0%. Accordingly, Eureka Homestead was categorized as well-capitalized at December 31, 2018 and 2017. Management is not aware of any conditions or events since the most recent notification that would change our category.

Off-Balance Sheet Arrangements. At December 31, 2018, we had no outstanding commitments to originate loans. Certificates of deposit that are scheduled to mature in less than one year from December 31, 2018 total $32.1 million at December 31, 2018. Management expects that a substantial portion of the maturing certificates of deposit will be renewed. However, if a substantial portion of these deposits is not retained, we may utilize FHLB advances or raise interest rates on deposits to attract new accounts, which may result in higher levels of interest expense.

Recent Accounting Pronouncements

For a discussion of the impact of recent accounting pronouncements, see Note 1 of the notes to our financial statements beginning on page F-1 of this prospectus.

Impact of Inflation and Changing Prices

The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles in the United States of America which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution’s performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

54

BUSINESS OF EUREKA HOMESTEAD BANCORP

Eureka Homestead Bancorp was incorporated in the State of Maryland on February 25, 2019, and has not engaged in any business to date. Upon completion of the conversion, Eureka Homestead Bancorp will own all of the issued and outstanding stock of Eureka Homestead. We intend to contribute at least 50% of the net proceeds from the stock offering to Eureka Homestead. Eureka Homestead Bancorp will retain the remainder of the net proceeds from the stock offering and use a portion of the retained net proceeds to make a loan to the employee stock ownership plan. At a later date, we may use the net proceeds to repurchase shares of common stock, subject to our planned growth, capital needs and regulatory limitations. We will invest our initial capital as discussed in “How We Intend to Use the Proceeds from the Offering.”

After the conversion and the offering are complete, Eureka Homestead Bancorp, as the holding company of Eureka Homestead, will be authorized to pursue other business activities permitted by applicable laws and regulations. See “Regulation and Supervision – Holding Company Regulation” for a discussion of the activities that are permitted for savings and loan holding companies. We may also borrow funds for reinvestment in Eureka Homestead.

Following the offering, our cash flow will depend on earnings from the investment of the net proceeds from the offering that we retain, and any dividends we receive from Eureka Homestead. Eureka Homestead is subject to regulatory limitations on the amount of dividends that it may pay. See “Regulation and Supervision – Federal Banking Regulation – Capital Distributions.” Initially, Eureka Homestead Bancorp will neither own nor lease any property, but will instead pay a fee to Eureka Homestead for the use of its premises, equipment and furniture. At the present time, we intend to employ only persons who are officers of Eureka Homestead to serve as officers of Eureka Homestead Bancorp. We will, however, use the support staff of Eureka Homestead from time to time. We will pay a fee to Eureka Homestead for the time devoted to Eureka Homestead Bancorp by employees of Eureka Homestead; however, these persons will not be separately compensated by Eureka Homestead Bancorp. Eureka Homestead Bancorp may hire additional employees, as appropriate, to the extent it expands its business in the future.

BUSINESS OF EUREKA HOMESTEAD

General

We conduct our business from our main office in Metairie, Louisiana, which is located in Jefferson Parish, within the metropolitan area of New Orleans, and our loan production office located in New Orleans. Our loan portfolio consists primarily of loans collateralized by real property located in Jefferson Parish and Orleans Parish, Louisiana. We also originate loans in other parts of the greater New Orleans metropolitan area and, to a lesser extent, elsewhere in Louisiana and Mississippi.

Our business consists primarily of taking deposits and securing borrowings and investing those funds, together with funds generated from operations, in one- to four-family residential real estate loans, including non-owner-occupied properties, construction loans for owner-occupied, one- to four-family residential real estate and home equity loans. To a lesser extent, we also originate multifamily, commercial real estate and consumer loans. At December 31, 2018, $75.2 million, or 93.2% of our total loan portfolio, was comprised of one- to four-family residential real estate loans, $11.2 million of which were non-owner-occupied loans, $1.0 million of which of which were construction loans and $1.6 million of which were home equity loans.

55

A significant majority of loans we originate are conforming one- to four-family residential real estate loans and, in the low interest rate environment in recent years, almost all of these loans have been long-term, fixed rate loans. In order to manage our interest rate risk, in recent years we have sold a significant portion of these conforming, fixed-rate, long-term production on an industry-standard, servicing-released basis.

We offer a variety of deposit accounts, including savings accounts (passbook and money market) and certificates of deposit. We utilize advances from the FHLB for funding and asset/liability management purposes. At December 31, 2018, we had $26.0 million in advances outstanding with the FHLB.

We do not offer checking accounts which may impact our ability to attract and grow core deposits. We have always been dependent, in part, on retail certificates of deposit as a funding source for our loans, and in recent years we have accepted jumbo certificates of deposit through an online service, as well as municipal certificates of deposit. We have used these non-retail funding sources, as well as advances from the FHLB, to fund our operations. Pursuant to our business strategy, we are seeking to increase our core deposits, which we consider our savings and money market accounts and retail certificates of deposit, by more aggressively marketing and pricing our deposit products.

Eureka Homestead is subject to comprehensive regulation and examination by its primary federal regulator, the Office of the Comptroller of the Currency (“OCC”).

Our main office is located at 1922 Veterans Memorial Boulevard, Metairie, Louisiana 70005, and our telephone number at this address is (504) 834-0242. Our website address is www.eurekahomestead.com. Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.

Market Area

We conduct our business from our main office in Metairie, Louisiana, which is located in Jefferson Parish, within the greater metropolitan area of New Orleans, and our loan production office located in New Orleans. Our loan portfolio consists primarily of loans collateralized by real property located in Jefferson Parish and Orleans Parish, Louisiana. We also originate loans in other parts of the greater New Orleans metropolitan area and, to a lesser extent, elsewhere in Louisiana and Mississippi. Our business is dependent on the City of New Orleans and our local economy which includes tourism, port activity along the Mississippi River, the petrochemical industry and healthcare. Service jobs, primarily in healthcare, education and construction and development, represent the largest employment sector in Jefferson Parish.

According to the United States census, the estimated July 2017 population of Jefferson Parish was 439,000, representing an increase of 1.5% from the 2010 census population of 432,000. During this same time period, the population of the City of New Orleans is estimated to have grown by 14.4%, the Louisiana population grew by an estimated 3.3% and the United States population grew by an estimated 5.5%. From 2013 through 2017, the median household income for Jefferson Parish was $51,000, compared to median household incomes of $47,000 and $58,000 for the State of Louisiana and for the United States, respectively.

56

Competition

We face competition within our market area both in making loans and attracting retail deposits. Our market area has a concentration of financial institutions that include large money center and regional banks, community banks and credit unions. We also face competition from commercial banks, savings institutions, mortgage banking firms, consumer finance companies and credit unions and, with respect to deposits, from money market funds, brokerage firms, mutual funds and insurance companies. As of June 30, 2018, based on the most recent available FDIC data, there were 22 FDIC-insured financial institutions with offices in Jefferson Parish, of which we ranked 15th, with a market share of deposits of 0.51%. We do not have a significant market share of either deposits or residential lending in any other parish in Louisiana.

Lending Activities

General. Our principal lending activity is originating one- to four-family residential real estate loans, including non-owner-occupied properties, construction loans for owner-occupied, one- to four-family residential real estate and home equity loans. To a lesser extent, we also originate multifamily, commercial real estate and consumer loans. Our loan portfolio consists primarily of loans collateralized by real property located in Jefferson Parish and Orleans Parish, Louisiana. We also originate loans in other parts of the greater New Orleans metropolitan area and, to a lesser extent, elsewhere in Louisiana and Mississippi.

We offer adjustable-rate and fixed-rate residential loans. However, historically a significant majority of the residential real estate loans which we have originated are conforming, long-term, fixed-rate loans. In recent years, in order to address and manage our interest rate risk, we have been selling a significant portion of our conforming, fixed-rate, long term (greater than 15 years) loans to the secondary market, on a servicing-released basis.

Commercial real estate and multifamily loans have not historically comprised a significant portion of our total loan portfolio. While we expect that one- to four-family residential real estate lending will continue to be the primary emphasis of our lending operations, we intend to modestly increase our emphasis on multifamily and commercial real estate loans through increased originations of and purchase of participations in these types of loans.

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio, by type of loan, at the dates indicated.

	At December 31,
	2018		2017
	Amount	Percent	Amount	Percent
	(Dollars in thousands)

One- to four-family residential:
Owner-occupied (1) (2)	$64,027	79.4%	$63,271	80.1%
Non-owner-occupied	11,158	13.8	10,889	13.8
Multifamily	4,117	5.1	2,701	3.4
Commercial real estate	1,175	1.4	1,666	2.1
Consumer	211	0.3	488	0.6

Total loans receivable	80,688	100.0%	79,015	100.0%

Deferred loan costs (fees)	1,234		1,163
Allowance for loan losses	(850)		(850)

Total loans receivable, net	$81,072		$79,328

(1)	At December 31, 2018 and 2017, includes $1.0 million and $2.1 million, respectively, of construction loans.
(2)	At December 31, 2018 and 2017, includes $1.6 million and $1.4 million, respectively, of home equity loans.

57

Loan Portfolio Maturities. The following table sets forth the contractual maturities of our loan portfolio at December 31, 2018. Loans having no stated repayment schedule or maturity are reported as being due in the year ending December 31, 2019. Maturities are based on the final contractual payment date and do not reflect the impact of prepayments and scheduled principal amortization.

	One- to four-family residential real estate	Multifamily	Commercial real estate	Consumer	Total
	(In thousands)
Due During the Years Ending December 31,
2019	$367	$ ―	$ ―	$211	$578
2020	125	―	―	―	125
2021	63	―	―	―	63
2022 to 2023	709	―	―	―	709
2024 to 2028	3,094	―	―	―	3,094
2029 to 2033	8,902	1.094	432	―	10,428
2033 and beyond	61,925	3,023	743	―	65,691

Total	$75,185	$4,117	$1,175	$211	$80,688

The following table sets forth our fixed- and adjustable-rate loans at December 31, 2018 that are contractually due after December 31, 2019.

	Due After December 31, 2019
	Fixed	Adjustable	Total
	(In thousands)

One- to four-family residential	$74,389	$429	$74,818
Multifamily	3,881	236	4,117
Commercial real estate	1,175	―	1,175
Consumer	―	―	―
Total	$79,445	$665	$80,110

Portfolio Loan Approval Procedures and Authority. Our lending is subject to written, non-discriminatory underwriting standards and origination procedures. Decisions on loan applications are made on the basis of detailed applications submitted by the prospective borrower and property valuations. Our policies require that for all real estate loans that we originate, property valuations must be performed by outside independent state-licensed appraisers approved by our board of directors. The loan applications are designed primarily to determine the borrower’s ability to repay the requested loan, and the more significant items on the application are verified through use of credit reports, financial statements and tax returns. All loans that we originate require personal guarantees that are evaluated as part of the loan.

Pursuant to applicable law, the aggregate amount of loans that we are permitted to make to any one borrower or a group of related borrowers is generally limited to 15% of Eureka Homestead’s unimpaired capital and surplus (25% if the amount in excess of 15% is secured by “readily marketable collateral” or 30% for certain residential development loans). At December 31, 2018, our largest credit relationship consisted of 10 loans which totaled $1.4 million and was secured by 10 non-owner occupied, one- to four-family residential real estate properties. Our second largest relationship at this date was for $1.3 million and was secured by an owner-occupied, one- to four-family residential real estate property. At December 31, 2018, these loans were performing in accordance with their repayment terms.

58

We have a Management Loan Committee and a Board Loan Committee. The Management Loan Committee is comprised of the Chief Executive Officer and the President/Chief Financial Officer and it considers loans/relationships up to $250,000. The Board Loan Committee is comprised of all directors and considers loans of $250,000 or more, or loans of any amount that will increase a borrower’s total relationship to $250,000 or more. All loans approved for portfolio are reviewed by the Board of Directors at its meetings.

Generally, we require property and extended coverage casualty insurance in amounts at least equal to the principal amount of the loan or the value of improvements on the property, depending on the type of loan. In addition, we require and escrow for flood insurance (where appropriate) and generally require an escrow for required property taxes and insurance. On occasion, we allow borrowers to pay their own taxes and property and casualty insurance as long as proof of payment is provided.

One- to Four-Family Residential Real Estate Lending. At December 31, 2018, $75.2 million, or 93.2% of our total loans, was secured by one- to four-family residential real estate. Of this total amount, $11.2 million, or 13.8% of our total loan portfolio, was secured by non-owner-occupied, one- to four-family residential real estate loans, $1.0 million, or 1.2% of our total loan portfolio, was secured by loans for the construction of owner-occupied, one- to four-family residential real estate and $1.6 million, or 2.0% of our total loan portfolio, was secured by home equity loans. At December 31, 2018, we had $17.3 million and $69.3 million of jumbo loans and non-conforming loans, respectively.

We originate both fixed- and adjustable-rate one- to four-family residential real estate loans, and at December 31, 2018, these types of loans were comprised of 99.4% of fixed-rate loans and 0.6% of adjustable-rate loans.

We generally limit the loan-to-value ratios of our owner-occupied and non-owner-occupied, one- to four-family residential real estate loans to 80% of the purchase price or appraised value, whichever is lower. In addition, we may make owner-occupied one- to four-family residential real estate loans with loan-to-value ratios above 80% of the purchase price or appraised value, whichever is less, where the borrower obtains private mortgage insurance.

We originate one- to four-family residential real estate loans for retention in our portfolio as well as for sale in the secondary market. Loans originated for sale are underwritten according to Fannie Mae guidelines, typically with terms of up to 30 years. We generally do not retain the servicing on loans we sell. Additionally, we originate non-conforming, one- to four-family residential real estate loans that we retain in our portfolio. These loans might be nonconforming as a result of the size of the loan, the loan to value of the appraised property securing the loan, or the debt to income ratio or the credit score of the borrower, or other nonconforming aspects of the credit. Loans that we retain in our portfolio have a maximum fixed-rate term of 30 years.

At December 31, 2018, most of our one- to four-family residential real estate loans, including $11.2 million of non-owner occupied loans, were secured by properties located in Jefferson or Orleans Parishes. On a limited basis we have purchased one- to four-family residential real estate loans from outside of our market area.

Our adjustable-rate, one- to four-family residential real estate loans generally have fixed rates of interest for initial terms of three and five years and adjust annually thereafter. Generally, interest rates cannot increase more than 2% per year and 5% over the life of the loan.  The interest rate is based on The Weekly average Yield on Unites States Treasury securities adjusted to a constant maturity of 1 year, as made available by the Federal Reserve Board plus a margin of 2.25%. Our adjustable-rate loans carry terms to maturity of up to 30 years.

59

Although adjustable-rate one- to four-family residential real estate loans may reduce our vulnerability to changes in market interest rates because they periodically reprice, as interest rates increase, the required payments due from the borrower also increase (subject to rate caps), increasing the potential for default by the borrower. At the same time, the ability of the borrower to repay the loan and the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustments of the contractual interest rate are also limited by the maximum periodic and lifetime rate adjustments permitted by our loan documents. As a result, the effectiveness of adjustable-rate one- to four-family residential real estate loans in compensating for changes in market interest rates may be limited during periods of rapidly rising interest rates.

Our residential construction loans generally have initial terms of 12 months (subject to extension), during which the borrower pays interest only. Upon completion of construction, these loans convert to conventional amortizing mortgage loans. We do not extend credit if construction has already commenced. Our residential construction loans have rates and terms comparable to residential real estate loans that we originate. The maximum loan-to-value ratio of our residential construction loans is generally 85% of the lesser of the appraised value of the completed property or the total cost of the construction project. Residential construction loans are generally underwritten pursuant to the same guidelines used for originating permanent residential mortgage loans. We do not have a program for making speculative construction loans to contractors or developers.

Construction lending generally involves greater credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on construction loans depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost of construction and other assumptions. If the estimate of construction cost is inaccurate, we may be required to advance additional funds beyond the amount originally committed in order to protect the value of the property. Moreover, if the estimated value of the completed project is inaccurate, the borrower may hold a property with a value that is insufficient to assure full repayment of the construction loan upon the sale of the property. Construction loans also expose us to the risk that improvements will not be completed on time in accordance with specifications and projected costs. In addition, the ultimate sale or rental of the property may not occur as anticipated.

Other than during the construction phase of our one-to four-family residential loans, we do not offer “interest only” mortgage loans on permanent one- to four-family residential real estate loans (where the borrower pays interest for an initial period, after which the loan converts to a fully amortizing loan). We also do not offer one- to four-family residential real estate loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on the loan, resulting in an increased principal balance during the life of the loan. We generally do not offer “subprime loans” on one- to four- family residential real estate loans (i.e., loans to borrowers with weakened credit histories typically characterized by payment delinquencies, previous charge-offs, judgments, bankruptcies, or borrowers with questionable repayment capacity as evidenced by low credit scores or high debt-burden ratios), or “Alt-A” (i.e., loans to borrowers with better credit scores who borrow with alternative documentation such as little or no verification of income). However, we consider the circumstances of each borrower’s financial situation before rendering a decision.

Non Owner-Occupied One- to Four-Family Residential Real Estate Loans. At December 31, 2018, $11.2 million, or 13.8% of our total loan portfolio, consisted of non-owner-occupied, or “investment,” one- to four-family residential real estate loans, all of which were secured by properties located in our primary lending market area. At December 31, 2018, our non owner-occupied one- to four-family residential real estate loans had an average balance of $112,000. At December 31, 2018, our largest non-owner-occupied, one- to four-family residential relationship had a principal balance of $1.4 million and was collateralized by 10 properties and was performing in accordance with its repayment terms as of such date. At December 31, 2018, our second largest non-owner-occupied, one- to four-family residential relationship had a principal balance of $580,000 and was collateralized by four properties and was performing in accordance with its repayment terms as of such date.

60

We originate fixed-rate and adjustable-rate loans secured by non owner-occupied one- to four-family properties. These loans may have a term of up to 30 years. In recent years, in the historically low interest rate environment, nearly all of our non owner-occupied one- to four-family residential loan originations have fixed rates of interest. We generally lend up to 80% of the property’s appraised value. Appraised values are determined by an outside independent appraiser. In deciding to originate a loan secured by a non owner-occupied one- to four-family residential property, we review the creditworthiness of the borrower, the expected cash flow from the property securing the loan, the cash flow requirements of the borrower and the value of the property securing the loan. We require an abstract of title, a title policy, property and extended coverage casualty insurance, and, if appropriate, flood insurance, in order to protect our security interest in the underlying property. Current borrower financial information is required on an annual basis under the terms of loans originated after 2009.

Non owner-occupied one- to four-family residential loans generally carry higher interest rates and have shorter terms than one- to four-family residential mortgage loans. Non owner-occupied one- to four-family residential loans, however, entail greater credit risks compared to the owner-occupied one- to four-family residential mortgage loans we originate. The payment of loans secured by income-producing properties typically depends on the sufficient income from the property to cover operating expenses and debt service. Changes in economic conditions could affect the value of the collateral for the loan or the future cash flow of the property. Historically, we have experienced higher rates of delinquencies on our non-owner-occupied one- to four-family residential real estate loans as compared to our owner-occupied loans.

Home Equity Loans. In addition to one- to four-family residential real estate loans, we offer closed-end, second mortgage home equity loans that are secured by the borrower’s primary residence. We make home equity loans to borrowers on which we also hold the first mortgage as well as loans on which we do not hold the first mortgage. At December 31, 2018, we had $1.6 million, or 2.0%, of our total loan portfolio in home equity loans.

Home equity loans are generally underwritten using the same criteria that we use to underwrite one- to four-family residential real estate loans. Home equity loans may be underwritten with a loan-to-value ratio of up to 90% when combined with the principal balance of the existing first mortgage loan. Our home equity loans are primarily originated with fixed rates of interest with terms of up to 15 years.

Home equity loans are generally secured by junior mortgages and have greater risk than one- to four-family residential real estate loans secured by first mortgages. We face the risk that the collateral will be insufficient to compensate us for loan losses and costs of foreclosure, after repayment of the senior mortgages, if applicable. When customers default on their loans, we assess the likelihood of recovery from the sale of the collateral. Generally, we will attempt to foreclose on the property and resell the property as soon as possible to minimize foreclosure and carrying costs. However, the value of the collateral may not be sufficient to compensate us for the amount of the unpaid loan and we may be unsuccessful in recovering the remaining balance from those customers. Particularly with respect to our home equity loans, decreases in real estate values could adversely affect our ability to fully recover the loan balance in the event of a default.

61

Multifamily and Commercial Real Estate Loans. At December 31, 2018, multifamily loans totaled $4.1 million, or 5.1% of our total loan portfolio, and commercial real estate loans totaled an additional $1.2 million, or 1.4% of our total loan portfolio. Upon completion of the conversion and offering, we intend to modestly increase our emphasis on multifamily and commercial real estate loans through increased originations and purchase of participations.

We originate a variety of fixed- and adjustable-rate multifamily and commercial real estate loans with balloon and amortization terms up to 25 years. Multifamily and commercial real estate loan amounts generally do not exceed 75% of the property’s appraised value at the time the loan is originated. Aggregate debt service ratios, including the guarantor’s cash flow and the borrower’s other projects, have a guideline minimum income to debt service ratio of 1.25x. We require multifamily and commercial real estate loan borrowers to submit annual financial statements and tax returns and/or rent rolls on the subject property. We may request such information for smaller loans on a case-by-case basis. These properties may also be subject to annual inspections with pictures as evidence appropriate maintenance is being performed. Our commercial real estate loans are typically secured by retail, service or other commercial properties.

At December 31, 2018, our largest multifamily real estate relationship totaled $900,000 and was secured by two properties. At December 31, 2018, this loan was performing in accordance with its terms.

At December 31, 2018, we had an aggregate of three commercial real estate loans, all of which were secured by properties in Louisiana. At December 31, 2018, our largest commercial real estate loan totaled $432,000 and was a secured by a strip mall. This loan was performing in accordance with its original repayment terms at December 31, 2018.

We consider a number of factors in originating commercial real estate loans. We evaluate the qualifications, credit capacity and financial condition of the borrower, including project-level and global cash flows, credit history, and management expertise, as well as the value and condition of the property securing the loan. When evaluating the qualifications of the borrower, we first consider the financial resources of the borrower, the borrower’s experience in owning or managing similar property and the borrower’s payment history with us and other financial institutions. In evaluating the property securing the loan, the factors we consider include the net operating income of the mortgaged property before debt service and depreciation, the ratio of the loan amount to the appraised value of the mortgaged property and the debt service coverage ratio (the ratio of net operating income to debt service). We generally require a debt service ratio of at least 1.25x.

The payment of loans secured by income-producing properties typically depends on the successful operation of the property, as repayment of the loan generally is dependent, in large part, on sufficient income from the property to cover operating expenses and debt service. Changes in economic conditions that are not in the control of the borrower or lender could affect the value of the collateral for the loan or the future cash flow of the property. Additionally, any decline in real estate values may be more pronounced for commercial real estate than residential properties. There may be additional risk on commercial rentals, where the borrower is not the occupant of the collateral property. If we foreclose on a multifamily or commercial real estate loan, our holding period for the collateral is typically longer than for one- to four-family residential real estate loans because there are fewer potential purchasers of the collateral. Further, our multifamily and commercial real estate loans generally have relatively larger balances to single borrowers or related groups of borrowers than our one- to four-family residential real estate loans. Accordingly, if any of our judgments regarding the collectability of our multifamily or commercial real estate loans prove incorrect, the resulting charge-offs may be larger on a per loan basis than those incurred with respect to one- to four-family residential loans.

Consumer Lending. At December 31, 2018, we had $211,000, or 0.3% of our loan portfolio, in consumer loans. Our consumer loans are collateralized by up to 90% of the borrower’s existing savings accounts or certificates of deposit at Eureka Homestead and are interest-only loans with no fixed term. Generally, these loans carry an interest rate of 2.00% above the borrower’s deposit rate.

62

Loan Originations, Participations, Purchases and Sales

We originate real estate and other loans through employee marketing and advertising efforts, our existing customer base, walk-in customers and referrals from customers.

We originate one-to four-family residential real estate loans that conform to Fannie Mae guidelines for sale into the secondary market. In 2018 and 2017, we originated for sale and sold $12.3 million and $10.7 million, respectively, of one- to four-family residential real estate loans.

We employ certain processes and procedures to monitor and mitigate the risks associated with our mortgage banking activities, including:

•	independent daily pricing to establish profitability targets;

•	locking rates to mitigate risk of pair off fees;

•	selling loans pursuant to best efforts delivery contracts to eliminate warehouse and pipeline risk; and

•	underwriting review of each file to avoid loan repurchases for non-compliance with underwriting requirements.

In 2015 we purchased a $532,000 participation in a commercial real estate loan. However, since 2007 we have not purchased loans. Subject to our conservative underwriting standards, in the future we intend to modestly increase the emphasis of originations of and the purchase of participations in multifamily and commercial real estate loans.

63

The following table sets forth our loan origination, sale and principal repayment activity during the periods indicated. We did not purchase any loans during the years presented.

	Years Ended December 31,
	2018	2017

Total loans, at beginning of period	$79,608	$70,826

Loans originated:
Real estate:
One- to four-family residential	23,668	25,250
Multifamily	1,087	1,097
Commercial	323	―
Consumer	67	664
Total loans originated	25,145	$27,011

Loans sold:
Real estate:
One- to four-family residential	12,350	10,978
Total loans sold	12,350	10,978

Other:
Principal repayments and other	11,183	7,251

Net loan activity	1,612	8,782
Total loans, including loans held for sale, at end of period	$81,220	$79,608

64

Delinquencies, Classified Assets and Nonperforming Assets

Delinquency Procedures. When a borrower fails to make a required monthly payment on a residential real estate loan, we attempt to contact the borrower by phone.  All delinquent loans are reported to the board of directors each month. This report effectively is our watch list. After 90 days delinquent the loan is transferred to the appropriate collections personnel.  Our policies provide that a late notice be sent four times a month. Once the loan is considered in default, generally at 90 days past due, a letter is generally sent to the borrower explaining that the entire balance of the loan is due and payable, the loan is placed on non-accrual status, and additional efforts are made to contact the borrower.  If the borrower does not respond, we generally initiate foreclosure proceedings when the loan is 120 days past due.  If the loan is reinstated, foreclosure proceedings will be discontinued and the borrower will be permitted to continue to make payments.  In certain instances, we may modify the loan or grant a limited exemption from loan payments to allow the borrower to reorganize his or her financial affairs.

When we acquire real estate as a result of foreclosure or by deed in lieu of foreclosure, the real estate is classified as other real estate owned until it is sold. The real estate is recorded at estimated fair value at the date of acquisition less estimated costs to sell, and any write-down resulting from the acquisition is charged to the allowance for loan losses. Subsequent decreases in the value of the property are charged to operations. After acquisition, all costs in maintaining the property are expensed as incurred. Costs relating to the development and improvement of the property, however, are capitalized to the extent of estimated fair value less estimated costs to sell.

Delinquent multifamily and commercial real estate and construction loans are handled in a similar fashion. Our procedures for repossession and sale of consumer collateral are subject to various requirements under applicable laws, including consumer protection laws. In addition, we may determine that foreclosure and sale of such collateral would not be cost-effective for us.

Troubled Debt Restructurings. We occasionally modify loans to extend the term or make other concessions to help a borrower stay current on his or her loan and to avoid foreclosure.  We consider modifications only after analyzing the borrower’s current repayment capacity, evaluating the strength of any guarantors based on documented current financial information, and assessing the current value of any collateral pledged. We generally do not forgive principal or interest on loans, but may do so if it is in our best interest and increases the likelihood that we can collect the remaining principal balance. We may modify the terms of loans to lower interest rates (which may be at below market rates), to provide for fixed interest rates on loans where fixed rates are otherwise not available, to provide for longer amortization schedules, or to provide for interest-only terms. These modifications are made only when a workout plan has been agreed to by the borrower that we believe is reasonable and attainable and in our best interests. At December 31, 2018, we had no loans which were classified as troubled debt restructurings.

65

Delinquent Loans. The following table sets forth our loan delinquencies by type and amount at the dates indicated.

	Loans Delinquent For
	30-89 Days		90 Days and Over		Total
	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)

At December 31, 2018
Real estate:
One- to four-family residential	4	$398	―	$ ―	4	$398
Multifamily	―	―	―	―	―	―
Commercial real estate	―	―	―	―	―	―
Consumer	―	―	―	―	―	―
Total	4	$398	―	$ ―	4	$398

At December 31, 2017
Real estate:
One- to four-family residential	8	$613	2	$86	10	$699
Multifamily	―	―	―	―	―	―
Commercial real estate	―	―	―	―	―	―
Consumer	―	―	―	―	―	―
Total	8	$613	2	$86	10	$699

Classified Assets. Federal regulations provide that loans and other assets of lesser quality should be classified as “substandard,” “doubtful” or “loss.” An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific allowance for loan losses is not warranted. Assets that do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated as “watch.” At December 31, 2018, we had two loans designated as “watch.”

When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances in an amount deemed prudent by management to cover losses that were both probable and reasonable to estimate. General allowances represent allowances which have been established to cover accrued losses associated with lending activities that were both probable and reasonable to estimate, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as “loss,” it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge-off such amount. An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the regulatory authorities, which may require the establishment of additional general or specific allowances.

In connection with the filing of our periodic regulatory reports and in accordance with our classification of assets policy, we regularly review the problem loans in our portfolio to determine whether any loans require classification in accordance with applicable regulations. If a problem loan deteriorates in asset quality, the classification is changed to “substandard,” “doubtful” or “loss” depending on the circumstances and the evaluation. Generally, loans 90 days or more past due are placed on nonaccrual status and classified “substandard.”

66

The following table sets forth our amounts of classified assets as of the dates indicated. Amounts shown at December 31, 2018 and 2017 include $0 and $232,000 of nonperforming loans, respectively. The related specific valuation allowance in the allowance for loan losses for such nonperforming loans was $0 and $8,000 at December 31, 2018 and 2017, respectively.

	At December 31,
	2018	2017
(Dollars in thousands)
Substandard assets	$580	$828
Doubtful assets	―	―
Loss assets	―	―
Total classified assets	$580	$828

67

Nonperforming Assets. The table below sets forth the amounts and categories of our non-performing assets at the dates indicated.

	At December 31,
	2018		2017
	(Dollars in thousands)

Non-accrual loans:
Real estate:
One- to four-family residential	$	―	$232
Multifamily		―	―
Commercial real estate		―	―
Consumer		―	―
Total		―	232

Accruing loans 90 days or more past due:
Real estate:
One- to four-family residential		―	86
Multifamily		―	―
Commercial real estate		―	―
Consumer		―	―
Total loans 90 days or more past due		―	86

Total non-accrual loans and accruing loans 90 days or more past due		―	318

Real estate owned		―	66

Total non-accrual loans and accruing loans 90 days or more past due and real estate owned	$	―	$384

Accruing troubled debt restructurings:
Real estate:	$	―	$ ―
One- to four-family residential		―	―
Multifamily		―	―
Commercial real estate		―	―
Consumer		―	―
Total	$	―	$ ―

Ratios:
Total non-performing loans to total loans		―%	0.29%
Total non-performing assets to total assets		―%	0.31%
Total non-performing loans and TDRs to total loans		―%	0.29%
Total non-performing assets and TDRs to total assets		―%	0.31%

In November 2018, three non-accrual loans from one loan relationship were repaid in full and we collected interest of $98,000 on these loans. Other than these loans, for the year ended December 31, 2018, gross interest income that would have been recorded had our non-accruing loans been current in accordance with their original terms was $0 and no interest income was recognized on any such loans for the year ended December 31, 2018.

Other Loans of Concern. At December 31, 2018 and 2017, there were $580,000 and $595,000, respectively, of other loans, all of which were classified as substandard, that are not already disclosed in the nonperforming assets and troubled debt restructurings table above where there is information about possible credit problems of borrowers that caused management to have serious doubts about the ability of the borrowers to comply with present loan repayment terms and that may result in disclosure of such loans in the future.

68

Allowance for Loan Losses

Analysis and Determination of the Allowance for Loan Losses. Our allowance for loan losses is the amount considered necessary to reflect probable incurred losses in our loan portfolio. We evaluate the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Our methodology for assessing the appropriateness of the allowance for loan losses consists of two key elements: (1) specific allowances for identified impaired loans; and (2) a general valuation allowance on the remainder of the loan portfolio. Although we determine the amount of each element of the allowance separately, the entire allowance for loan losses is available for the entire portfolio.

We identify loans that may need to be charged off as a loss by reviewing all delinquent loans, classified loans, and other loans about which management may have concerns about collectability. For individually reviewed loans, the borrower’s inability to make payments under the terms of the loan as well as the shortfall in collateral value could result in our charging off the loan or the portion of the loan that was impaired.

Among other factors, we consider current general economic conditions, including current housing price depreciation, in determining the appropriateness of the allowance for loan losses for our residential real estate portfolio. We use evidence obtained from our own loan portfolio as well as published housing data on our local markets from third party sources we believe to be reliable as a basis for assumptions about the impact of housing depreciation.

Substantially all of our loans are secured by collateral. Loans 90 days past due and other classified loans are evaluated for impairment and general or specific allowances are established. Typically for a nonperforming real estate loan in the process of collection, the value of the underlying collateral is estimated using either the original independent appraisal if it is less than 12 months old, adjusted for current economic conditions and other factors, or a new independent appraisal, and related general or specific allowances for loan losses are adjusted on a quarterly basis. If a nonperforming real estate loan is in the process of foreclosure and/or there are serious doubts about further collectability of principal or interest, and there is uncertainty about the value of the underlying collateral, we will order a new independent appraisal if it has not already been obtained. Any shortfall would result in immediately charging off the portion of the loan that was impaired.

Specific Allowances for Identified Problem Loans. We establish a specific allowance when loans are determined to be impaired. Loss is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral less estimated selling expenses. Factors in identifying a specific problem loan include: (1) the strength of the customer’s personal or business cash flows; (2) the availability of other sources of repayment; (3) the amount due or past due; (4) the type and value of collateral; (5) the strength of our collateral position; (6) the estimated cost to sell the collateral; and (7) the borrower’s effort to cure the delinquency. In addition, for loans secured by real estate, we consider the extent of any past due and unpaid property taxes applicable to the property serving as collateral on the mortgage.

69

General Valuation Allowance on the Remainder of the Loan Portfolio. We establish a general allowance for loans that are not classified as impaired to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, has not been allocated to particular problem assets. This general valuation allowance is determined by segregating the loans by loan category and assigning allowance percentages based on our historical loss experience, delinquency trends and management’s evaluation of the collectability of the loan portfolio. The allowance may be adjusted for significant factors that, in management’s judgment, affect the collectability of the portfolio as of the evaluation date. These significant factors may include changes in lending policies and procedures, changes in existing general economic and business conditions affecting our primary market area, credit quality trends, collateral value, loan volumes and concentrations, seasoning of the loan portfolio, recent loss experience in particular segments of the portfolio, duration of the current business cycle and bank regulatory examination results. The applied loss factors are re-evaluated quarterly to ensure their relevance in the current real estate environment.

The following table sets forth activity in our allowance for loan losses for the years indicated.

	At or For the Years Ended December 31,
	2018	2017
	(Dollars in thousands)

Balance at beginning of year	$850	$900

Charge-offs:
Real Estate:
One-to four-family residential	-	(70)
Multifamily	-	-
Commercial	-	-
Consumer	-	-
Total charge-offs	-	(70)

Recoveries:
Real Estate:
One-to four-family residential	11	-
Multifamily	-	-
Commercial	-	-
Consumer	-	-
Total recoveries	11	-

Net (charge-offs) recoveries	11	(70)
Provision for loan losses	(11)	20

Balance at end of year	$850	$850

Ratios:
Net charge-offs to average loans outstanding	0.01%	(0.10)%
Allowance for loan losses to non-performing loans at end of year (1)	n/a	366.38%
Allowance for loan losses to total loans at end of year	1.05%	1.08%

(1)	Not applicable

70

Allocation of Allowance for Loan Losses. The following table sets forth the allowance for loan losses allocated by loan category, the total loan balances by category, and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories. At the dates indicated, we had no unallocated allowance for loan losses.

	At December 31,
	2018			2017
	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans
	(Dollars in thousands)

One-to four-family residential	$374	44.0%	93.2%	$512	60.2%	93.9%
Multifamily	31	3.7	5.1	20	2.4	3.4
Commercial real estate	12	1.4	1.4	17	2.0	2.1
Consumer	―	―	0.3	―	―	0.6
Total allocated allowance	417	49.1	100.0	549	64.6	100.0
Unallocated allowance	433	50.9	―	301	35.4	―
Total allowance for loan losses	$850	100.0%	100.0%	$850	100.0%	100.0%

At December 31, 2018, our allowance for loan losses represented 1.05% of total loans, and at December 31, 2017, our allowance for loan losses represented 1.08% of total loans and 366.38% of nonperforming loans. There was a net recovery of $11,000 and net loan charge-offs of $70,000 during the years ended December 31, 2018 and 2017, respectively.

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Because future events affecting borrowers and collateral cannot be predicted with certainty, the existing allowance for loan losses may not be adequate and management may determine that increases in the allowance are necessary if the quality of any portion of our loan portfolio deteriorates as a result. Furthermore, as an integral part of its examination process, the OCC will periodically review our allowance for loan losses. The OCC may have judgments different than management’s, and we may determine to increase our allowance as a result of these regulatory reviews. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

Investment Activities

General. Our investment policy is established by the board of directors. The objectives of the policy are to: (i) ensure adequate liquidity for loan demand and deposit fluctuations, and to allow us to alter our liquidity position to meet both day-to-day and long-term changes in assets and liabilities; (ii) manage interest rate risk in accordance with our interest rate risk policy; (iii) provide collateral for pledging requirements; (iv) maximize return on our investments; and (v) maintain a balance of high quality diversified investments to minimize risk.

Our executive officers meet monthly to assess our asset/liability risk profile and this group is responsible for implementing our investment policy, subject to the board of director’s approval of the investment strategies and monitoring of the investment performance. The Chief Executive Officer and the President/Chief Financial Officer have the overall responsibility for managing the investment portfolio and executing transactions. The board of directors regularly reviews our investment strategies and the market value of our investment portfolio.

71

We account for investment and mortgage-backed securities in accordance with Accounting Standards Codification Topic 320, “Investments - Debt and Equity Securities.” Accounting Standards Codification 320 requires that investments be categorized as held-to-maturity, trading, or available-for-sale. Our decision to classify certain of our securities as available-for-sale is based on our need to meet daily liquidity needs and to take advantage of profits that may occur from time to time.

Federally chartered savings institutions have authority to invest in various types of assets, including government-sponsored enterprise obligations, securities of various federal agencies, residential mortgage-backed securities, certain certificates of deposit of insured financial institutions, overnight and short-term loans to other banks, corporate debt instruments, debt instruments of municipalities and Fannie Mae and Freddie Mac equity securities. At December 31, 2018 and 2017, our investment portfolio consisted of mortgage-backed securities and Small Business Administration (SBA) securities.

Investment Securities. At December 31, 2018, we had mortgage-backed securities with a carrying value of $3.9 million, and we held $1.9 million of SBA securities. At these dates, all of our investment securities were categorized as available-for-sale.

Mortgage-backed securities are securities issued in the secondary market that are collateralized by pools of mortgages. Certain types of mortgage-backed securities are commonly referred to as “pass-through” certificates because the principal and interest of the underlying loans is “passed through” to investors, net of certain costs, including servicing and guarantee fees. Mortgage-backed securities typically are collateralized by pools of one- to four-family or multifamily mortgages, although we invest primarily in mortgage-backed securities backed by one- to four-family mortgages. The issuers of such securities pool and resell the participation interests in the form of securities to investors such as Eureka Homestead. The interest rate of the security is lower than the interest rates of the underlying loans to allow for payment of servicing and guaranty fees. All of our mortgage-backed securities are either backed by Ginnie Mae, a United States Government agency, or government-sponsored enterprises, such as Fannie Mae and Freddie Mac.

Residential mortgage-backed securities issued by United States Government agencies and government-sponsored enterprises are more liquid than individual mortgage loans because there is an active trading market for such securities. In addition, residential mortgage-backed securities may be used to collateralize our borrowings. Investments in residential mortgage-backed securities involve a risk that actual payments will be greater or less than the prepayment rate estimated at the time of purchase, which may require adjustments to the amortization of any premium or accretion of any discount relating to such interests, thereby affecting the net yield on our securities. Current prepayment speeds determine whether prepayment estimates require modification that could cause amortization or accretion adjustments.

Our SBA securities are securitized pools of loans issued and fully guaranteed by the Small Business Administration, a U.S. government agency.

Other Securities. We hold common stock of the FHLB in connection with our borrowing activities. The FHLB common stock is carried at cost and classified as restricted equity securities. It is not practicable to determine the fair value of FHLB common stock due to restrictions placed on its transferability. We may be required to purchase additional FHLB common stock if we increase borrowings in the future.

72

The following table sets forth the amortized cost and fair value of our securities portfolio (excluding Federal Home Loan Bank common stock) at the dates indicated. At the dates indicated, all of our investment securities were held as available-for-sale.

	At December 31,
	2018		2017
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Government Sponsored Mortgage-Backed securities:
Freddie Mac	$3,139	$3,022	$4,444	$4,331
Fannie Mae	232	230	1,011	991
Ginnie Mae	612	620	821	824
SBA 7a Pools	1,920	1,909	―	―
Total securities available-for-sale	$5,903	$5,781	$6,276	$6,146

73

Portfolio Maturities and Yields. The composition and maturities of the investment securities portfolio at December 31, 2018 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur. No tax-equivalent yield adjustments were made, as the effect thereof was not material. All of our securities at this date were held as available-for-sale.

	One Year or Less			More than One Year through Five Years			More than Five Years through Ten Years			More than Ten Years		Total Securities
	Amortized Cost		Weighted Average Yield	Amortized Cost		Weighted Average Yield	Amortized Cost		Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Government Sponsored Mortgage-Backed securities:
FHLMC	$	―	―	$	―	―	$	―	―	$3,139	1.92%	$3,139	$3,022	1.92%
FNMA		―	―		232	2.35%		―	―	―	―	232	230	2.35%
GNMA		―	―		―	―		―	―	612	3.17%	612	620	3.17%
SBA 7a Pools		―	―		―	―		1,920	2.68%	―	―	1,920	1,909	2.68%
Total securities available-for-sale	$	―	―		$232	2.35%		$1,920	2.68%	$3,751	2.12%	$5,903	$5,781	2.31%

74

Sources of Funds

General. Deposits, scheduled amortization and prepayments of loan principal, amortization payments from mortgage-backed securities and SBA securities, proceeds from loan sales, maturities and calls of securities and funds provided by operations are our primary sources of funds for use in lending, investing and for other general purposes. We also use borrowings, primarily FHLB advances, to supplement cash flow needs, lengthen the maturities of liabilities for interest rate risk purposes and to manage the cost of funds.

Deposits. We offer deposit products having a range of interest rates and terms. We currently offer savings accounts (passbook and money market) and certificates of deposit. Historically, we have relied on retail certificates of deposit as a funding source. In recent years, we have also accepted jumbo certificates of deposit through an on-line service, and municipal certificates of deposit, as non-retail funding sources to fund our loan originations.

The flow of deposits is influenced significantly by general economic conditions, changes in market and other prevailing interest rates, and competition. Our retail deposits are primarily obtained from areas surrounding our office, and our wholesale funding obtained through on-line listing services.

At December 31, 2018, our certificates of deposit included $22.9 million obtained through an online listing service, $1.3 million of brokered deposits, $9.6 million of municipal deposits and $8.5 million of jumbo (greater than $100,000) retail certificates of deposits.

The following table sets forth the distribution of our average total deposit accounts, by account type, for the years indicated.

	For the Years Ended December 31,
	2018			2017
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Savings (Passbook and money market)	$3,384	6.1%	0.20%	$3,588	7.5%	0.20%
Certificates of deposit:
Quickrate CDs	24,773	44.6	1.95	21,717	45.6	1.95
Retail CDs	18,510	33.3	1.42	16,706	35.1	1.42
Municipal CDs	7,802	14.0	1.91	5,627	11.8	1.91
Brokered CDs	1,138	2.0	2.37	2	n/a	n/a

Total deposits	$55,607	100.0%	1.67%	$47,640	100.0%	1.18%

As of December 31, 2018, the aggregate amount of our outstanding certificates of deposit in amounts greater than or equal to $100,000 was approximately $41.5 million. The following table sets forth the maturity of those certificates as of December 31, 2018.

At December 31, 2018
(In thousands)

Three months or less	$7,705
Over three months through six months	8,989
Over six months through one year	9,452
Over one year to three years	9,182
Over three years	6,201

Total	$41,529

75

The following table sets forth all our certificates of deposit classified by interest rate as of the dates indicated.

	At December 31,
	2018	2017
	(In thousands)

Interest Rate:
Less than 1.00%	$2,190	$7,681
1.00% - 1.99%	21,096	36,787
2.00% - 2.99%	27,427	4,323
3.00% - 3.99%	2,283	597

Total	$52,996	$49,388

The following table sets forth the amount and maturities of all our certificates of deposit by interest rate at December 31, 2018.

	At December 31, 2018
	Period to Maturity
	Less Than or Equal to One Year	Over One Year to Two Years	Over Two Years to Three Years		Over Three Years		Total	Percentage of Total Certificate Accounts
	(Dollars in thousands)

Interest Rate:
Less than or equal to1.00%	$2,119	$71	$	―	$	―	$2,190	4.1%
1.00% - 1.99%	14,939	3,821		1,030		1,306	21,096	39.8
2.00% - 2.99%	14,772	4,476		3,076		5,103	27,427	51.8
3.00% - 3.99%	249	348		249		1,437	2,283	4.3

Total	$32,079	$8,716		$4,355		$7,846	$52,996	100.0%

Borrowings. We may obtain advances from the FHLB upon the security of our capital stock in the FHLB and our one- to four-family residential real estate portfolio. We utilize these advances for asset/liability management purposes and for additional funding for our operations. Such advances may be made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. To the extent such borrowings have different terms to reprice than our deposits, they can change our interest rate risk profile. Historically, we have utilized longer-term advances to better match the maturities of the long-term, fixed-rate assets which comprise the biggest component of our loan portfolio. At December 31, 2018, we had $26.0 million in outstanding advances from the FHLB. At December 31, 2018, based on available collateral and our ownership of FHLB common stock, we had access to additional FHLB advances of up to $8.7 million. Additionally, at December 31, 2018, we had access to a $3.0 million line of credit through First National Bankers Bank.

76

The following table sets forth information concerning balances and interest rates on our borrowings at and for the periods shown:

	At or For the Years Ended December 31,
	2018	2017
	(Dollars in thousands)

FHLB:
Balance at end of period	$26,030	$26,017
Average balance during period	$27,068	$28,177
Maximum outstanding at any month end	$31,025	$30,311
Weighted average interest rate at end of period	2.78%	2.54%
Average interest rate during period	2.68%	2.57%

For more information about our borrowings, see Note 9 of the Notes to our Financial Statements beginning on page F-28 of this prospectus.

Properties

At December 31, 2018, the net book value of our properties was $767,000. We own our full-service office located at 1922 Veterans Memorial Boulevard, Metairie, Louisiana. Additionally we own a facility in Baton Rouge, Louisiana with a net book value of $269,000, which serves as a disaster relief/storage facility. We believe that our current facilities are adequate to meet our present and foreseeable needs, other than modest and customary repair and replacement needs.

Subsidiary Activities

Upon completion of the conversion, Eureka Homestead will become the wholly owned subsidiary of Eureka Homestead Bancorp. Eureka Homestead has no subsidiaries.

Legal Proceedings

We are not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business. At December 31, 2018, we were not involved in any legal proceedings the outcome of which would be material to our financial condition or results of operations.

Expense and Tax Allocation Agreements

Eureka Homestead will enter into an agreement with Eureka Homestead Bancorp to provide it with certain administrative support services, whereby Eureka Homestead will be compensated at not less than the fair market value of the services provided. In addition, Eureka Homestead and Eureka Homestead Bancorp will enter into an agreement to establish a method for allocating and for reimbursing the payment of their consolidated tax liability.

Employees

As of December 31, 2018 we had 15 full-time equivalent employees. Our employees are not represented by any collective bargaining group. Management believes that we have a good working relationship with our employees.

77

REGULATION AND SUPERVISION

General

As a federal savings association, Eureka Homestead is subject to examination and regulation by the OCC, and is also subject to examination by the FDIC. This regulation and supervision establishes a comprehensive framework of activities in which an institution may engage and is intended primarily for the protection of the FDIC’s deposit insurance fund and depositors, and not for the protection of security holders. Eureka Homestead also is a member of and owns stock in the FHLB, which is one of the 11 regional banks in the Federal Home Loan Bank System.

Under this system of regulation, the regulatory authorities have extensive discretion in connection with their supervisory, enforcement, rulemaking and examination activities and policies, including rules or policies that: establish minimum capital levels; restrict the timing and amount of dividend payments; govern the classification of assets; determine the adequacy of loan loss reserves for regulatory purposes; and establish the timing and amounts of assessments and fees. Moreover, as part of their examination authority, the banking regulators assign numerical ratings to banks and savings institutions relating to capital, asset quality, management, liquidity, earnings and other factors. The receipt of a less than satisfactory rating in one or more categories may result in enforcement action by the banking regulators against a financial institution. A less than satisfactory rating may also prevent a financial institution, such as Eureka Homestead or its holding company, from obtaining necessary regulatory approvals to access the capital markets, pay dividends, acquire other financial institutions or establish new branches.

In addition, we must comply with significant anti-money laundering and anti-terrorism laws and regulations, Community Reinvestment Act laws and regulations, and fair lending laws and regulations. Government agencies have the authority to impose monetary penalties and other sanctions on institutions that fail to comply with these laws and regulations, which could significantly affect our business activities, including our ability to acquire other financial institutions or expand our branch network.

As a savings and loan holding company following the conversion, Eureka Homestead Bancorp will be required to comply with the rules and regulations of the Federal Reserve Board. It will be required to file certain reports with the Federal Reserve Board and will be subject to examination by the enforcement authority of the Federal Reserve Board. Eureka Homestead Bancorp will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Any change in applicable laws or regulations, whether by the OCC, the FDIC, the Federal Reserve Board or Congress, could have a material adverse impact on the operations and financial performance of Eureka Homestead Bancorp and Eureka Homestead.

Set forth below is a brief description of material regulatory requirements that are or will be applicable to Eureka Homestead and Eureka Homestead Bancorp. The description is limited to certain material aspects of the statutes and regulations addressed, and is not intended to be a complete description of such statutes and regulations and their effects on Eureka Homestead and Eureka Homestead Bancorp.

Federal Banking Regulation

Business Activities. A federal savings association derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and applicable federal regulations. Under these laws and regulations, Eureka Homestead may invest in mortgage loans secured by residential and commercial real estate, commercial business and consumer loans, certain types of debt securities and certain other assets, subject to applicable limits. Eureka Homestead may also establish subsidiaries that may engage in certain activities not otherwise permissible for Eureka Homestead, including real estate investment and securities and insurance brokerage.

78

Capital Requirements. Federal regulations require federally insured depository institutions to meet several minimum capital standards: a common equity Tier 1 capital to risk-weighted assets ratio of 4.5%, a Tier 1 capital to risk-weighted assets ratio of 6.0%, a total capital to risk-weighted assets of 8.0%, and a 4.0% Tier 1 capital to adjusted average total assets leverage ratio. These capital requirements were effective January 1, 2015 and are the result of a final rule implementing recommendations of the Basel Committee on Banking Supervision and certain requirements of the Dodd-Frank Act.

Common equity Tier 1 capital is generally defined as common stockholders’ equity and retained earnings.  Tier 1 capital is generally defined as common equity Tier 1 and additional Tier 1 capital.  Additional Tier 1 capital includes certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries.  Total capital includes Tier 1 capital (common equity Tier 1 capital plus additional Tier 1 capital) and Tier 2 capital.  Tier 2 capital is comprised of capital instruments and related surplus, meeting specified requirements, and may include cumulative preferred stock and long-term perpetual preferred stock, mandatory convertible securities, intermediate preferred stock and subordinated debt.  Also included in Tier 2 capital is the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and, for institutions that have exercised an opt-out election regarding the treatment of Accumulated Other Comprehensive Income (“AOCI”), up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values.  Institutions that have not exercised the AOCI opt-out have AOCI incorporated into common equity Tier 1 capital (including unrealized gains and losses on available-for-sale-securities).   Eureka Homestead exercised its AOCI opt-out election. Calculation of all types of regulatory capital is subject to deductions and adjustments specified in the regulations.

In determining the amount of risk-weighted assets for purposes of calculating risk-based capital ratios, all assets, including certain off-balance sheet assets (e.g., recourse obligations, direct credit substitutes, residual interests) are multiplied by a risk weight factor assigned by the regulations based on the risks believed inherent in the type of asset. Higher levels of capital are required for asset categories believed to present greater risk. For example, a risk weight of 0% is assigned to cash and U.S. government securities, a risk weight of 50% is generally assigned to prudently underwritten first lien one- to four-family residential real estate loans, a risk weight of 100% is assigned to commercial and consumer loans, a risk weight of 150% is assigned to certain past due loans and a risk weight of between 0% to 600% is assigned to permissible equity interests, depending on certain specified factors.

In addition to establishing the minimum regulatory capital requirements, the regulations limit capital distributions and certain discretionary bonus payments to management if the institution does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets above the amount necessary to meet its minimum risk-based capital requirements. The capital conservation buffer requirement was phased in beginning January 1, 2016 at 0.625% of risk-weighted assets and increasing each year until fully implemented at 2.5% of risk-weighted assets on January 1, 2019.

As a result of the recently enacted Economic Growth, Regulatory Relief, and Consumer Protection Act, the federal banking agencies are required to develop a “Community Bank Leverage Ratio” (the ratio of a bank’s tangible equity capital to average total consolidated assets) for financial institutions with assets of less than $10 billion. A “qualifying community bank” that exceeds this ratio will be deemed to be in compliance with all other capital and leverage requirements, including the capital requirements to be considered “well capitalized” under Prompt Corrective Action statutes. The federal banking agencies may consider a financial institution’s risk profile when evaluating whether it qualifies as a community bank for purposes of the capital ratio requirement. The federal banking agencies must set the minimum capital for the new Community Bank Leverage Ratio at not less than 8% and not more than 10%. A financial institution can elect to be subject to this new definition.

79

At December 31, 2018, Eureka Homestead’s capital exceeded all applicable requirements.

Loans-to-One Borrower. Generally, a federal savings association may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. As of December 31, 2018, Eureka Homestead was in compliance with the loans-to-one borrower limitations.

Qualified Thrift Lender Test. As a federal savings association, Eureka Homestead must satisfy the qualified thrift lender, or “QTL,” test. Under the QTL test, Eureka Homestead must maintain at least 65% of its “portfolio assets” in “qualified thrift investments” (primarily residential mortgages and related investments, including mortgage-backed securities) in at least nine months of the most recent 12-month period. “Portfolio assets” generally means total assets of a savings association, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings association’s business.

Eureka Homestead also may satisfy the QTL test by qualifying as a “domestic building and loan association” as defined in the Internal Revenue Code of 1986, as amended. This test generally requires a savings association to have at least 75% of its deposits held by the public and earn at least 25% of its income from loans and U.S. government obligations. Alternatively, a savings association can satisfy this test by maintaining at least 60% of its assets in cash, real estate loans and U.S. Government or state obligations.

A savings association that fails the qualified thrift lender test must operate under specified restrictions set forth in the Home Owners’ Loan Act. The Dodd-Frank Act made noncompliance with the QTL test subject to agency enforcement action for a violation of law. At December 31, 2018, Eureka Homestead was in compliance with the qualified thrift lender test, and at this date its percentage of qualified thrift investments to total assets was approximately 95.6%.

Capital Distributions. Federal regulations govern capital distributions by a federal savings association, which include cash dividends, stock repurchases and other transactions charged to the savings association’s capital account. A federal savings association must file an application with the OCC for approval of a capital distribution if:

•	the total capital distributions for the applicable calendar year exceed the sum of the savings association’s net income for that year to date plus the savings association’s retained net income for the preceding two years;

•	the savings association would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or regulatory condition; or

•	the savings association is not eligible for expedited treatment of its filings, generally due to an unsatisfactory CAMELS rating or being subject to a cease and desist order or formal written agreement that requires action to improve the institution’s financial condition.

80

Even if an application is not otherwise required, every savings association that is a subsidiary of a savings and loan holding company, such as Eureka Homestead, must still file a notice with the Federal Reserve Board at least 30 days before the board of directors declares a dividend or approves a capital distribution.

A notice or application related to a capital distribution may be disapproved if:

•	the federal savings association would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

In addition, the Federal Deposit Insurance Act provides that an insured depository institution may not make any capital distribution if, after making such distribution, the institution would fail to meet any applicable regulatory capital requirement. A federal savings association also may not make a capital distribution that would reduce its regulatory capital below the amount required for the liquidation account established in connection with its conversion to stock form.

Community Reinvestment Act and Fair Lending Laws. All federal savings associations have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low- and moderate-income borrowers. In connection with its examination of a federal savings association, the OCC is required to assess the federal savings association’s record of compliance with the Community Reinvestment Act. A savings association’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the OCC, as well as other federal regulatory agencies and the Department of Justice.

The Community Reinvestment Act requires all institutions insured by the Federal Deposit Insurance Corporation to publicly disclose their rating. Eureka Homestead received a “satisfactory” Community Reinvestment Act rating in its most recent federal examination.

Transactions with Related Parties. A federal savings association’s authority to engage in transactions with its affiliates is limited by Sections 23A and 23B of the Federal Reserve Act and federal regulation. An affiliate is generally a company that controls, or is under common control with, an insured depository institution such as Eureka Homestead. Eureka Homestead Bancorp will be an affiliate of Eureka Homestead because of its control of Eureka Homestead. In general, transactions between an insured depository institution and its affiliates are subject to certain quantitative limits and collateral requirements. In addition, federal regulations prohibit a savings association from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary. Finally, transactions with affiliates must be consistent with safe and sound banking practices, not involve the purchase of low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates.

81

Eureka Homestead’s authority to extend credit to its directors, executive officers and 10% shareholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions generally require that extensions of credit to insiders:

•	be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and

•	not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Eureka Homestead’s capital.

In addition, extensions of credit in excess of certain limits must be approved by Eureka Homestead’s board of directors. Extensions of credit to executive officers are subject to additional limits based on the type of extension involved.

Enforcement. The OCC has primary enforcement responsibility over federal savings associations and has authority to bring enforcement action against all “institution-affiliated parties,” including directors, officers, shareholders, attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on a federal savings association. Formal enforcement action by the OCC may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution and the appointment of a receiver or conservator. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The FDIC also has the authority to terminate deposit insurance or recommend to the OCC that enforcement action be taken with respect to a particular savings association. If such action is not taken, the FDIC has authority to take the action under specified circumstances.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation and other operational and managerial standards as the agency deems appropriate. Interagency guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to implement an acceptable compliance plan. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order or the imposition of civil money penalties.

Interstate Banking and Branching. Federal law permits well capitalized and well managed holding companies to acquire banks in any state, subject to Federal Reserve Board approval, certain concentration limits and other specified conditions. Interstate mergers of banks are also authorized, subject to regulatory approval and other specified conditions. In addition, among other things, recent amendments made by the Dodd-Frank Act permit banks to establish de novo branches on an interstate basis provided that branching is authorized by the law of the host state for the banks chartered by that state.

82

Prompt Corrective Action. Federal law requires, among other things, that federal bank regulators take “prompt corrective action” with respect to institutions that do not meet minimum capital requirements. For this purpose, the law establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Under the regulations, as amended effective January 1, 2015 to incorporate the previously mentioned amendments to the regulatory capital requirements, an institution is deemed to be “well capitalized” if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, a leverage ratio of 5.0% or greater and a common equity Tier 1 ratio of 6.5% or greater. An institution is “adequately capitalized” if it has a total risk-based capital ratio of 8.0% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, a leverage ratio of 4.0% or greater and a common equity Tier 1 ratio of 4.5% or greater. An institution is “undercapitalized” if it has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 6.0%, a leverage ratio of less than 4.0% or a common equity Tier 1 ratio of less than 4.5%. An institution is deemed to be “significantly undercapitalized” if it has a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-based capital ratio of less than 4.0%, a leverage ratio of less than 3.0% or a common equity Tier 1 ratio of less than 3.0%. An institution is considered to be “critically undercapitalized” if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2.0%.

Federal law and regulations also specify circumstances under which a federal banking agency may reclassify a well-capitalized institution as adequately capitalized and may require an institution classified as less than well capitalized to comply with supervisory actions as if it were in the next lower category.

The OCC may order savings associations that have insufficient capital to take corrective actions. For example, a savings association that is categorized as “undercapitalized” is subject to growth limitations and is required to submit a capital restoration plan, and a holding company that controls such a savings association is required to guarantee that the savings association complies with the restoration plan. A “significantly undercapitalized” savings association may be subject to additional restrictions. Savings associations deemed by the OCC to be “critically undercapitalized” would be subject to the appointment of a receiver or conservator.

At December 31, 2018 Eureka Homestead met the criteria for being considered “well capitalized.”

Insurance of Deposit Accounts. Eureka Homestead is a member of the Deposit Insurance Fund, which is administered by the Federal Deposit Insurance Corporation (“FDIC”). Eureka Homestead’s deposit accounts are insured by the FDIC, generally up to a maximum of $250,000 per depositor.

The FDIC imposes deposit insurance assessment against all insured depository institutions. An institution’s assessment rate depends upon the perceived risk of the institution to the Deposit Insurance Fund, with institutions deemed less risky paying lower rates. Currently, assessments for institutions of less than $10 billion of total assets are based on financial measures and supervisory ratings derived from statistical models estimating the probability of failure within three years. That system was effective July 1, 2016 and replaces a system under which each institution was assigned to a risk category. Assessment rates (inclusive of possible adjustments) currently range from 1.5 to 30 basis points of each institution’s total assets less tangible capital. The current scale, also effective July 1, 2016, is a reduction from the previous range of 2.5 to 45 basis points. The FDIC may increase or decrease the range of assessments uniformly, except that no adjustment can deviate more than two basis points from the base assessment rate without notice and comment rulemaking. The existing system represents a change, required by the Dodd-Frank Act, from the FDIC’s prior practice of basing the assessment on an institution’s aggregate deposits.

83

The FDIC has the authority to increase insurance assessments. A significant increase in insurance premiums would have an adverse effect on the operating expenses and results of operations of Eureka Homestead. We cannot predict what deposit insurance assessment rates will be in the future.

Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation. We do not know of any practice, condition or violation that might lead to termination of deposit insurance at Eureka Homestead.

In addition to the Federal Deposit Insurance Corporation assessments, the Financing Corporation (FICO) is authorized to impose and collect, with the approval of the Federal Deposit Insurance Corporation, assessments for anticipated payments, issuance costs and custodial fees on bonds issued by the FICO in the 1980s to recapitalize the former Federal Savings and Loan Insurance Corporation. The bonds issued by the FICO are due to mature by 2019. For the quarter ended December 31, 2018, the annualized FICO assessment was equal to 0.32 basis points of total assets less tangible capital.

Privacy Regulations. Federal regulations generally require that Eureka Homestead disclose its privacy policy, including identifying with whom it shares a customer’s “non-public personal information,” to customers at the time of establishing the customer relationship and annually thereafter. In addition, Eureka Homestead is required to provide its customers with the ability to “opt-out” of having their personal information shared with unaffiliated third parties and not to disclose account numbers or access codes to non-affiliated third parties for marketing purposes. Eureka Homestead currently has a privacy protection policy in place and believes that such policy is in compliance with the regulations.

USA Patriot Act. Eureka Homestead is subject to the USA PATRIOT Act, which gives federal agencies additional powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing, and broadened anti-money laundering requirements. The USA PATRIOT Act contains provisions intended to encourage information sharing among bank regulatory agencies and law enforcement bodies and imposes affirmative obligations on financial institutions, such as enhanced recordkeeping and customer identification requirements.

Prohibitions Against Tying Arrangements. Federal savings associations are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Other Regulations

Interest and other charges collected or contracted for by Eureka Homestead are subject to state usury laws and federal laws concerning interest rates. Loan operations are also subject to state and federal laws applicable to credit transactions, such as the:

84

•	Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies; and

•	Rules and regulations of the various federal and state agencies charged with the responsibility of implementing such federal and state laws.

The deposit operations of Eureka Homestead also are subject to, among others, the:

•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check; and

•	Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Federal Home Loan Bank System

Eureka Homestead is a member of the Federal Home Loan Bank System, which consists of 11 regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. Members of the Federal Home Loan Bank are required to acquire and hold shares of capital stock in the Federal Home Loan Bank. Eureka Homestead was in compliance with this requirement at December 31, 2018. Based on redemption provisions of the FHLB, the stock has no quoted market value and is carried at cost. Eureka Homestead reviews for impairment, based on the ultimate recoverability, the cost basis of the FHLB. As of December 31, 2018, no impairment has been recognized.

Holding Company Regulation

Eureka Homestead Bancorp will be a unitary savings and loan holding company subject to regulation and supervision by the Federal Reserve Board. The Federal Reserve Board will have enforcement authority over Eureka Homestead Bancorp and its non-savings institution subsidiaries. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a risk to Eureka Homestead.

As a savings and loan holding company, Eureka Homestead Bancorp’s activities will be limited to those activities permissible by law for financial holding companies (if Eureka Homestead Bancorp makes an election to be treated as a financial holding company and meets the other requirements to be a financial holding company) or multiple savings and loan holding companies. A financial holding company may engage in activities that are financial in nature, incidental to financial activities or complementary to a financial activity. Such activities include lending and other activities permitted for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, insurance and underwriting equity securities. Multiple savings and loan holding companies are authorized to engage in activities specified by federal regulation, including activities permitted for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act.

85

Federal law prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of another savings institution or savings and loan holding company without prior written approval of the Federal Reserve Board, and from acquiring or retaining control of any depository institution not insured by the FDIC. In evaluating applications by holding companies to acquire savings institutions, the Federal Reserve Board must consider such things as the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on and the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors. A savings and loan holding company may not acquire a savings institution in another state and hold the target institution as a separate subsidiary unless it is a supervisory acquisition under Section 13(k) of the Federal Deposit Insurance Act or the law of the state in which the target is located authorizes such acquisitions by out-of-state companies.

Savings and loan holding companies historically have not been subject to consolidated regulatory capital requirements. The Dodd-Frank Act requires the Federal Reserve Board to establish minimum consolidated capital requirements for all depository institution holding companies that are as stringent as those required for the insured depository subsidiaries. However, legislation was enacted in May 2018 that required the Federal Reserve Board to amend its “Small Bank Holding Company” exemption from consolidated holding company capital requirements to generally extend its applicability to bank and savings and loan holding companies of up to $3.0 billion in assets. Regulations implementing this amendment were effective in August 2018. Consequently, savings and loan holding companies of under $3.0 billion in consolidated assets remain exempt from consolidated regulatory capital requirements, unless the Federal Reserve determines otherwise in particular cases.

The Dodd-Frank Act extended the “source of strength” doctrine to savings and loan holding companies. The Federal Reserve Board has promulgated regulations implementing the “source of strength” policy that require holding companies to act as a source of strength to their subsidiary depository institutions by providing capital, liquidity and other support in times of financial stress.

The Federal Reserve Board has issued a policy statement regarding the payment of dividends and the repurchase of shares of common stock by bank holding companies and savings and loan holding companies. In general, the policy provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. Regulatory guidance provides for prior regulatory consultation with respect to capital distributions in certain circumstances such as where the company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the company’s overall rate of earnings retention is inconsistent with the company’s capital needs and overall financial condition. The ability of a holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. The policy statement also states that a holding company should inform the Federal Reserve Board supervisory staff prior to redeeming or repurchasing common stock or perpetual preferred stock if the holding company is experiencing financial weaknesses or if the repurchase or redemption would result in a net reduction, as of the end of a quarter, in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred. These regulatory policies may affect the ability of Eureka Homestead Bancorp to pay dividends, repurchase shares of common stock or otherwise engage in capital distributions.

86

In order for Eureka Homestead Bancorp to be regulated as savings and loan holding company by the Federal Reserve Board, rather than as a bank holding company, Eureka Homestead must qualify as a “qualified thrift lender” under federal regulations or satisfy the “domestic building and loan association” test under the Internal Revenue Code. Under the qualified thrift lender test, a savings institution is required to maintain at least 65% of its “portfolio assets” (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangible assets, including goodwill; and (iii) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including certain mortgage-backed and related securities) in at least nine out of each 12 month period. At December 31, 2018, Eureka Homestead maintained 95.6% of its portfolio assets in qualified thrift investments and was in compliance with the qualified thrift lender requirement.

Federal Securities Laws

Eureka Homestead Bancorp common stock will be registered with the Securities and Exchange Commission after the conversion and stock offering. Eureka Homestead Bancorp will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration under the Securities Act of 1933 of shares of common stock issued in Eureka Homestead Bancorp’s public offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of Eureka Homestead Bancorp may be resold without registration. Shares purchased by an affiliate of Eureka Homestead Bancorp will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If Eureka Homestead Bancorp meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of Eureka Homestead Bancorp that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Eureka Homestead Bancorp, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, Eureka Homestead Bancorp may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 is intended to improve corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. We have policies, procedures and systems designed to comply with these regulations, and we review and document such policies, procedures and systems to ensure continued compliance with these regulations.

Change in Control Regulations

Under the Change in Bank Control Act, no person may acquire control of a savings and loan holding company such as Eureka Homestead Bancorp unless the Federal Reserve Board has been given 60 days prior written notice and has not issued a notice disapproving the proposed acquisition, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition. Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the regulator that the acquiror has the power, directly or indirectly, to exercise a controlling influence over the management or policies of the institution. Acquisition of more than 10% of any class of a savings and loan holding company’s voting stock constitutes a rebuttable determination of control under the regulations under certain circumstances including where, as will be the case with Eureka Homestead Bancorp, the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934.

87

In addition, federal regulations provide that no company may acquire control of a savings and loan holding company without the prior approval of the Federal Reserve Board. Any company that acquires such control becomes a “savings and loan holding company” subject to registration, examination and regulation by the Federal Reserve Board.

TAXATION

Federal Taxation

General. Eureka Homestead Bancorp and Eureka Homestead are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to Eureka Homestead Bancorp and Eureka Homestead.

Method of Accounting. For federal income tax purposes, Eureka Homestead currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its federal income tax returns. The Small Business Protection Act of 1996 eliminated the use of the reserve method of accounting for bad debt reserves by savings institutions, effective for taxable years beginning after 1995.

Minimum Tax. The alternative minimum tax (“AMT”) for corporations has been repealed for tax years beginning after December 31, 2017. Any unused minimum tax credit of a corporation may be used to offset regular tax liability for any tax year. In addition, a portion of unused minimum tax credit is refundable in 2018 through 2021. The refundable portion is 50% (100% in 2021) of the excess of the minimum tax credit for the year over any credit allowable against regular tax for that year. At December 31, 2018, Eureka Homestead had $0 minimum tax credit carryforward.

Net Operating Loss Carryovers. Generally, a corporation may carry forward net operating losses generated in tax years beginning after December 31, 2017 indefinitely and can offset up to 80% of taxable income. For the year ended December 31, 2018, Eureka Homestead generated $160,000 of federal net operating loss carryforwards which are available for future use. Eureka Homestead generated no net operating loss carryforward for Louisiana. Eureka Homestead also had no net operating loss carryforward generated prior to 2018.

Capital Loss Carryovers. Generally, a corporation may carry back capital losses to the preceding three taxable years and forward to the succeeding five taxable years. Any capital loss carryback or carryover is treated as a short-term capital loss for the year to which it is carried. As such, it is grouped with any other capital losses for the year to which carried and is used to offset any capital gains. Any undeducted loss remaining after the five-year carryover period is not deductible. At December 31, 2018, Eureka Homestead had no capital loss carryover.

Corporate Dividends. Eureka Homestead Bancorp may generally exclude from our income 100% of dividends received from Eureka Homestead as a member of the same affiliated group of corporations.

Audit of Tax Returns. Eureka Homestead’s federal income tax returns have not been audited in the most recent five-year period.

88

State Taxation

Eureka Homestead Bancorp will be subject to the Louisiana Corporation Income Tax based on our Louisiana taxable income. The Corporation Income Tax applies at graduated rates from 4% upon the first $25,000 of Louisiana taxable income to 8% on all Louisiana taxable income in excess of $200,000. For these purposes, “Louisiana taxable income” means net income which is earned by us within or derived from sources within the State of Louisiana, after adjustments permitted under Louisiana law, including a federal income tax deduction. In addition, Eureka Homestead will be subject to the Louisiana Shares Tax which is imposed on the assessed value of Eureka Homestead’s capital. The formula for deriving the assessed value is to apply the applicable rate to the sum of:

(1)	20% of our capitalized earnings, plus
(2)	80% of our taxable stockholders’ equity, minus
(3)	50% of our real and personal property assessment.

Various items may also be subtracted in calculating a company’s capitalized earnings. We believe that the Louisiana Shares Tax will result in a significant additional tax liability following the conversion on an annual basis. See “Unaudited Pro Forma Data.”

As a Maryland business corporation, Eureka Homestead Bancorp will be required to file an annual report with and pay personal property taxes to the State of Maryland.

MANAGEMENT

Shared Management Structure

The directors of Eureka Homestead Bancorp are the same persons who are the directors of Eureka Homestead. In addition, each executive officer of Eureka Homestead Bancorp is also an executive officer of Eureka Homestead. We expect that Eureka Homestead Bancorp and Eureka Homestead will continue to have common executive officers and directors until there is a business reason to establish separate management structures.

Executive Officers of Eureka Homestead Bancorp and Eureka Homestead

The following table sets forth information regarding the executive officers of Eureka Homestead Bancorp and Eureka Homestead. Age information is as of December 31, 2018. The executive officers of Eureka Homestead Bancorp and Eureka Homestead are elected annually.

Name	Age	Position

Alan T. Heintzen	66	Chief Executive Officer
Cecil A. Haskins, Jr.	63	President and Chief Financial Officer

89

Directors of Eureka Homestead Bancorp and Eureka Homestead

Eureka Homestead Bancorp has seven directors. Directors serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting. Directors of Eureka Homestead will be elected by Eureka Homestead Bancorp as its sole stockholder. The following table states our directors’ names, their ages as of December 31, 2018, the years when they began serving as directors of Eureka Homestead and when their current terms expire.

Name(1)	Position(s) Held With Eureka Homestead	Age	Director Since	Current Term Expires

Alan T. Heintzen	Chairman of the Board and Chief Executive Officer	66	1996	2021
Cecil A. Haskins, Jr.	President, Chief Financial Officer and Director	63	2014	2020
Creed W. Brierre, Sr.	Director	72	2000	2022
Patrick M. Gibbs	Director	71	2010	2022
Nick O. Sagona, Jr.	Director	71	2013	2021
Robert M. Shofstahl	Director	71	1995	2020
Wilbur A. Toups, Jr.	Director	78	1995	2020

(1)         The mailing address for each person listed is 1922 Veterans Memorial Boulevard, Metairie, Louisiana 70005.

Board Independence

Eureka Homestead Bancorp has determined to adopt the standards for “independence” for purposes of board and committee service set forth in the listing standards of the Nasdaq Stock Market. The board of directors has determined that each of our directors, with the exception of directors Alan T. Heintzen and Cecil A. Haskins, Jr., is “independent” as defined in the listing standards of the Nasdaq Stock Market. Messrs. Heintzen and Haskins are not independent because they are executive officers of Eureka Homestead Bancorp and Eureka Homestead.

To our knowledge, there were no other transactions between us and any director or entity controlled by any director, which would interfere with the directors’ exercise of independent judgment in carrying out his responsibilities as a director.

The Business Background of Our Directors and Executive Officers

The business experience for the past five years of each of our directors and executive officers is set forth below. With respect to directors, the biographies also contain information regarding the person’s experience, qualifications, attributes or skills that caused the Nominating Committee and the board of directors to determine that the person should serve as a director. Each director is also a director of Eureka Homestead. Unless otherwise indicated, directors and executive officers have held their positions for the past five years.

90

Directors

Alan T. Heintzen is our Chief Executive Officer, a position he has held since 1996. Mr. Heintzen is also Chairman of the Board of Directors and our Chief Compliance Officer. In accordance with our succession plan, in July 2018, Mr. Heintzen relinquished the role of President, a position he had held since 1996 and the corresponding oversight of the day-to-day operations of Eureka Homestead, and was elected Chairman of the Board and began working off-site from the Bank’s office. Including his 22 years of experience at Eureka Homestead, Mr. Heintzen has a total of 40 years of management experience in the banking profession. Mr. Heintzen’s experience provides the board with a perspective on the day-to-day operations and lending function of Eureka Homestead, and assists the board in assessing the trends and developments in the financial institutions industry on a local and national basis.

Cecil A. Haskins, Jr. is our President and Chief Financial Officer. He has held the position of President since July 2018 and the position of Chief Financial Officer since September 1999. Mr. Haskins is a certified public accountant with audit and consulting experience for financial institutions nationally and internationally. Mr. Haskins’ experience provides the Board with the necessary financial perspective and bank operations, and assists the Board in assessing trends and developments in the financial institutions industry on a local and national basis.

Creed W. Brierre, Sr., FAIA is retired. Prior to his retirement in 2015, Mr. Brierre was president of Mathes Brierre Architects, the oldest and largest architecture firm in Louisiana, headquartered in New Orleans. Mr. Brierre has over 44 years of executive managerial and business experience, as well as experience in regulation, contracts, and construction, all of which provide the board of directors with general business acumen.

Patrick M. Gibbs is retired. Prior to his retirement in 2013, for 40 years, Mr. Gibbs was a senior executive at the University of New Orleans, the LSU System, and the University of New Orleans Foundation. Mr. Gibbs brings to the board his management experience in business and property functions, as well as financing, planning, and construction. In addition, Mr. Gibbs is a retired, inactive certified public accountant and provides experience in oversight and control to management operations.

Nick O. Sagona, Jr. is retired. Prior to his retirement in 2013, Mr. Sagona was a certified public accountant with 44 years of experience in public accounting. During that time Mr. Sagona provided accounting, independent audit, tax and advisory services to community financial institutions, including thrifts and commercial banks. Mr. Sagona’s expertise and background with regard to accounting matters, internal controls, the application of generally accepted accounting principles and business finance provide the board of directors and the Audit Committee with valuable insight into accounting issues involving Eureka Homestead.

Robert M. Shofstahl is retired. Prior to his retirement in 2009, Mr. Shofstahl served for 13 years as Chief Administrative Officer of Adams and Reese, a large regional law firm headquartered in New Orleans. In addition, Mr. Shofstahl has over 45 years of executive management experience in the banking and thrift industry. Mr. Shofstahl served on the board of the New Orleans branch of the Federal Reserve Bank of Atlanta. Mr. Shofstahl’s broad experience provides the board of directors with broad knowledge of corporate responsibilities and oversight of management.

Wilbur A. Toups, Jr. is retired. Prior to his retirement in 2017, since 2007 Mr. Toups worked as an independent contractor where he did loan review work for two commercial banks. Prior to this, Mr. Toups worked in commercial banking performing loan reviews for commercial banks and as a contract trainer with Omega Performance leading training sessions for various banks both domestically and internationally as well as for bank regulators. Mr. Toups also worked for 20 years as a commercial loan officer.  Mr. Toups has over 55 years of experience in commercial lending and bank consulting.  In addition, Mr. Toups has conducted numerous commercial lending training courses for industry groups.  Mr. Toups’ experience provides the board of directors with extensive knowledge in all lending matters.

91

Transactions With Certain Related Persons

Federal law generally prohibits publicly traded companies from making loans to their executive officers and directors, but it contains a specific exemption from such prohibition for loans made by federally insured financial institutions, such as Eureka Homestead, to their executive officers and directors in compliance with federal banking regulations. At December 31, 2018, all of our loans to directors and executive officers were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Eureka Homestead, and did not involve more than the normal risk of collectability or present other unfavorable features. These loans were performing according to their original terms at December 31, 2018, and were made in compliance with federal banking regulations.

Executive Compensation

Summary Compensation Table. The table below summarizes the total compensation paid to or earned by our Chief Executive Officer and one other executive officer, our President and Chief Financial Officer, whose total compensation exceeded $100,000 during the year ended December 31, 2018. Both individuals listed in the table below are referred to as a “named executive officer.”

Summary Compensation Table
Name and principal position	Year	Salary ($)(1)	Bonus ($)(2)	All other Compensation ($)(3)	Total ($)

Alan T. Heintzen, Chief Executive Officer, Chief Compliance Officer and Chairman of the Board	2018	$127,200	―	$271,841	$399,041
Cecil A. Haskins, Jr., President and Chief Financial Officer	2018	$182,500	$10,000	$38,319	$230,819

(1)	Messrs. Heintzen’s and Haskins’ current annual base salaries are $42,400 and $215,000, respectively. Effective July 1, 2019, Messrs. Heintzen’s and Haskins’ annual base salaries will be $113,000 and $228,000, respectively.
(2)	Represents a discretionary cash bonus, which was paid during the year ending December 31, 2018.
(3)	A break-down of the various elements of compensation in this column is set forth in the following table:

All Other Compensation
Name	401(k) Match ($)	401(k) Profit Sharing ($)	Director Fees ($)	Deferred Compensation Payments ($)(4)	Total All Other Compensation ($)
Alan T. Heintzen	$5,088	$24,153	$13,000	$229,200	$271,841
Cecil A. Haskins, Jr.	$7,300	$18,019	$13,000	―	$38,319

(4)	Represents $187,200 paid pursuant to the deferred compensation plan and $42,400 paid pursuant to the supplemental executive retirement plan.

92

Benefit Plans and Agreements

Employment Agreements. Eureka Homestead has entered into employment agreements with each of Messrs. Heintzen and Haskins that will become effective at the completion of the conversion. Our continued success depends to a significant degree on the skills and competence of our executive officers and the employment agreements are intended to ensure that we maintain a stable management base following the reorganization and offering.

Each of the employment agreements has an initial term of three years. Commencing as of the first anniversary of the effective date of the employment agreement, and as of each subsequent anniversary thereafter, the board of directors may renew the agreement for an additional year so that the remaining term will again become three years. In addition to base salary, the agreements provide for, among other things, participation in bonus programs and other benefit plans and arrangements applicable to executive employees. The expected base salaries for Messrs. Heintzen and Haskins are $113,000 and 228,000, respectively. We may terminate the employment of either executive for cause at any time, in which event they would have no right to receive compensation or other benefits under the employment agreements for any period after their termination of employment.

Certain events resulting in an executive’s termination or resignation will entitle the executive to payments of severance benefits following the termination of employment. In the event of an executive’s involuntary termination for reasons other than for cause or in the event the executive resigns during the term of the agreement following (a) the failure to appoint the executive to the executive positions set forth in the agreement or a material change in function, duties or responsibilities resulting in a reduction of the responsibility, scope, or importance of the executive’s position, (b) a relocation by more than 35 miles, (c) a material reduction in the benefits or perquisites paid to the executive unless the reduction is part of a reduction that is generally applicable to employees of Eureka Homestead, (d) a liquidation or dissolution of Eureka Homestead or (e) a material breach of the employment agreement by Eureka Homestead, then the executive would become entitled to a severance payment in the form of a cash lump sum equal to the base salary and bonuses or incentive awards the executive would have earned for the for the remaining unexpired term of the employment agreement. In addition, the executive would become entitled, at no expense to him, to the continuation non-taxable medical and dental coverage for up to the remaining unexpired term of the employment agreement. If the health and dental coverage is not permitted by applicable law or if providing the benefits would subject us to penalties, the executive will receive a cash lump sum payment equal to the value of the benefits.

In the event of a change in control of Eureka Homestead or Eureka Homestead Bancorp, followed by the executive’s involuntary termination other than for cause or upon the executive’s resignation for one of the reasons set forth above, the executive would become entitled to a severance payment in the form of a cash lump sum equal to three times the executive’s “base amount,” as that term is defined for purposes of Internal Revenue Code Section 280G (i.e., the average annual taxable income paid to him for the five taxable years preceding the taxable year in which the change in control occurs). In addition, the executive would become entitled, at no expense to the executive, to the continuation of non-taxable medical and dental coverage for thirty-six (36) months following his termination of employment, or if the coverage is not permitted by applicable law or if providing the benefits would subject us to penalties, the executive will receive a cash lump sum payment equal to the value of the health and dental benefits.

In the event of the executive’s death, the executive’s estate or beneficiaries will be paid the executive’s base salary through the end of the month in which the executive died and the executive’s dependents will be entitled to continued non-taxable medical, dental and other insurance for one year following the executive’s death.

93

Under the employment agreement, if the executive becomes disabled within the meaning of the term under Section 409A of the Internal Revenue Code and as set forth in the employment agreement, he will receive benefits under any short-term or long-term disability plans maintained by Eureka Homestead. We will make up any difference, if any, between the executive’s base salary and the disability benefits for a period of one year.

Under the employment agreement, if the executive retires following his attainment of the age specified in the agreement, he will receive benefits under any applicable retirement or other plans maintained by Eureka Homestead.

Upon termination of the executive’s employment (other than following a change in control), the executive will be subject to certain restrictions on the executive’s ability to compete or to solicit business or employees of Eureka Homestead for a period of one year following his termination of employment.

Supplemental Executive Retirement Plans. Messrs. Haskins and Heintzen each participate in a Supplemental Executive Retirement Plan. Under the terms of the plans, Messrs. Haskins and Heintzen were to receive an annual retirement benefit equal to 40% of base salary paid in monthly installments for their lifetimes and their beneficiaries then receive a lump sum payment equal to the monthly payments made under the plans multiplied by an actuarial factor. Payments begin following a separation from service with the Bank and would not begin until the executive attains age 65 if his separation from service occurs prior to that age. Mr. Heintzen is currently receiving monthly payments of $7,067 under the plan as a result of his reduced work hours, which began in 2018. In June of 2018, the Bank took irrevocable action to terminate the Supplemental Executive Retirement Plans. As a result of the termination of the plans, the Bank expects to pay the executives the benefits accrued under the plan in a lump sum. The Bank expects to pay the benefits to the executives in July of 2019 and must make the payments prior to June of 2020, in order to comply with federal tax laws. The accrued benefits payable to Messrs. Haskins and Heintzen are expected to equal $589,221 and $851,939, respectively.

Deferred Compensation Plan. Mr. Heintzen and Eureka Homestead were parties to a deferred compensation agreement pursuant to which Mr. Heintzen could defer compensation that otherwise would have been paid to him until a later date and the Bank would credit the deferrals with earnings. The Bank irrevocably terminated the arrangement in 2017 and Mr. Heintzen received a payment of $187,200 in 2018 in connection with the termination and complete liquidation of the arrangement.

Split Dollar Life Insurance Agreements. Eureka Homestead has entered into a split dollar life insurance agreement with each of Messrs. Haskins and Heintzen to recognize the valuable services of the executives and to encourage them to continue in service with the Bank. The split-dollar agreements divide the death proceeds of certain life insurance policies owned by the Bank on the lives of the executives with their designated beneficiaries. Eureka Homestead paid the life insurance premiums on the policies from its general assets. Under the agreements, Messrs. Haskins and Heintzen or their assignees have the right to designate a beneficiary for the death proceeds. Upon either executive’s death, his beneficiary will be entitled to a benefit equal to the lesser of (i) $700,000 or (ii) the net death proceeds from the policies. The net death proceeds portion is the total death proceeds paid under the policy less the greater of (x) policy’s cash surrender value or (y) aggregate premiums paid by the Bank on the policy. Each executive’s interest in the split-dollar agreement terminates under certain circumstances, including the executive’s cessation of all service with the Bank.

401(k) Plan. Eureka Homestead maintains the Eureka Homestead 401(k) Plan, a tax-qualified defined contribution plan for eligible employees (the “401(k) Plan”). The named executive officers are eligible to participate in the 401(k) Plan on the same terms as other eligible employees of the Bank. An eligible employee must complete six months of service and attain the age of 21 to be to begin deferring compensation under the 401(k) Plan. An eligible employee must complete twelve months of service and attain the age of 21 to be to receive supplemental or profit sharing contributions under the plan.

94

Under the 401(k) Plan a participant may elect to defer, on a pre-tax basis, the maximum amount of compensation permitted by the Internal Revenue Code. For 2019, the salary deferral contribution limit is $19,000, provided, however, that a participant over age 50 may contribute an additional $6,000 to the 401(k) Plan for a total of $25,000. In addition to salary deferral contributions, Eureka Homestead makes safe harbor matching contributions equal to 100% of a participant’s salary deferrals, up to 3% of the participant’s compensation, and 50% of a participant’s salary deferrals that exceed 3% but do not exceed 5% of the participant’s compensation. A participant is always 100% vested in his or her salary deferral contributions and safe-harbor matching contributions. Eureka Homestead may also make other discretionary matching contributions and other discretionary employer contributions to the plan, including profit sharing contributions, which vest based on a participant’s years of service with the Bank, at the rate of 0% after one year of service, 20% after two years of service, 40% after three years of service, 60% after four years of service, 80% after five years of service and 100% after six years of service. The Bank currently makes a profit-sharing contribution to the plan. Generally, unless the participant elects otherwise, the participant’s account balance will be distributed as a result of the participant’s termination of employment. Eureka Homestead intends to allow participant’s in the 401(k) plan to use a portion of their account balances under the plan to subscribe for stock in the offering. Expense recognized in connection with the 401(k) Plan totaled approximately $137,000 for the fiscal year ended December 31, 2018.

Employee Stock Ownership Plan. In connection with the conversion, Eureka Homestead intends to adopt an employee stock ownership plan for eligible employees. The named executive officers are eligible to participate in the employee stock ownership plan just like other eligible employees. Eligible employees will begin participation in the employee stock ownership plan on the later of the effective date of the conversion or upon the first entry date commencing on or after the eligible employee’s completion of one year of service and attainment of age 21.

The employee stock ownership plan trustee is expected to purchase, on behalf of the employee stock ownership plan, 8.0% of the total number of shares of Eureka Homestead Bancorp common stock issued in the conversion. We anticipate that the employee stock ownership plan will fund its stock purchase with a loan from Eureka Homestead Bancorp equal to the aggregate purchase price of the common stock. The loan will be repaid principally through Eureka Homestead’s contributions to the employee stock ownership plan and any dividends payable on common stock held by the employee stock ownership plan over the anticipated 25-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to equal the prime rate, as published in The Wall Street Journal, on the closing date of the offering. See “Pro Forma Data.”

The trustee will hold the shares purchased by the employee stock ownership plan in an unallocated suspense account, and shares will be released from the suspense account on a pro-rata basis as the trustee repays the loan. The trustee will allocate the shares released among participants on the basis of each participant’s proportional share of compensation relative to all participants. A participant will vest in his or her account balance based on his or her years of service with the Bank, at the rate of 0% after one year of service, 20% after two years of service, 40% after three years of service, 60% after four years of service, 80% after five years of service and 100% after six years of service. Participants who were employed by Eureka Homestead immediately prior to the offering will receive credit for vesting purposes for years of service prior to adoption of the employee stock ownership plan. Participants also will automatically become fully vested upon normal retirement age, death or disability, a change in control, or termination of the employee stock ownership plan. Generally, participants will receive distributions from the employee stock ownership plan upon separation from service in accordance with the terms of the plan document. The employee stock ownership plan reallocates any unvested shares forfeited upon termination of employment among the remaining participants.

95

The employee stock ownership plan will permit participants to direct the trustee as to how to vote the shares of common stock allocated to their accounts. The trustee will vote unallocated shares and allocated shares for which participants do not timely provide instructions on any matter in the same ratio as those shares for which participants provide timely instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, Eureka Homestead will record a compensation expense for the employee stock ownership plan at the fair market value of the shares as they are committed to be released from the unallocated suspense account to participants’ accounts, which may be more or less than the original issue price. The compensation expense resulting from the release of the common stock from the suspense account and allocation to plan participants will result in a corresponding reduction in the earnings of Eureka Homestead Bancorp.

Director Compensation

The following table sets forth for the year ended December 31, 2018 certain information as to the total remuneration we paid to our directors. Messrs. Heintzen and Haskins each received director fees of $13,000 for the year ended December 31, 2018, which are included in All Other Compensation in the Summary Compensation Table. Messrs. Heintzen and Haskins will not receive director fees following the completion of the conversion.

Directors Compensation Table For the Year Ended December 31, 2018
Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)(1)	Total ($)
Creed W. Brierre, Sr.	$15,000	―	$15,000
Patrick M. Gibbs	$16,800	―	$16,800
Nick O. Sagona, Jr.	$15,400	―	$15,400
Robert M. Shofstahl	$18,250	$12,000	$30,250
Wilbur A. Toups, Jr.	$15,400	$12,000	$27,400

(1)	Represents payments made pursuant to the director retirement plans.

Director Fees. Directors currently receive fees of $1,000 per board meeting. Non-employee directors also currently receive fees of $250 per meeting for service on each of the Loan Committee, Audit Committee and Compensation Committee. Committee chairs receive an additional fee of $100 per meeting. The secretary receives an additional fee of $150 per board meeting.

Each person who will serve as a director of Eureka Homestead Bancorp will also serve as a director of Eureka Homestead and will initially earn a fee only in his capacity as a board member of Eureka Homestead. Upon completion of the conversion, additional director fees may be paid for Eureka Homestead Bancorp director meetings, although no such determination has been made at this time.

96

Director Retirement Plans. Eureka Homestead has entered into Director Retirement Plans with each of its non-employee directors. Under the agreements, a director who remains in service on the board of directors until the normal retirement age specified in the agreement (age 75) will be entitled to receive an annual retirement benefit of $12,000, paid in monthly installments for a period of ten years. Directors who separate from service prior to age 75, except Mr. Sagona, will also receive an annual benefit of $12,000, paid monthly over a period of ten years. The early termination benefit payments will not begin, however, until the month following the month in which the director attains age 75. If Mr. Sagona voluntarily separates from service prior to May 1, 2025, he will receive a reduced annual benefit under the plan. If Mr. Sagona’s separation from service prior to May 1, 2025, is involuntary, he will receive his accrued benefit, paid in equal monthly installments for ten years, beginning the month following the month he attains age 75. Notwithstanding the foregoing, if Mr. Sagona separates from service prior to May 1, 2025, but following a change in control, his annual benefit will equal $12,000.

Directors will receive the same annual benefit of $12,000 if they suffer a disability while in service, but prior to age 75. If a director dies prior to a separation from service, the Bank will pay the director’s beneficiary a lump sum payment of $120,000 within 90 days of the death. If a director dies while receiving monthly payments, the beneficiary will receive the balance of the remaining payments due in a lump sum within 90 days of the death. If a director is removed for cause (as defined in the agreement), the director will not be entitled to any benefit under the plan.

Benefits to be Considered Following Completion of the Stock Offering

Following the stock offering, we intend to adopt a stock-based benefit plan that will provide for grants of stock options and awards of shares of restricted common stock. In accordance with applicable regulations, we anticipate that the plan will authorize a number of stock options and a number of shares of restricted common stock, not to exceed 10.0% and 4.0%, respectively, of the shares issued in the offering. These limitations may not apply if the plan is implemented more than one year after the completion of the conversion, subject to any applicable regulatory approvals.

The stock-based benefit plan(s) will not be established sooner than six months after the completion of the conversion and, if adopted within one year after the completion of the conversion, the plan must be approved by a majority of the votes eligible to be cast by our stockholders. If a stock-based benefit plan is established more than one year after completion of the conversion, it must be approved only by a majority of votes cast by our stockholders.

Certain additional restrictions would apply to our stock-based benefit plan if adopted within one year after completion of the conversion, including:

•	non-employee directors in the aggregate may not receive more than 30% of the stock options and of the shares of restricted common stock authorized under the plan;

•	any non-employee director may not receive more than 5% of the stock options and of the restricted stock awards authorized under the plan;

•	any officer or employee may not receive more than 25% of the stock options and of the restricted stock awards authorized under the plan;

•	the stock options and the shares of restricted common stock may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan; and

97

•	accelerated vesting is not permitted except for death, disability or upon a change in control of Eureka Homestead Bancorp or Eureka Homestead.

We have not yet determined whether we will present a stock-based benefit plan for stockholder approval within one year following the completion of the conversion or whether we will present a plan for stockholder approval more than one year after the completion of the conversion. In the event of changes in applicable regulations or policies regarding stock-based benefit plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plan by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

98

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding intended common stock subscriptions by each of the directors and executive officers and their associates, and by all directors, officers and their associates as a group. However, there can be no assurance that any such person or group will purchase any specific number of shares of our common stock. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the offering. The directors and officers have indicated their intention to subscribe in the offering for an aggregate of 52,500 shares of common stock, equal to 3.9% of the number of shares of common stock to be sold in the offering at the minimum of the offering range, assuming shares are available. Purchases by directors, officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering. The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. Our directors and executive officers will be subject to the same minimum purchase requirements and purchase limitations as other participants in the offering set forth under “The Conversion and Offering – Limitations on Stock Purchases.” Subscriptions by management through our 401(k) Plan will be counted as part of the maximum number of shares such individuals may subscribe for in the offering.

Name and Title	Number of Shares(1)	Aggregate Purchase Price(1)	Percent at Minimum of Offering Range

Alan T. Heintzen, Chief Executive Officer and Chairman of the Board	15,000	$150,000	1.1%
Cecil A. Haskins, Jr., President, Chief Financial Officer and Director	15,000	150,000	1.1
Creed W. Brierre, Sr., Director	5,000	50,000	*
Patrick M. Gibbs, Director	5,000	50,000	*
Nick O. Sagona, Jr., Director	5,000	50,000	*
Robert M. Shofstahl, Director	5,000	50,000	*
Wilbur A. Toups, Jr., Director	2,500	25,000	*

All directors and officers as a group (7 persons)	52,500	$525,000	3.9%

*	Less than 1.0%
(1)	Includes purchases by the named individual’s spouse and other relatives of the named individual living in the same household. Other than as set forth above, the named individuals are not aware of any other purchases by a person who or entity that would be considered an associate of the named individuals under the plan of conversion.

99

THE CONVERSION AND OFFERING

The board of directors of Eureka Homestead has approved the plan of conversion. The plan of conversion must also be approved by Eureka Homestead’s members (depositors). A special meeting of members has been called for this purpose. We have filed an application with respect to the conversion and stock offering with the Office of the Comptroller of the Currency, and have filed a holding company application with the Federal Reserve Board. The final approvals of the Federal Reserve Board and the Office of the Comptroller of the Currency are required before we can consummate the conversion and stock offering. Any approval by the Federal Reserve Board or the Office of the Comptroller of the Currency does not constitute a recommendation or endorsement of the plan of conversion.

General

The board of directors of Eureka Homestead approved the plan of conversion on March 1, 2019. Pursuant to the plan of conversion, Eureka Homestead will convert from the mutual form of organization to the fully stock form of organization. In connection with the conversion, Eureka Homestead has organized a new Maryland stock holding company named Eureka Homestead Bancorp, Inc. which will sell shares of common stock to the public in an initial public stock offering. When the conversion and related stock offering are completed, all of the capital stock of Eureka Homestead will be owned by Eureka Homestead Bancorp, and all of the common stock of Eureka Homestead Bancorp will be owned by stockholders.

Eureka Homestead Bancorp expects to retain between $5.1 million and $7.1 million of the net proceeds of the offering, or $8.3 million if the offering range is increased by 15% because of demand for the shares or changes in market conditions. Eureka Homestead will receive a capital contribution equal to at least 50% of the net proceeds of the offering. Based on this formula, we anticipate that Eureka Homestead Bancorp will invest $6.2 million, $7.4 million, $8.6 million and $9.9 million, respectively, of the net proceeds at the minimum, midpoint, maximum and adjusted maximum of the offering in Eureka Homestead. The conversion will be consummated only upon the sale of at least 1,360,000 shares of our common stock offered pursuant to the plan of conversion.

The plan of conversion provides that we will offer shares of common stock for sale in the subscription offering to Eligible Account Holders, our tax-qualified employee benefit plans, specifically our employee stock ownership plan, Supplemental Eligible Account Holders and Other Members. If all shares are not subscribed for in the subscription offering, we may, in our discretion, offer common stock for sale in a community offering to members of the public, with a preference given to natural persons and trusts of natural persons residing in the following Louisiana Parishes: Orleans, Jefferson, Plaquemines, St. Bernard and St. Tammany. In addition, shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by FIG Partners, LLC, acting as our agent.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering or syndicated community offering. The community offering and/or syndicated community offering, if any, may begin at the same time as, during, or after the subscription offering, and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by us with the approval of the OCC. See “ – Community Offering” and “ – Syndicated Community Offering.”

100

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation of the estimated consolidated pro forma market value of Eureka Homestead Bancorp, assuming the conversion and stock offering are completed. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See “ – Determination of Share Price and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the conversion. We recommend reading the plan of conversion in its entirety for more information. A copy of the plan of conversion is available for inspection at the banking office of Eureka Homestead and as described in the section of this prospectus titled “Where You Can Find Additional Information.” The plan of conversion is also filed as an exhibit to Eureka Homestead’s application to convert from mutual to stock form of which this prospectus is a part, copies of which may be obtained from the OCC. The plan of conversion is also filed as an exhibit to the registration statement we have filed with the Securities and Exchange Commission, of which this prospectus is a part, copies of which may be obtained from the Securities and Exchange Commission or online at the Securities and Exchange Commission’s website, www.sec.gov. See “Where You Can Find Additional Information.”

Reasons for the Conversion

Consistent with our business strategy, our primary reasons for converting and raising additional capital through the offering are:

•	to increase capital to support future growth and profitability;

•	to retain and attract qualified personnel by establishing stock-based benefit plans for management and employees; and

•	to offer our customers and employees an opportunity to purchase our stock.

Additionally, mutual institutions cannot offer stock incentives to attract and retain highly qualified management personnel. While Eureka Homestead has not required these capital tools and stock incentives in the past, they could prove to be important to implementing our business strategy, and management believes that the additional capital raised in the offering will enable us to take advantage of business opportunities that may not otherwise be available to us.

As of December 31, 2018, Eureka Homestead was considered “well capitalized” for regulatory purposes. The proceeds from the stock offering will further improve our capital position during a period of significant economic, regulatory and political uncertainty.

Approvals Required

The affirmative vote of a majority of the total eligible votes of members of Eureka Homestead at a special meeting of members is required to approve the plan of conversion. A special meeting of members to consider and vote upon the plan of conversion has been set for [special meeting date]. The plan of conversion also must be approved by the OCC. Additionally, the Federal Reserve Board must approve our holding company application. We cannot consummate the conversion and the stock offering without satisfying the conditions contained in these approvals.

101

Effects of Conversion on Depositors, Borrowers and Members

Continuity. While the conversion is being accomplished, our normal business of accepting deposits and making loans will continue without interruption. Eureka Homestead will continue to be a federally chartered savings association and will continue to be regulated by the OCC, while Eureka Homestead Bancorp will be regulated by the Federal Reserve Board. After the conversion, we will continue to offer existing services to depositors, borrowers and other customers. The directors serving Eureka Homestead at the time of the conversion will be the directors of Eureka Homestead and of Eureka Homestead Bancorp after the conversion.

Effect on Deposit Accounts. Pursuant to the plan of conversion, each depositor of Eureka Homestead at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the FDIC to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

Effect on Loans. No loan outstanding from Eureka Homestead will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

Effect on Voting Rights of Members. All of our depositors are members of and have voting rights in Eureka Homestead as to all matters requiring membership action. Upon completion of the conversion, Eureka Homestead will cease to have members and former members will no longer have voting rights. Upon completion of the conversion, all voting rights in Eureka Homestead will be vested in Eureka Homestead Bancorp as the sole stockholder of Eureka Homestead. The stockholders of Eureka Homestead Bancorp will possess exclusive voting rights with respect to Eureka Homestead Bancorp common stock.

Tax Effects. We have received opinions of counsel and our tax advisors with regard to the federal and state income tax consequences of the conversion to the effect that the conversion will not be taxable for federal or Louisiana income tax purposes to Eureka Homestead or its members. See “ – Material Income Tax Consequences.”

Effect on Liquidation Rights. Each depositor of Eureka Homestead has both a deposit account in Eureka Homestead and a pro rata ownership interest in the net worth of Eureka Homestead based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This interest may only be realized in the event of a complete liquidation of Eureka Homestead. Any depositor who opens a deposit account obtains a pro rata ownership interest in Eureka Homestead without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all, respectively, of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Eureka Homestead, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a mutual savings association normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that the savings association is completely liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Eureka Homestead after other claims, including claims of depositors to the amounts of their deposits, are paid.

102

In the unlikely event that Eureka Homestead were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of a “liquidation account” to depositors as of December 31, 2017 and [supplemental eligibility record date], 2019 who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to Eureka Homestead Bancorp as the holder of Eureka Homestead’s capital stock. Pursuant to the rules and regulations of the OCC, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution. See “ – Liquidation Rights.”

Determination of Share Price and Number of Shares to be Issued

The plan of conversion and federal regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained Keller & Company, Inc. (“Keller”) to prepare an independent valuation appraisal. For its services in preparing the initial valuation and one update, Keller will receive a fee of $30,000, and will be reimbursed for its expenses up to $1,000. In the event that Keller is required to update the appraisal more than one time, it will receive an additional fee of $2,000 for each such update to the valuation appraisal.

We are not affiliated with Keller, and neither we nor Keller has an economic interest in, or is held in common with, the other. Keller represents and warrants that it is not aware of any fact or circumstance that would cause it not to be “independent” within the meaning of the conversion regulations or the applicable regulatory valuation guidelines or otherwise prohibit or restrict in anyway Keller from serving in the role of our independent appraiser.

We have agreed to indemnify Keller and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.

The independent valuation appraisal considered the pro forma impact of the offering. Consistent with applicable federal appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the remaining two methodologies were based upon the current market valuations of the peer group companies identified by Keller, subject to valuation adjustments applied by Keller to account for differences between us and our peer group. Because Keller concluded that asset size is not a strong determinant of market value, Keller did not place significant weight on the pro forma price-to-assets approach in reaching its conclusions. Keller placed the greatest emphasis on the price-to-book value approach in estimating pro forma market value. Due to Eureka Homestead’s lower earnings, the price to earnings approach did not warrant equal focus by Keller.

The independent valuation was prepared by Keller in reliance upon the information contained in this prospectus, including our financial statements. Keller also considered the following factors, among others:

•	our present and projected operating results and financial condition;

•	the economic and demographic conditions in our existing market area;

•	certain historical, financial and other information relating to us;

103

•	a comparative evaluation of our operating and financial characteristics with those of other similarly situated publicly traded savings institutions;

•	the impact of the conversion and the offering on our equity and earnings potential; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

The independent valuation is also based on an analysis of a peer group of publicly traded savings and loan holding companies that Keller considered comparable to us under regulatory guidelines applicable to the independent valuation. Under these guidelines, a minimum of ten peer group companies are selected from the universe of all publicly traded savings institutions with relatively comparable resources, strategies and financial and other operating characteristics. Such companies must also be traded on an exchange (such as Nasdaq or the New York Stock Exchange) and, therefore, each of the peer group companies has a comparatively larger asset size than Eureka Homestead. The peer group companies selected also consisted of fully converted stock institutions that were not subject to an actual or rumored acquisition and that had been in fully converted form for at least one year. In addition, the peer group companies were limited to the following three selection criteria: (i) Southwest and Southeast institutions with assets less than $1.2 billion, tangible equity-to-assets ratios of greater than 8.0% and positive core earnings; (ii) Midwest institutions with assets less than $1.2 billion, tangible equity-to-assets ratios of greater than 8.0% and positive core earnings; (iii) Mid-Atlantic institutions with assets less than $1.2 billion, tangible equity-to-assets ratios of greater than 8.0% and positive core earnings; and (iv) Northeast institutions with assets of less than $1.2 billion, tangible equity-to-assets ratios of greater than 8.0% and positive core earnings .

Included in the independent valuation were certain assumptions as to our pro forma earnings after the conversion that were utilized in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds of 1.92% and purchases in the open market of 4.0% of the common stock sold in the offering by the stock-based benefit plan at the $10.00 purchase price. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

The independent valuation states that as of February 12, 2019, the estimated pro forma market value of Eureka Homestead Bancorp ranged from $13.6 million to $18.4 million, with a midpoint of 16.0 million. Our board of directors decided to offer the shares of common stock for a price of $10.00 per share primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The number of shares offered will be equal to the aggregate offering price of the shares divided by the price per share. Based on the valuation range and the $10.00 price per share, the minimum of the offering range will be 1,360,000 shares, the midpoint of the offering range will be 1,600,000 shares and the maximum of the offering range will be 1,840,000 shares, or 2,116,000 shares if the maximum amount is increased by 15% because of demand for shares or changes in market conditions.

In applying each of the valuation methods, Keller considered adjustments to our pro forma market value based on a comparison of Eureka Homestead Bancorp with the peer group. Keller made downward adjustments for: (i) profitability, growth and viability of earnings; (ii) liquidity of the shares; (iii) asset growth; (iv) dividends; (v) marketing of the offering; and (vi) subscription interest. Keller made no adjustments for market area, financial condition and management. The downward adjustment for profitability and viability of earnings took into consideration the lower historical, recent and pro forma return on assets and return on equity, and uncertainty related to future earnings growth given current financial characteristics. The downward adjustment for liquidity of the stock took into consideration the lower number of shares to be outstanding and lower market capitalization expected in comparison to the peer group companies. The downward adjustment for marketing of the offering was based on the risk and uncertainty related to a new offering. The downward adjustment was made for dividends due to the Bank’s absence of dividends and unlikely payment of dividends going forward. The moderate downward adjustment for subscription interest was due to current market condition for bank stocks and the lower level of subscription interest in new offerings.

104

The following table presents a summary of selected pricing ratios for the peer group companies and for Eureka Homestead Bancorp (on a pro forma basis) utilized by Keller in its appraisal. These ratios are based on Eureka Homestead Bancorp’s book value, tangible book value and core earnings as of and for the 12 months ended December 31, 2018. The peer group ratios are based on the latest date for which complete financial data are publicly available and stock prices as of February 12, 2019. Compared to the average pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 41.81% on a price-to-book value basis and a discount of 44.95% on a price-to-tangible book value basis and a premium of 114.89% on a price-to-earnings basis.

	Price-to-core earnings multiple (1)		Price-to-book value ratio	Price-to-tangible book value ratio
Eureka Homestead Bancorp (on a pro forma basis, assuming completion of the conversion):
Adjusted Maximum	63.55	x	71.53%	71.53%
Maximum	56.68	x	67.75%	67.75%
Midpoint	50.40	x	63.86%	63.86%
Minimum	43.84	x	59.28%	59.28%

Valuation of peer group companies, all of which are fully converted (on an historical basis):
Average	25.05	x	109.76%	116.02%
Median	16.97	x	112.37%	116.90%

(1)	Price-to-earnings multiples calculated by Keller in the independent appraisal are based on an estimate of “core” or recurring earnings. These ratios are different from those presented in “Pro Forma Data.”

Peer Group Companies

Company Name	Ticker Symbol	Exchange	Headquarters	Total Assets at December 31, 2018
				(in millions)
Eagle Financial Bancorp	EFBI	Nasdaq	Cincinnati, OH	137
Elmira Savings Bank	ESBK	Nasdaq	Elmira, NY	590
Equitable Financial Corp.	EQFN	Nasdaq	Grand Island, NE	292
FSB Community Bankshares	FSBC	Nasdaq	Fairport, NY	326
Home Financial	HMNF	Nasdaq	Rochester, MN	711
Home Federal Bancorp, Inc.	HFBL	Nasdaq	Shreveport, LA	426
IF Bancorp	IROQ	Nasdaq	Watseka, IL	664
Prudential Bancorp	PBIP	Nasdaq	Philadelphia, PA	1,115
Severn Bancorp	SVBI	Nasdaq	Annapolis, MD	971
Wellesley Bancorp	WEBK	Nasdaq	Wellesley, MA	869

Our board of directors reviewed the independent valuation and, in particular, considered the following:

•	our financial condition and results of operations;

105

•	comparison of our financial performance ratios to those of other financial institutions of similar size; and

•	market conditions generally and, in particular, for financial institutions.

All of these factors are set forth in the independent valuation. Our board of directors also reviewed the methodology and the assumptions used by Keller in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the OCC, if required, as a result of subsequent developments in our financial condition or market conditions generally. In the event the independent valuation is updated to amend our pro forma market value to less than $13.6 million or more than $18.4 million, the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to our registration statement.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. Keller did not independently verify our financial statements and other information that we provided to them, nor did Keller independently value our assets or liabilities. The independent valuation considers Eureka Homestead as a going concern and should not be considered as an indication of the liquidation value of Eureka Homestead. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 offering price per share.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $21.2 million, which would result in a corresponding increase of up to 15% in the maximum of the offering range to up to 2,116,000 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not increase the offering range above this level or decrease the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See “ – Limitations on Common Stock Purchases” as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the offering.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $21.2 million, and a corresponding increase in the offering range to more than 2,116,000 shares, or a decrease in the minimum of the valuation range to less than $13.6 million and a corresponding decrease in the offering range to fewer than 1,360,000 shares, then we will promptly return, with interest at a rate of 0.20% per annum, all funds received in the offering and cancel deposit account withdrawal authorizations. After consulting with the OCC, we may terminate the plan of conversion. Alternatively, we may establish a new offering range and commence a resolicitation of subscribers or take other actions as permitted by the OCC in order to complete the offering. In the event that we conduct a resolicitation, we will notify subscribers of their rights to place a new stock order for a specified period of time. If a person does not respond, we will cancel his or her stock order and return his or her subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. Any resolicitation following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended with the approval, to the extent approval is required, of the OCC, for periods of up to 90 days.

106

An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma earnings and stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis, while decreasing pro forma earnings and stockholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Data.”

Copies of the independent valuation appraisal report of Keller and the detailed memorandum setting forth the method and assumptions used in the appraisal report are available for inspection at our office and as specified under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

In accordance with the plan of conversion, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the minimum, maximum and overall purchase limitations set forth in the plan of conversion and as described below under “ – Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each depositor with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) on December 31, 2017 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of 10,000 shares ($100,000) of our common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the number of shares offered multiplied by a fraction of which the numerator is the Qualifying Deposit of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposits of all Eligible Account Holders, subject to the overall purchase limitations. See “ – Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of shares of our common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on December 31, 2017. In the event of oversubscription, failure to list an account, or including incomplete or incorrect information, could result in fewer shares being allocated than if all information had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also our directors or senior officers or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent of such portion of their subscription rights attributable to their increased deposits during the year preceding December 31, 2017.

Priority 2: Tax-Qualified Plans. Our tax-qualified employee benefit plans, specifically our employee stock ownership plan which we are establishing in connection with the conversion, will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering. Our employee stock ownership plan intends to purchase up to 8% of the total number of shares of common stock sold in the stock offering. Alternatively, subject to market conditions and receipt of regulatory approval, the employee stock ownership plan may instead elect to purchase shares of common stock in the open market following the completion of the offering in order to fill all or a portion of the employee stock ownership plan’s intended subscription.

107

Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee benefit plans, each depositor with a Qualifying Deposit on [supplemental eligibility record date] who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 10,000 shares ($100,000) of common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the number of shares offered multiplied by a fraction of which the numerator is the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the aggregate Qualifying Deposits of all Supplemental Eligible Account Holders, subject to the overall purchase limitations. See “ – Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she had an ownership interest at [supplemental eligibility record date]. In the event of oversubscription, failure to list an account, or including incomplete or incorrect information, could result in fewer shares being allocated than if all information had been disclosed.

Priority 4: Other Members. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee benefit plans, and Supplemental Eligible Account Holders, each depositor on the voting record date of [voting record date] who is not an Eligible Account Holder or Supplemental Eligible Account Holder (“Other Members”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 10,000 shares ($100,000) of common stock or 0.10% of the total number of shares of common stock issued in the offering, subject to the overall purchase limitations. See “ – Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated so as to permit each Other Member to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Other Member whose subscription remains unfilled in the proportion that the amount of his or her subscription bears to the total amount of subscriptions of all Other Members whose subscriptions remain unfilled.

To ensure proper allocation of common stock, each Other Member must list on the stock order form all deposit accounts in which he or she had an ownership interest at [voting record date]. In the event of oversubscription, failure to list an account, or including incomplete or incorrect information, could result in fewer shares being allocated than if all accounts had been disclosed.

108

Expiration Date. The Subscription Offering will expire at 2:00 p.m., Central Time, on [expiration date], unless extended by us for up to 45 days or such additional periods of up to 90 days with the approval of the OCC, if necessary. Subscription rights will expire whether or not each person eligible to subscribe in the subscription offering can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights that have not been exercised prior to the expiration date will become void.

We will not execute orders in the stock offering until we have received orders to purchase at least the minimum number of shares of common stock. If we have not received orders to purchase at least 1,360,000 shares within 45 days after the [expiration date], and the OCC has not consented to an extension, the stock offering will be terminated and all funds delivered to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest at a rate of 0.20% per annum, and all deposit account withdrawal authorizations will be cancelled. If an extension beyond [extension date] is granted by the OCC, we will resolicit subscribers as described under “ – Procedure for Purchasing Shares – Expiration Date.”

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, our tax-qualified employee benefit plans, Supplemental Eligible Account Holders and Other Members, we may offer shares pursuant to the plan of conversion to the public in a community offering, with a preference given to natural persons and trusts of natural persons residing in the following Louisiana Parishes: Orleans, Jefferson, Plaquemines, St. Bernard and St. Tammany (the “Community”).

Subscribers in the community offering may purchase up to 10,000 shares ($100,000) of common stock, subject to the overall purchase limitations. See “ – Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

If we do not have sufficient shares of common stock available to fill the orders of natural persons and trusts of natural persons residing in the Community, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among such persons whose orders remain unsatisfied on an equal number of shares basis per order. If, instead, we do not have sufficient shares of common stock available to fill the orders of other members of the public, we will allocate the available shares among those persons in the manner described above for persons residing in the Community. In connection with the allocation process, orders received for shares of common stock in the community offering will first be filled up to a maximum of 2% of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated.

The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within the Community, has a present intent to remain within the Community for a period of time and manifests the genuineness of that intent by establishing an ongoing physical presence within the Community, together with an indication that this presence within the Community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

109

Expiration Date. The community offering may begin at the same time as, during or after the subscription offering. We will not execute orders in the stock offering until we have received orders to purchase at least the minimum number of shares of common stock. The community offering is expected to conclude at 2:00 p.m., Central Time on [expiration date], but must terminate no more than 45 days following the expiration of the subscription offering, unless extended with regulatory approval. We may decide to extend the community offering for any reason and are not required to give purchasers notice of any such extension unless such period extends beyond [extension date]. If an extension beyond [extension date] is granted by the required regulatory agencies, we will resolicit persons whose orders we accept in the community offering, giving them an opportunity to confirm, change or cancel their orders. If a person does not respond, we will cancel his or her stock order and return funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. These extensions may not go beyond [final date], which is two years after the special meeting of members.

Syndicated Community Offering

Our board of directors may decide to offer for sale shares of common stock not subscribed for in the subscription and community offerings in a syndicated community offering in a manner that will achieve a widespread distribution of our shares of common stock to the general public.  If a syndicated community offering is held, FIG Partners, LLC will serve as sole book running manager and will assist us in selling our common stock on a best efforts basis.  In such capacity, FIG Partners, LLC may form a syndicate of other broker-dealers who are FINRA member firms.  Neither FIG Partners, LLC nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering.

In the syndicated community offering, any person may purchase up to 10,000 shares ($100,000) of common stock, subject to the overall purchase limitations. See “ – Limitations on Common Stock Purchases.”  We retain the right to accept or reject in whole or in part any orders in the syndicated community offering.  Unless the OCC permits otherwise, accepted orders for our common stock in the syndicated community offering will first be filled up to a maximum of 2% of the shares sold in the offering. Thereafter any remaining shares will be allocated on an equal number of shares per order basis until all shares have been allocated.  Unless the syndicated community offering begins during the subscription offering or the community offering, the syndicated community offering will begin as soon as possible after the expiration of the subscription and community offerings. The syndicated community offering must terminate no more than 45 days following the expiration of the subscription offering.

The syndicated community offering will be conducted in accordance with certain Securities and Exchange Commission rules applicable to best efforts “min/max” offerings. Orders in the syndicated community offering will be submitted in substantially the same manner as utilized in the subscription and community offerings. Payments in the syndicated offering, however, must be made in immediately available funds (bank checks, money orders, Eureka Homestead deposit account withdrawal authorizations or wire transfers). Personal checks will not be accepted. If the closing of the stock offering does not occur, either as a result of not confirming receipt of at least $13.6 million in gross proceeds (the minimum of the offering range) or the inability to satisfy other closing conditions to the offering, the funds will be promptly returned with interest at a rate of 0.20% per annum.

The closing of the syndicated community offering, which will be simultaneous with the closing of the subscription and community offerings, is subject to conditions set forth in an agency agreement among Eureka Homestead and Eureka Homestead Bancorp on one hand, and FIG Partners, LLC on the other hand.

110

Expiration Date. The syndicated community offering may begin concurrently with, during or after the subscription offering, and may terminate at the same time as the subscription offering, but must terminate no more than 45 days following the expiration of the subscription offering, unless extended with regulatory approval. The syndicated community offering is expected to conclude at 2:00 p.m., Central Time, on [expiration date], but must terminate no more than 45 days following the expiration of the subscription offering, unless extended with regulatory approval. We may decide to extend the syndicated community offering for any reason and are not required to give purchasers notice of any such extension unless such period extends beyond [extension date]. If an extension beyond [extension date] is granted by the required regulatory agencies, we will resolicit persons whose orders we accept in the syndicated community offering, giving them an opportunity to confirm, change or cancel their orders. If a person does not respond, we will cancel his or her stock order and return funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. These extensions may not go beyond [final date], which is two years after the special meeting of members.

If for any reason we cannot conduct a syndicated community offering of shares of common stock, or in the event that we are unable to find purchasers from the general public to reach the minimum of the offering range, we will try to make other arrangements for the sale of unsubscribed shares, including an underwritten public offering, if possible. The OCC and FINRA must approve any such arrangements.

Limitations on Common Stock Purchases

The plan of conversion includes the following limitations on the number of shares of common stock that may be purchased in the offering:

•	No person or entity, together with any associate or group of persons acting in concert, may purchase more than 15,000 shares ($150,000) of common stock in all categories of the offering combined, except that our tax-qualified employee benefit plans may purchase in the aggregate up to 10% of the shares of common stock sold in the offering (including shares issued in the event of an increase in the offering range of up to 15%);

•	The maximum number of shares of common stock that may be purchased in all categories of the offering by our senior officers and directors and their associates, in the aggregate, may not exceed 34% of the shares sold in the offering; and

•	The minimum purchase by each person purchasing shares in the offering is 25 shares, to the extent those shares are available.

Depending upon market or financial conditions, with the receipt of any required approvals of the OCC, we may increase the individual or aggregate purchase limitations to an amount generally not to exceed 5.0% of the common stock sold in the offering. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount of common stock and who indicated a desire on their stock order form to be resolicited, will be, and, in our sole discretion some other large subscribers may be, given the opportunity to increase their subscriptions up to the then-applicable limit. The effect of this type of resolicitation will be to increase the number of shares of common stock owned by subscribers who choose to increase their subscriptions. In the event that a purchase limitation is increased to 5.0% of the stock sold in the offering, such limitation may be further increased to 9.99%, provided that orders for shares of common stock exceeding 5.0% of the shares of common stock sold in the offering do not exceed in the aggregate 10.0% of the total shares of the common stock sold in the offering. Any such requests to purchase additional shares of common stock in the event that a purchase limitation is so increased will be determined by our board of directors in its sole discretion.

111

In the event of an increase in the offering range of up to 15% of the total number of shares of common stock offered in the offering, shares will be allocated in the following order of priority in accordance with the plan of conversion:

(i)	to fill our tax-qualified employee benefit plans’ subscriptions for up to 10% of the number of shares of common stock sold in the offering;

(ii)	in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and

(iii)	to fill unfulfilled subscriptions in the community offering, with preference given to natural persons and trusts of natural persons residing in St. Tammany Parish, Louisiana.

The term “associate” of a person means:

(1)	any corporation or organization, other than Eureka Homestead, Eureka Homestead Bancorp or a majority-owned subsidiary of these entities, of which the person is a senior officer, partner or 10% or greater beneficial stockholder;

(2)	any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a fiduciary capacity, excluding any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a fiduciary capacity; and

(3)	any blood or marriage relative of the person, who either resides with the person or who is a director or officer of Eureka Homestead or Eureka Homestead Bancorp.

The term “acting in concert” means:

(1)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(2)	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

In general, a person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated. Persons having the same address or exercising subscription rights through qualifying accounts registered to the same address generally will be assumed to be associates of, and acting in concert with, each other. We have the right to determine, in our sole discretion, whether purchasers are associates or acting in concert.

Our directors are not treated as associates of each other solely because of their membership on the board of directors. Shares of common stock purchased in the offering will be freely transferable except for shares purchased by our senior officers and directors and except as described below. Any purchases made by any associate of Eureka Homestead or Eureka Homestead Bancorp for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under the guidelines of FINRA, members of FINRA and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of shares of our common stock at the time of conversion and thereafter, see “ – Restrictions on Transfer of Subscription Rights and Shares,” “ – Other Restrictions” and “Restrictions on Acquisition of Eureka Homestead Bancorp.”

112

Marketing and Distribution; Compensation

Offering materials have been initially distributed to certain persons by mail, with additional copies made available through our Stock Information Center.

To assist in the marketing of our shares of common stock, we have retained FIG Partners, LLC, which is a broker-dealer registered with FINRA. In its role as financial advisor, FIG Partners, LLC will:

•	provide advice on the financial and securities market implications of the plan of conversion;

•	assist in structuring and marketing the stock offering;

•	review all offering documents, including the prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

•	assist us in analyzing proposals from outside vendors retained in connection with the stock offering, as needed;

•	assist us in preparing for and scheduling meetings with potential investors and broker-dealers, as necessary; and

•	provide general advice and assistance as may be reasonably necessary to promote the successful completion of the stock offering.

For these services, FIG Partners, LLC has received a non-refundable management fee of $25,000, and will receive a success fee of $300,000 for the shares of common stock sold in the subscription and direct community offerings. The $25,000 management fee will be credited against the $300,000 success fee.

In the event shares of common stock are sold through a group of broker-dealers in a syndicated community offering, we will pay fees of 6.0% of the aggregate dollar amount of shares of common stock sold in the syndicated community offering to FIG Partners, LLC and any other broker-dealers included in the syndicated community offering. Any such offering will be on a best efforts basis, and FIG Partners, LLC will serve as sole book-running manager in such an offering. All fees payable with respect to a syndicated community offering will be in addition to fees payable with respect to the subscription and community offerings.  If all shares of common stock were sold in a syndicated community offering (except for shares purchased by our directors, officers, employees and their family members and our employee stock ownership plan), the maximum selling agent commissions would be approximately $719,000, $852,000, $1.0 million and $1.1 million at the minimum, midpoint, maximum, and adjusted maximum levels of the offering, respectively.

We will indemnify FIG Partners, LLC against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the common stock, including liabilities under the Securities Act of 1933.

113

FIG Partners, LLC has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the stock to be sold. FIG Partners, LLC expresses no opinion as to the prices at which the shares of common stock to be issued may trade.

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular employees of Eureka Homestead may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of FIG Partners, LLC. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

We have also engaged FIG Partners, LLC to act as our records agent in connection with the stock offering. In its role as records agent, FIG Partners, LLC will, among other things:

•	consolidate deposit accounts, develop a central file and calculate eligible votes;

•	design and prepare proxy forms and stock order forms;

•	organize and supervise the Stock Information Center;

•	tabulate proxies and ballots;

•	act as or support the inspector of election at the special meeting of members; and

•	provide necessary subscription services to distribute, collect and tabulate stock orders in the subscription and community offerings.

FIG Partners, LLC will receive fees of $35,000 for these services. Of the fees for serving as records agent, $5,000 has been paid as of the date of this prospectus. In the event of any material changes in the regulations or the plan of conversion, or delays requiring duplicate or replacement processing due to changes to record dates, FIG Partners, LLC may be entitled to an additional fee not to exceed $10,000.

FIG Partners, LLC also will be reimbursed for its reasonable expenses in an amount not to exceed $20,000 and for its attorneys’ fees and expenses not to exceed $75,000 for its role as our financial advisor and records agent. The expense cap, including legal fees, may be increased an additional $30,000, including in the event of any material delay of the offering which would require an update of the financial information in tabular form to reflect a period later than set forth in the original filing of the prospectus.

114

Prospectus Delivery

To ensure that each purchaser in the subscription and community offerings receives a prospectus at least 48 hours before the expiration of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, we may not mail a prospectus any later than five days prior to the expiration date or hand deliver a prospectus any later than two days prior to that date. We are not obligated to deliver a prospectus or stock order form by means other than U.S. Mail. Execution of a stock order form will confirm receipt of delivery of a prospectus in accordance with Rule 15c2-8. Stock order forms will be distributed only if preceded or accompanied by a prospectus.

In the syndicated community offering, a prospectus and stock order form in electronic format may be made available on Internet sites or through other online services maintained by FIG Partners, LLC or one or more other members of the syndicate, or by their respective affiliates. In those cases, prospective investors may view offering terms online and, depending upon the syndicate member, prospective investors may be allowed to place orders online. The members of the syndicate may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made on the same basis as other allocations.

Other than the prospectus in electronic format, the information on the Internet sites referenced in the preceding paragraph and any information contained in any other Internet site maintained by any member of the syndicate is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or by FIG Partners, LLC or any other member of the syndicate in its capacity as selling agent or syndicate member and should not be relied upon by investors.

Procedure for Purchasing Shares

Expiration Date. The offering will expire at 2:00 p.m., Central Time, on [expiration date], unless we extend it for up to 45 days. This extension may be approved by us, in our sole discretion, without further approval or additional notice to subscribers in the offering. Any extension of the subscription and/or community offering beyond [extension date] would require the OCC’s approval. If the offering is extended past [extension date], we will resolicit subscribers. You will have the opportunity to confirm, change or cancel your order within a specified period of time. If you do not respond during that period, your stock order will be cancelled and your deposit account withdrawal authorizations will be cancelled or your funds submitted will be returned promptly with interest at 0.20% per annum from the date your stock order was processed. No single extension will exceed 90 days. Aggregate extensions may not go beyond [final date], which is two years after the special meeting of members. We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest at 0.20% per annum from the date of processing as described above.

We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion.

115

Use of Stock Order Forms. In order to purchase shares of common stock, you must complete and sign an original stock order form and remit full payment. We will not be required to accept incomplete stock order forms, unsigned stock order forms, or orders submitted on photocopied or facsimiled stock order forms. All stock order forms must be received, not postmarked, prior to 2:00 p.m., Central Time, on [expiration date]. We are not required to accept stock order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate deposit account withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed stock order forms. We have the right to permit the correction of incomplete or improperly executed stock order forms or waive immaterial irregularities. We do not represent, however, that we will do so. You may submit your stock order form and payment by mail using the stock order reply envelope provided, by overnight delivery to our Stock Information Center at the indicated address on the stock order form or by hand-delivery to Eureka Homestead’s main office, located at 1922 Veterans Memorial Boulevard, Metairie, Louisiana. Please do not mail stock order forms to Eureka Homestead. Once tendered, a stock order form cannot be modified or revoked without our consent or unless the offering is terminated or is extended beyond [extension date], or the number of shares of common stock to be sold is increased to more than 2,116,000 shares or decreased to fewer than 1,360,000 shares. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering.

If you are ordering shares in the subscription offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final, subject to the authority of the OCC.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Eureka Homestead or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:

•	personal check, bank check or money order, payable to Eureka Homestead Bancorp, Inc.; or

•	authorization of withdrawal of available funds (without any early withdrawal penalty) from your deposit account(s) with Eureka Homestead.

Appropriate means for designating withdrawals from deposit accounts at Eureka Homestead are provided in the order forms. The funds designated must be available in the account(s) at the time the stock order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest will remain in the account. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty, and the remaining balance will earn interest at the then current statement savings rate subsequent to the withdrawal.

In the case of payments made by personal check, these funds must be available in the account(s). Checks and money orders will be immediately cashed and placed in a segregated account at Eureka Homestead and will earn interest at a rate of 0.20% per annum from the date payment is processed until the offering is completed, at which time, a subscriber will be issued a check for interest earned.

116

Regulations prohibit Eureka Homestead from knowingly lending funds or extending credit to any person to purchase shares of common stock in the offering. You may not pay by wire transfer. You may not submit cash or use a check drawn on a Eureka Homestead line of credit. We will not accept third-party checks (a check written by someone other than you) payable to you and endorsed over to Eureka Homestead Bancorp. You may not designate on your stock order form a direct withdrawal from a Eureka Homestead retirement account. See “ – Using Retirement Account Funds” for information on using such funds. Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by the expiration date, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

We have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe at any time prior to 48 hours before the completion of the offering. This payment may be made by wire transfer.

Our employee stock ownership plan will not be required to pay for any shares purchased in the offering until completion of the stock offering, provided there is a loan commitment from either an unrelated financial institution or Eureka Homestead Bancorp to lend to the employee stock ownership plan the necessary amount to fund the purchase at the time of the expiration of the subscription offering. In addition, if our 401(k) Plan purchases shares in the offering, it will not be required to pay for such shares until completion of the offering.

Using Retirement Account Funds. If you are interested in using your individual retirement account funds to purchase shares of common stock, you must do so through a self-directed individual retirement account such as a brokerage firm individual retirement account. By regulation, Eureka Homestead’s individual retirement accounts are not self-directed, so they cannot be invested in shares of our common stock. Therefore, if you wish to use your funds that are currently in a Eureka Homestead individual retirement account, you may not designate on the stock order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will have to be transferred to a brokerage account. It may take several weeks to transfer your Eureka Homestead individual retirement account to an independent trustee, so please allow yourself sufficient time to take this action. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Depositors interested in using funds in an individual retirement account or any other retirement account to purchase shares of common stock should contact our Stock Information Center as soon as possible, preferably at least two weeks prior to the [expiration date] end of the offering period, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

Delivery of Shares of Common Stock Purchased in the Offering. All shares of Eureka Homestead Bancorp common stock sold will be issued in book entry form and held electronically on the books of our transfer agent. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the offering will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order form as soon as practicable following consummation of the conversion. Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers may not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

117

Restrictions on Transfer of Subscription Rights and Shares

OCC regulations prohibit any person with subscription rights, specifically the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering. On the stock order form, you may not add the names of others for joint stock registration who do not have subscription rights or who qualify only in a lower subscription offering priority than you do. You may add only those who were eligible to purchase shares of common stock in the subscription offering at your date of eligibility.

We intend to pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Other Restrictions

Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of FINRA, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any stock order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country or in a state of the United States with respect to which any of the following apply: (a) a small number of persons otherwise eligible to subscribe for shares under the plan of conversion reside in the state; (b) the issuance of subscription rights or the offer or sale of shares of common stock to such persons would require us, under the securities laws of the state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify our securities for sale in the state; or (c) registration or qualification would be impracticable for reasons of cost or otherwise.

How You Can Obtain Additional Information – Stock Information Center

Our banking personnel may not, by law, assist with investment-related questions about the offering. If you have questions regarding the conversion or offering, please call our Stock Information Center. The toll-free telephone number is [phone number]. The Stock Information Center is open for telephone calls Monday through Friday, between 10:00 a.m. and 4:00 p.m., Central Time. The Stock Information Center will be closed on bank holidays.

Liquidation Rights

In the unlikely event of a complete liquidation of Eureka Homestead prior to the conversion, all claims of creditors of Eureka Homestead, including those of depositors of Eureka Homestead (to the extent of their deposit balances), would be paid first. Then, if there were any assets of Eureka Homestead remaining, members of Eureka Homestead would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in Eureka Homestead immediately prior to liquidation. In the unlikely event that Eureka Homestead were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” to certain depositors, with any assets remaining thereafter distributed to Eureka Homestead Bancorp as the sole holder of Eureka Homestead capital stock. Pursuant to the rules and regulations of the OCC, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in these types of transactions, the liquidation account would be assumed by the surviving institution.

118

The plan of conversion provides for the establishment, upon the completion of the conversion, of a “liquidation account” for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the total equity of Eureka Homestead as of the date of its latest balance sheet contained in this prospectus.

The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with Eureka Homestead after the conversion with a liquidation interest in the unlikely event of the complete liquidation of Eureka Homestead after the conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder that continues to maintain his or her deposit account at Eureka Homestead, would be entitled, on a complete liquidation of Eureka Homestead after the conversion, to an interest in the liquidation account prior to any payment to the stockholders of Eureka Homestead Bancorp. Each Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in Eureka Homestead on December 31, 2017. Each Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on December 31, 2017 bears to the balance of all such deposit accounts in Eureka Homestead on such date. Each Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in Eureka Homestead on [supplemental eligibility record date]. Each Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on [supplemental eligibility record date] bears to the balance of all such deposit accounts in Eureka Homestead on such date.

If, however, on any December 31 annual closing date commencing on or after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on December 31, 2017 or [supplemental eligibility record date], respectively, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to Eureka Homestead Bancorp, as the sole stockholder of Eureka Homestead.

Material Income Tax Consequences

Consummation of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that the conversion will not be a taxable transaction to Eureka Homestead, Eureka Homestead Bancorp, Eligible Account Holders, Supplemental Eligible Account Holders and Other Members. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that Eureka Homestead or Eureka Homestead Bancorp would prevail in a judicial proceeding.

119

Eureka Homestead and Eureka Homestead Bancorp have received an opinion of counsel, Luse Gorman, PC, regarding all of the material federal income tax consequences of the conversion, which includes the following:

1.	The conversion of Eureka Homestead to a federally chartered stock savings association will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code.

2.	Eureka Homestead will not recognize any gain or loss upon the receipt of money from Eureka Homestead Bancorp in exchange for shares of common stock of Eureka Homestead.

3.	The basis and holding period of the assets received by Eureka Homestead, in stock form, from Eureka Homestead, in mutual form, will be the same as the basis and holding period in such assets immediately before the conversion.

4.	No gain or loss will be recognized by account holders of Eureka Homestead, including Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, upon the issuance to them of withdrawable deposit accounts in Eureka Homestead, in stock form, in the same dollar amount and under the same terms as held at Eureka Homestead, in mutual form. In addition, Eligible Account Holders and Supplemental Eligible Account Holders will not recognize gain or loss upon receipt of an interest in a liquidation account in Eureka Homestead in exchange for their ownership interests in Eureka Homestead.

5.	The basis of the account holders deposit accounts in Eureka Homestead, in stock form, will be the same as the basis of their deposit accounts in Eureka Homestead, in mutual form. The basis of the Eligible Account Holders and, Supplemental Eligible Account Holders interests in the liquidation account will be zero, which is the cost of such interest to such persons.

6.	It is more likely than not that the nontransferable subscription rights have no value, based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the subscription price for the shares of common stock in the offering. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon distribution to them of nontransferable subscription rights to purchase shares of Eureka Homestead Bancorp common stock, provided that the amount to be paid for Eureka Homestead Bancorp common stock is equal to the fair market value of Eureka Homestead Bancorp common stock.

7.	It is more likely than not that the basis of the shares of Eureka Homestead Bancorp common stock purchased in the offering will be the purchase price. The holding period of the Eureka Homestead Bancorp common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised.

120

8.	No gain or loss will be recognized by Eureka Homestead Bancorp on the receipt of money in exchange for shares of Eureka Homestead Bancorp common stock sold in the offering.

In the view of Keller & Company, Inc. (which is acting as independent appraiser of the value of the shares of Eureka Homestead Bancorp common stock in connection with the conversion), the subscription rights do not have any value for the reasons set forth above. Keller & Company, Inc.’s view is not binding on the Internal Revenue Service. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise the subscription rights in an amount equal to their value, and Eureka Homestead Bancorp could recognize gain on a distribution. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

The Internal Revenue Service will not issue private letter rulings with respect to the issue of whether nontransferable rights have value. Unlike private letter rulings, an opinion of counsel or the view of an independent appraiser is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached therein. Depending on the conclusion or conclusions with which the Internal Revenue Service disagrees, the Internal Revenue Service may take the position that the transaction is taxable to any one or more of Eureka Homestead, the members of Eureka Homestead, Eureka Homestead Bancorp, Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise their subscription rights. In the event of a disagreement, there can be no assurance that Eureka Homestead Bancorp or Eureka Homestead would prevail in a judicial or administrative proceeding.

The federal tax opinion has been filed with the Securities and Exchange Commission as an exhibit to Eureka Homestead Bancorp’s registration statement. An opinion regarding the Louisiana state income tax consequences consistent with the federal tax opinion has been issued by Hannis T. Bourgeois, LLP, tax advisors to Eureka Homestead and Eureka Homestead Bancorp.

Restrictions on Purchase or Transfer of Our Shares after Conversion

The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. All shares of common stock purchased in the offering by a director or an executive officer of Eureka Homestead Bancorp or Eureka Homestead generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or executive officer. Each statement of ownership or certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split or otherwise with respect to the restricted stock will be similarly restricted. The directors and executive officers of Eureka Homestead Bancorp also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934, as amended.

Purchases of shares of our common stock by any of our directors, executive officers and their associates, during the three-year period following the closing of the conversion, may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the OCC. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock, to purchases of our common stock to fund stock options by one or more stock-based benefit plans or to any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any stock-based benefit plans.

121

Federal conversion regulations prohibit Eureka Homestead Bancorp from repurchasing its shares of common stock during the first year following the conversion unless compelling business reasons exist for such repurchases, or to fund management recognition plans that have been ratified by stockholders (with OCC approval) or tax-qualified employee stock benefit plans.

RESTRICTIONS ON ACQUISITION OF EUREKA HOMESTEAD BANCORP

Although the board of directors of Eureka Homestead Bancorp is not aware of any effort that might be made to obtain control of Eureka Homestead Bancorp after the conversion, the board of directors believes that it is appropriate to include certain provisions as part of Eureka Homestead Bancorp’s articles of incorporation and bylaws to protect the interests of Eureka Homestead Bancorp and its stockholders from takeovers which our board of directors might conclude are not in the best interests of Eureka Homestead, Eureka Homestead Bancorp or Eureka Homestead Bancorp’s stockholders.

The following discussion is a general summary of the material provisions of Eureka Homestead Bancorp’s articles of incorporation and bylaws, Eureka Homestead’s federal stock charter, Maryland corporation law and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in Eureka Homestead Bancorp’s articles of incorporation and bylaws and Eureka Homestead’s federal stock charter and bylaws, reference should be made in each case to the document in question, each of which is part of Eureka Homestead’s application for conversion filed with the OCC, and except for Eureka Homestead’s federal stock charter and bylaws, Eureka Homestead Bancorp’s registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

Eureka Homestead Bancorp’s Articles of Incorporation and Bylaws

Eureka Homestead Bancorp’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of Eureka Homestead Bancorp more difficult.

Directors. The board of directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of our directors. The bylaws establish qualifications for board members, including:

•	a prohibition on service as a director by a person who is a director, officer or a 10% shareholder of a competitor of Eureka Homestead;

•	a prohibition on service as a director by a person (i) who has been convicted of a crime involving dishonesty or breach of trust that is punishable by imprisonment for a term exceeding one year under state or federal law, (ii) who is currently charged in an information, indictment or other complaint with the commission of or participation in such a crime, or (iii) against whom a financial or securities regulatory agency has, within the past ten years, issued a cease and desist, consent or other formal order, other than a civil money penalty, which order is subject to public disclosure by such agency;

122

•	a prohibition on service as a director by a person who is party to any agreement or understanding that (i) provides such person with material benefits that are contingent upon Eureka Homestead Bancorp entering into a merger or similar transaction in which Eureka Homestead Bancorp is not the surviving entity, (ii) materially limits such person’s voting discretion with respect to Eureka Homestead Bancorp’s strategic direction, or (iii) materially impairs such person’s ability to discharge his or her fiduciary duties with respect to the fundamental strategic direction of Eureka Homestead Bancorp;

•	a requirement that any person proposed to serve as a director (other than the initial directors and other than directors who are also officers of Eureka Homestead Bancorp or Eureka Homestead) has maintained his or her principal residence for a period of at least one year immediately before his or her nomination or appointment to the Board of Directors within 10 miles of the main office of Eureka Homestead;

•	a prohibition on service as a director by a person who has lost more than one election for service as a director of Eureka Homestead Bancorp; and

•	a prohibition on service by nominees or representatives (as defined in applicable Federal Reserve Board regulations) of another person who would not be eligible for service or of an entity the partners or controlling persons of which would not be eligible for service.

Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders. Such notice and information requirements are applicable to all stockholder business proposals and nominations, and are in addition to any requirements under the federal securities laws.

Evaluation of Offers. The articles of incorporation of Eureka Homestead Bancorp provide that its board of directors, when evaluating a transaction that would or may involve a change in control of Eureka Homestead Bancorp (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of Eureka Homestead Bancorp and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:

•	the economic effect, both immediate and long-term, upon Eureka Homestead Bancorp’s stockholders, including stockholders, if any, who do not participate in the transaction;

•	the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, Eureka Homestead Bancorp and its subsidiaries and on the communities in which Eureka Homestead Bancorp and its subsidiaries operate or are located;

•	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of Eureka Homestead Bancorp;

•	whether a more favorable price could be obtained for Eureka Homestead Bancorp’s stock or other securities in the future;

123

•	the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of Eureka Homestead Bancorp and its subsidiaries;

•	the future value of the stock or any other securities of Eureka Homestead Bancorp or the other entity to be involved in the proposed transaction;

•	any antitrust or other legal and regulatory issues that are raised by the proposal;

•	the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•	the ability of Eureka Homestead Bancorp to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

If the board of directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

Restrictions on Calling Special Meetings. The bylaws provide that special meetings of stockholders can be called by only the Chairperson or Vice Chairperson of the board of directors, a majority of the total number of directors that Eureka Homestead Bancorp would have if there were no vacancies on the board of directors, or the Secretary upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit. The 10% limit shall not apply if, before the stockholder acquires shares in excess of the 10% limit, the acquisition is approved by a majority of the directors who are not affiliated with the holder and who were members of the board of directors prior to the time of the acquisition (or who were chosen to fill any vacancy of an otherwise unaffiliated director by a majority of the unaffiliated directors).

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of our then-outstanding capital stock entitled to vote generally in the election of directors (after giving effect to the limitation on voting rights discussed above in “ – Limitation of Voting Rights”), voting together as a single class.

Shareholder Nominations and Proposals. The bylaws provide that any shareholder desiring to make a nomination for the election of directors or a proposal for new business at an annual meeting of shareholders must submit written notice to Eureka Homestead Bancorp at least 90 days prior and not earlier than 120 days prior to the anniversary date of the proxy statement relating to the previous year’s annual meeting. However, if less than 90 days’ prior public disclosure of the date of the meeting is given to shareholders and the date of the annual meeting is advanced by more than 30 days, or delayed by more than 30 days, from the anniversary date of the preceding year’s annual meeting then shareholders must submit written notice to Eureka Homestead Bancorp no later than 10 days following the day on which public disclosure of the date of the meeting is first made in a press release, in a document filed with the Securities and Exchange Commission or on a website maintained by Eureka Homestead Bancorp.

124

Authorized but Unissued Shares. After the conversion, Eureka Homestead Bancorp will have authorized but unissued shares of common and preferred stock. See “Description of Capital Stock of Eureka Homestead Bancorp.” The articles of incorporation authorize 1,000,000 shares of serial preferred stock. Eureka Homestead Bancorp is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such shares. In addition, the articles of incorporation provide that a majority of the total number of directors that Eureka Homestead Bancorp would have if there were no vacancies on the board of directors may, without action by the stockholders, amend the articles of incorporation to increase or decrease the aggregate number of shares of stock of any class or series that Eureka Homestead Bancorp has the authority to issue. In the event of a proposed merger, tender offer or other attempt to gain control of Eureka Homestead Bancorp that the board of directors does not approve, it would be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Eureka Homestead Bancorp. The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Except as provided under “ – Authorized but Unissued Shares,” above, regarding the amendment of the articles of incorporation by the board of directors to increase or decrease the number of shares authorized for issuance, or as otherwise allowed by law, any amendment to the articles of incorporation must be approved by our board of directors and also by two-thirds of the outstanding shares of our voting stock (or a majority of the outstanding shares of our voting stock if the amendment is approved by two-thirds of our board of directors); provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	The limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(ii)	The division of the board of directors into three staggered classes;

(iii)	The ability of the board of directors to fill vacancies on the board;

(iv)	The requirement that at least two-thirds of the voting power of the stockholders must vote to remove directors, and can only remove directors for cause;

(v)	The ability of the board of directors to amend and repeal the bylaws and the required stockholder vote to amend or repeal the bylaws;

(vi)	The ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire Eureka Homestead Bancorp;

(vii)	The authority of the board of directors to provide for the issuance of preferred stock;

125

(viii)	The validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock;

(ix)	The number of stockholders constituting a quorum or required for stockholder consent;

(x)	The provision regarding stockholder proposals and nominations;

(xi)	The indemnification of current and former directors and officers, as well as employees and other agents, by Eureka Homestead Bancorp;

(xii)	The limitation of liability of officers and directors to Eureka Homestead Bancorp for money damages; and

(xiii)	The provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation set forth in (i) through (xii) of this list and the provisions related to amendment of the articles of incorporation.

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of the total number of directors that Eureka Homestead Bancorp would have if there were no vacancies on the board of directors or by the stockholders by the affirmative vote of at least 80% of the votes entitled to be cast in the election of directors (after giving effect to the limitation on voting rights discussed above in “ – Limitation of Voting Rights”).

Maryland Corporate Law

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as: (i) any person who beneficially owns 10% or more of the voting power of a corporation’s voting stock after the date on which the corporation had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of the corporation at any time after the date on which the corporation had 100 or more beneficial owners of its stock who, within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the Board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

126

Eureka Homestead Charter

The charter of Eureka Homestead provides that for a period of five years from the closing of the conversion and offering, no person (including a group acting in concert) other than Eureka Homestead Bancorp may offer directly or indirectly to acquire the beneficial ownership of more than 10% of any class of equity security of Eureka Homestead. This provision does not apply to any tax-qualified employee benefit plan of Eureka Homestead or Eureka Homestead Bancorp, or to an underwriter or member of an underwriting or selling group involving the public sale or resale of securities of Eureka Homestead or any of its subsidiaries, so long as after the sale or resale, no underwriter or member of the selling group is a beneficial owner, directly or indirectly, of more than 10% of any class of equity securities of Eureka Homestead. In addition, during this five-year period, all shares owned over the 10% limit may not be voted on any matter submitted to shareholders for a vote.

Conversion Regulations

OCC regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion. Further, without the prior written approval of the OCC, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The OCC has defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a savings association or its holding company, or an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Change in Control Regulations

Under the Change in Bank Control Act, no person may acquire control of a savings and loan holding company unless the Federal Reserve Board has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. In addition, Federal Reserve Board regulations provide that no company may acquire control of a savings and loan holding company without the prior approval of the Federal Reserve Board.

Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the Federal Reserve Board that the acquirer has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution.

127

Acquisition of more than 10% of any class of a savings and loan holding company’s voting stock, if the acquirer is also subject to any one of eight “control factors,” constitutes a rebuttable determination of control under Federal Reserve Board regulations. Such control factors include the acquirer being one of the two largest stockholders. The determination of control may be rebutted by submission to the Federal Reserve Board, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies that acquire beneficial ownership exceeding 10% or more of any class of a savings and loan holding company’s stock who do not intend to participate in or seek to exercise control over a savings and loan holding company’s management or policies may qualify for a safe harbor by filing with the Federal Reserve Board a certification form that states, among other things, that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Federal Reserve Board, as applicable. There are also rebuttable presumptions in the regulations concerning whether a group “acting in concert” exists, including presumed action in concert among members of an “immediate family.”

The Federal Reserve Board may prohibit an acquisition of control if it finds, among other things, that:

•	the acquisition would result in a monopoly or substantially lessen competition;

•	the financial condition of the acquiring person might jeopardize the financial stability of the institution;

•	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person; or

•	the acquisition would have an adverse effect on the FDIC’s Deposit Insurance Fund.

In addition, a savings and loan holding company must obtain the approval of the Federal Reserve Board prior to acquiring voting control of more than 5% of any class of voting stock of another savings association or another savings association holding company.

DESCRIPTION OF CAPITAL STOCK OF EUREKA HOMESTEAD BANCORP

General

Eureka Homestead Bancorp is authorized to issue 9,000,000 shares of common stock, par value of $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. Eureka Homestead Bancorp currently expects to issue in the offering up to 1,840,000 shares of common stock. Eureka Homestead Bancorp will not issue shares of preferred stock in the stock offering. Each share of Eureka Homestead Bancorp common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock in accordance with the plan of conversion all of the shares of common stock will be duly authorized, fully paid and nonassessable.

The shares of common stock of Eureka Homestead Bancorp will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any other government agency.

128

Common Stock

Dividends. Eureka Homestead Bancorp can pay dividends on its common stock if, after giving effect to such distribution, (i) it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and (ii) its total assets exceed the sum of its liabilities and the amount needed, if Eureka Homestead Bancorp were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference in the event of dissolution. The holders of common stock of Eureka Homestead Bancorp will be entitled to receive and share equally in dividends as may be declared by our board of directors out of funds legally available therefor. If Eureka Homestead Bancorp issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon consummation of the conversion, the holders of common stock of Eureka Homestead Bancorp will have exclusive voting rights in Eureka Homestead Bancorp. They will elect Eureka Homestead Bancorp’s board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of Eureka Homestead Bancorp’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If Eureka Homestead Bancorp issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Amendments to the articles of incorporation generally require a two-thirds vote, and certain amendments require an 80% stockholder vote.

As a federal stock savings association, corporate powers and control of Eureka Homestead will be vested in its board of directors, who elect the officers of Eureka Homestead and who fill any vacancies on the board of directors. Voting rights of Eureka Homestead will be vested exclusively in the owners of the shares of capital stock of Eureka Homestead, which will be Eureka Homestead Bancorp, and voted at the direction of Eureka Homestead Bancorp’s board of directors. Consequently, the holders of the common stock of Eureka Homestead Bancorp will not have direct control of Eureka Homestead.

Liquidation. In the event of any liquidation, dissolution or winding up of Eureka Homestead, Eureka Homestead Bancorp, as the holder of 100% of Eureka Homestead’s capital stock, would be entitled to receive all assets of Eureka Homestead available for distribution, after payment or provision for payment of all debts and liabilities of Eureka Homestead, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of liquidation, dissolution or winding up of Eureka Homestead Bancorp, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Eureka Homestead Bancorp available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of Eureka Homestead Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued, unless such preemptive rights are approved by the board of directors. The common stock is not subject to redemption.

Preferred Stock

None of the shares of Eureka Homestead Bancorp’s authorized preferred stock will be issued as part of the offering or the conversion. Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine. Our board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

129

TRANSFER AGENT

The transfer agent and registrar for Eureka Homestead Bancorp’s common stock will be [_______________].

EXPERTS

The financial statements of Eureka Homestead as of December 31, 2018 and 2017, and for the years then ended, have been included herein in reliance upon the report of T.E. Lott & Company, PA, independent registered public accounting firm, which is included herein and upon the authority of said firm as experts in accounting and auditing.

Keller & Company, Inc. has consented to the publication herein of the summary of its report to Eureka Homestead Bancorp setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and its letter with respect to subscription rights.

LEGAL MATTERS

Luse Gorman, PC, Washington, D.C., counsel to Eureka Homestead Bancorp and Eureka Homestead, has issued to Eureka Homestead Bancorp its opinion regarding the legality of the common stock and the federal income tax consequences of the conversion. Hannis T. Bourgeois, LLP has provided an opinion to us regarding the Louisiana state income tax consequences of the conversion. Certain legal matters will be passed upon for FIG Partners, LLC by Reinhart Boerner Van Deuren s.c., Milwaukee, Wisconsin.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Eureka Homestead Bancorp has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including Eureka Homestead Bancorp. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

Eureka Homestead has filed with the OCC an application with respect to the conversion. This prospectus omits certain information contained in the application filed by Eureka Homestead. Eureka Homestead’s application may be examined at the Southern District Office of the OCC located at 500 North Akard Street, Suite 1600, Dallas, Texas 75201. A copy of the plan of conversion is available for your review at Eureka Homestead’s offices.

130

In connection with the offering, Eureka Homestead Bancorp will register its common stock under Section 12(g) of the Securities Exchange Act of 1934 and, upon such registration, Eureka Homestead Bancorp and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion, Eureka Homestead Bancorp has undertaken that it will not terminate such registration for a period of at least three years following the offering.

131

INDEX TO FINANCIAL STATEMENTS OF

EUREKA HOMESTEAD

* * *

Separate financial statements for Eureka Homestead Bancorp have not been included in this prospectus because Eureka Homestead Bancorp has not engaged in any significant activities, has no significant assets, and has no contingent liabilities, revenue or expenses.

All financial statement schedules have been omitted as the required information either is not applicable or is included in the financial statements or related notes.

132

REPORT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Eureka Homestead

Metairie, Louisiana

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Eureka Homestead (the “Company”) as of December 31, 2018 and 2017, the related statements of income (loss), comprehensive income (loss), changes in equity, and cash flows for each of the two years in the period ended December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2018, in conformity with the generally accepted accounting principles in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the auditing standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2018.

Columbus, Mississippi

March 11, 2019

F-1

EUREKA HOMESTEAD

BALANCE SHEETS

DECEMBER 31, 2018 AND 2017

(in thousands)

	2018	2017
ASSETS

Cash and Cash Equivalents	$3,090	$713
Interest-Bearing Deposits	750	947
Investment Securities	5,781	6,146
Loans Receivable, Net	81,072	79,328
Loans Held-for-Sale	533	593
Accrued Interest Receivable	337	379
Federal Home Loan Bank Stock	1,376	1,341
Premises and Equipment, Net	767	773
Cash Surrender Value of Life Insurance	3,950	3,856
Deferred Tax Asset	280	335
Prepaid Expenses and Other Assets	134	225
Total Assets	$98,070	$94,636

LIABILITIES AND EQUITY

Liabilities:
Deposits	$56,183	$53,091
Advances from Federal Home Loan Bank	26,030	26,017
Advance Payments by Borrowers for Taxes and Insurance	1,447	1,309
Accrued Expenses and Other Liabilities	2,171	2,282
Total Liabilities	85,831	82,699

Commitments and Contingencies (Note 14)

Equity:
Retained Earnings	12,335	12,040
Accumulated Other Comprehensive Loss	(96)	(103)
Total Equity	12,239	11,937
Total Liabilities and Equity	$98,070	$94,636

The accompanying notes are an integral part of these financial statements.

F-2

EUREKA HOMESTEAD

STATEMENTS OF INCOME (LOSS)

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

(in thousands)

	2018	2017
Interest Income:
Loans Receivable	$3,555	$3,139
Investment Securities	119	120
Interest-Bearing Deposits	69	36
Total Interest Income	3,743	3,295
Interest Expense:
Deposits	928	564
Advances from Federal Home Loan Bank	726	726
Total Interest Expense	1,654	1,290
Net Interest Income	2,089	2,005

Provision for Loan Losses	(11)	20
Net Interest Income After Provision for Loan Losses	2,100	1,985

Non-Interest Income:
Service Charges and Other Income	124	97
Fees on Loans Sold	307	296
Loss on Sales of Investment Securities	(55)	-
Gain on Sales of Other Real Estate	23	-
Income from Life Insurance	106	122
Total Non-Interest Income	505	515

Non-Interest Expenses:
Salaries and Employee Benefits	1,412	1,500
Occupancy Expense	196	209
SAIF Deposit Insurance Premium and Examination Fees	80	76
Data Processing	112	103
Accounting and Consulting	132	82
Other Real Estate Expense	1	6
Insurance	71	75
Legal Fees	7	8
Other	245	202
Total Non-Interest Expenses	2,256	2,261
Income Before Income Tax Expense	349	239

Income Tax Expense	54	264
Net Income (Loss)	$295	$(25)

The accompanying notes are an integral part of these financial statements.

F-3

EUREKA HOMESTEAD

STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

(in thousands)

	2018	2017

Net Income (Loss)	$295	$(25)

Other Comprehensive Income (Loss):
Unrealized (Losses) on Investment Securities	(46)	(3)
Income Tax Effect	10	1
Reclassification Adjustment for Losses Realized	55	-
Income Tax Effect	(12)	-

Other Comprehensive Income (Loss), Net of Taxes	7	(2)
Comprehensive Income (Loss)	$302	$(27)

The accompanying notes are an integral part of these financial statements.

F-4

EUREKA HOMESTEAD

STATEMENTS OF CHANGES IN EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

(in thousands)

		Accumulated
		Other
	Retained	Comprehensive
	Earnings	(Loss)	Total

Balance, December 31, 2016	$12,048	$(84)	$11,964

Net Loss	(25)	-	(25)

Other Comprehensive Loss	-	(2)	(2)

Reclassification due to Tax Cuts and Jobs Act	17	(17)	-

Balance, December 31, 2017	12,040	(103)	11,937

Net Income	295	-	295

Other Comprehensive Income	-	7	7

Balance, December 31, 2018	$12,335	$(96)	$12,239

The accompanying notes are an integral part of these financial statements.

F-5

EUREKA HOMESTEAD

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

(in thousands)

	2018	2017
Cash Flows from Operating Activities:
Net Income (Loss)	$295	$(25)
Adjustments to Reconcile Net Income (Loss) to Net
Cash Provided by Operating Activities:
Provision for Loan Losses	(11)	20
Depreciation Expense	41	49
Amortization of FHLB Advance Prepayment Penalty	72	78
Provision for Deferred Income Taxes	54	197
Net Amortization of Premium/Discount on	-
Mortgage-Backed Securities	14	24
Loss on Sale of Investment Securities	55	-
(Gain) on Sale of Premises and Equipment	(32)	-
Stock Dividend on Federal Home Loan Bank Stock	(35)	(24)
(Gain) on Sale of Other Real Estate	(23)	-
Net decrease (increase) in Loans Held-for-Sale	61	(393)
Changes in Assets and Liabilities:
Decrease (increase) in Accrued Interest Receivable	43	(10)
(Increase) in CSV of Life Insurance	(94)	(94)
Decrease in Prepaid Expenses and Other Assets	16	79
(Decrease) increase in Accrued Expenses and Other Liabilities	(111)	123
Net Cash Provided by Operating Activities	345	24

Cash Flows from Investing Activities:
Net Increase in Loans	(1,734)	(8,598)
Proceeds from Maturities of Interest-Bearing Deposits	6,144	6,991
Purchases of Interest-Bearing Deposits	(5,947)	(2,996)
Purchases of Investment Securities	(1,964)	-
Proceeds from Sales, Calls and Principal Repayments of Investment Securities	2,289	1,568
Purchase of Federal Home Loan Bank Stock	-	(3)
Purchases of Premises and Equipment	(105)	(27)
Proceeds from Sale of Premises and Equipment	102	-
Proceeds from Sale of Other Real Estate	77	-
Net Cash (Used in) Investing Activities	(1,138)	(3,065)

(CONTINUED)

F-6

EUREKA HOMESTEAD

STATEMENTS OF CASH FLOWS (CONTINUED)

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

(in thousands)

	2018	2017

Cash Flows from Financing Activities:
Net Increase in Deposits	3,092	4,837
Advances from Federal Home Loan Bank	13,500	5,000
Payments on Advances from Federal Home Loan Bank	(13,559)	(7,702)
Net Increase in Advance Payments by Borrowers for Taxes and Insurance	137	48
Net Cash Provided by Financing Activities	3,170	2,183
Net Increase (Decrease) in Cash and Cash Equivalents	2,377	(858)
Cash and Cash Equivalents at Beginning of Year	713	1,571
Cash and Cash Equivalents at End of Year	$3,090	$713

Supplemental Disclosures for Cash Flow Information:
Cash Paid for:
Interest	$1,603	$1,234
Income Taxes	$-	$10

Supplemental Schedule for Noncash Investing and Financing Activities:
Change in the Unrealized Gain/Loss on Investment Securities	$9	$(3)

Transfer from Loans to Other Real Estate	$-	$66

The accompanying notes are an integral part of these financial statements.

F-7

EUREKA HOMESTEAD

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

Note 1 - Nature of Operations, Use of Estimates and Summary of Significant Accounting Policies -

Nature of Operations

Eureka Homestead (the Homestead) is a federal mutual savings association. The Homestead is subject to regulation by the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation. The Homestead conducts lending and deposit-taking activities from two locations in the New Orleans, Louisiana area. The Homestead provides service to customers in the New Orleans and surrounding areas. The accounting and reporting policies of the Homestead are in accordance with generally accepted accounting principles and conform to general practices within the industry.

The Homestead’s loan portfolio consists mainly of loans to homeowners; however, the Homestead's loan portfolio does include loans secured by non-residential real estate. The majority of loans are secured by first mortgages on area real estate and are expected to be repaid from the cash flow of the borrower. Some of the activities upon which the economy of the New Orleans area is dependent include the petrochemical industry, the port of New Orleans and economic activity along that region of the Mississippi River, healthcare and tourism. Significant declines in these activities and the general economic conditions in the Homestead's market areas could affect the borrower’s ability to repay loans and cause a decline in value of the assets securing the loan portfolio.

The Homestead’s operations are subject to customary business risks associated with activities of a financial institution. Some of those risks include competition from other institutions and changes in local or national economic conditions, interest rates and regulatory requirements.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for losses on loans, the valuation of other real estate acquired, the valuation of deferred tax assets, other than temporary impairments of securities and the fair value of financial instruments.

The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans, management obtains independent appraisals for significant collateral.

F-8

Note 1 - Nature of Operations, Use of Estimates and Summary of Significant Accounting Policies (Continued) -

While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions.  In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Homestead to recognize additional losses based on their judgments about information available to them at the time of their examination.  Because of these factors, it is reasonably possible that the estimated losses on loans may change in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

Investment Securities

Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 320, Investments, requires the classification of securities as trading, available for sale, or held to maturity. Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates this classification periodically.

Securities classified as available-for-sale are equity securities with readily determinable fair values and those debt securities that the Homestead intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movement in interest rates, changes in the maturity mix of the Homestead’s assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. These securities are carried at estimated fair value based on information provided by a third party pricing service with any unrealized gains or losses excluded from net income and reported in accumulated other comprehensive income (loss), which is reported as a separate component of equity, net of the related deferred tax effect.

Investment securities and mortgage-backed securities that the Homestead has the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost.

Investment securities and mortgage-backed securities that are bought and held by the Homestead primarily for the purpose of selling them in the near future are classified as trading securities and reported at fair value. Unrealized gains and losses are included in earnings.

Premiums and discounts are amortized or accreted over the life of the related security, adjusted for anticipated prepayments, as an adjustment to yield using the effective interest method. Mortgage-backed securities are subject to prepayment and, accordingly, actual maturities could differ from contractual maturities. Interest income is recognized when earned. Gains and losses from the sale of securities are included in earnings when realized and are determined using the specific identification method for determining the cost of securities sold.

Declines in the fair value of individual investment securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The written down amount then becomes the security’s new cost basis. The related write-downs are included in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Homestead to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

F-9

Note 1 - Nature of Operations, Use of Estimates and Summary of Significant Accounting Policies (Continued) -

Loans Receivable

The Homestead grants real estate mortgage and consumer loans to customers. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding unpaid principal balances adjusted for unearned income, the allowance for loan losses, and any unamortized deferred fees or costs on originated loans, and premiums or discounts on purchased loans. When principal or interest is delinquent for 90 days or more, the Homestead evaluates the loan for nonaccrual status.

Uncollectible interest on loans that are contractually past due is charged-off, or an allowance is established based on management's periodic evaluation. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual status or charged off at an earlier date if collection of principal or interest is considered doubtful. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower has the ability to make timely periodic interest and principal payments, in which case the loan is returned to accrual status.

Loan fees and certain direct loan origination costs are deferred and the net fee or cost is recognized as an adjustment to interest income using the interest method over the contractual life of the loans, adjusted for actual prepayments. Amortization of net deferred fees or costs is discontinued for the loans that are deemed to be non-performing. Additionally, the unamortized net fees or costs are recognized in income when loans are paid-off.

Loans Held-for-Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value. For these loans, gains and losses on loan sales are recorded in noninterest income, and direct loan origination costs and fees are deferred at origination of the loan and are recognized in noninterest income upon sale of the loan.

Impaired Loans

A loan is considered impaired, in accordance with the impairment accounting guidance of FASB ASC 310-10-35-16, Receivables, when based on current information and events it is probable that the Homestead will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of delay, the reasons for the delay, the borrower's prior payment record, and the amount of shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis by either the present value of expected cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price of the fair value of the collateral if the loan is collateral dependent. The portion of increase in present value of the expected future cash flows of impaired loans that is attributable to the passage of time is reported as interest income. A change in the present value of the expected future cash flows related to impaired loans is reported as an increase or decrease in provision for loan losses.

F-10

Note 1 - Nature of Operations, Use of Estimates and Summary of Significant Accounting Policies (Continued) –

Allowance for Loan Losses

The allowance for loan losses is maintained at a level which is considered to be adequate to reflect estimated credit losses associated with specifically identified loans, as well as estimated probable credit losses inherent in the remainder of the loan portfolio at the balance sheet date. The allowance for loan losses is determined based on consideration and assessment of the various credit risk characteristics of the loans that comprise the loan portfolio in accordance with FASB ASC 450, Contingencies, for pools of loans and FASB ASC 310, Receivables, for individually impaired loans.

Management evaluates the allowance for loan losses to assess the risk of loss in the loan portfolio and to determine the adequacy of the allowance for loan losses. For purposes of this evaluation, loans are aggregated into pools based on various characteristics. Some of those characteristics include payment status, concentrations, and loan to collateral value and the financial status of borrowers. The allowance allocated to each of these pools is based on historical charge-off rates, adjusted for changes in the credit risk characteristics within these pools, as determined from current information and analyses. In determining the appropriate level of the allowance, management also ensures that the overall allowance appropriately reflects current macroeconomic conditions, industry exposure and a margin for the imprecision inherent in most estimates of expected credit losses.

As a result of the uncertainties inherent in the estimation process, management’s estimate of loan losses and the related allowance could change in the near term.

Based on management’s periodic evaluation of the allowance for loan losses, a provision for loan losses is charged to operations if additions to the allowance are required. Actual loan charge-offs are deducted from the allowance and subsequent recoveries of previously charged-off loans are added to the allowance.

Other Real Estate

Real estate properties acquired through, or in lieu of, foreclosure are held for sale and are initially recorded at fair value on the date of acquisition. Any write-downs at the time of acquisition are charged to the allowance for loan losses. Costs relating to development and improvement of property are capitalized, whereas costs relating to holding property are expensed. Other real estate was $-0- and $66,000 at December 31, 2018 and 2017, respectively, and is included in prepaid expenses and other assets.

Subsequent to acquisition, valuations are periodically performed by management to report these assets at the lower of fair value less costs to sell or cost. Any adjustments resulting from these periodic re-evaluations of property are reflected in a valuation allowance and charged to income.

F-11

Note 1 - Nature of Operations, Use of Estimates and Summary of Significant Accounting Policies (Continued) -

Premises and Equipment

Land is carried at cost. Buildings, leasehold improvements and furniture, fixtures and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation and amortization are calculated on the straight-line basis and accelerated methods over the estimated useful lives of the assets which range from 3 to 39 years. Expenditures for improvements, which extend the life of an asset, are capitalized and depreciated over the asset’s remaining useful life. Gains or losses realized on the disposition of properties and equipment are reflected in the statements of income. Expenditures for repairs and maintenance are charged to operating expenses as incurred.

Life Insurance

The Homestead purchased life insurance on certain employees and directors of the Homestead. Appreciation in value of the insurance policies is included in noninterest income.

Advertising

The Homestead follows the policy of charging the costs of advertising to expense as incurred. Advertising expense was approximately $27,000 and $18,000 for the years ended December 31, 2018 and 2017, respectively, and is included in other non-interest expenses.

Income Taxes

The Homestead accounts for income taxes in accordance with income tax guidance of FASB ASC 740, Income Taxes, and has adopted the recent accounting guidance related to accounting for uncertainty in income taxes, which sets forth a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions.

The income tax guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of enacted tax law to the taxable income or excess deductions over revenues. The Homestead determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the difference between the book and tax bases of assets and liabilities. Enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more likely than not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more likely than not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management's judgment. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

F-12

Note 1 - Nature of Operations, Use of Estimates and Summary of Significant Accounting Policies (Continued) –

The Homestead evaluates all significant tax positions as required by accounting principles generally accepted in the United States of America. As of December 31, 2018 and 2017, the Homestead does not believe that it has taken any positions that would require the recording of any additional tax liability nor does it believe that there are any unrealized tax benefits that would either increase or decrease within the next year.

With few exceptions, the Homestead is no longer subject to federal tax examinations by tax authorities for years before 2015. Any interest and penalties assessed by income taxing authorities are not significant and are included in non-interest expense in these financial statements.

Comprehensive Income

The Homestead reports comprehensive income in accordance with the accounting guidance related to FASB ASC 220, Comprehensive Income. FASB ASC 220 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes net unrealized gains (losses) on securities and is presented in the statements of comprehensive income.

Statement of Cash Flows

For purposes of the statements of cash flows, cash and cash equivalents include cash on hand, due from banks and deposits with the FHLB. The Homestead considers all highly liquid debt instruments with original maturities of three months or less (excluding interest-bearing deposits in banks) to be cash equivalents.

Reclassifications

Certain reclassifications may have been made to the 2017 financial statements to conform with the 2018 financial statement presentation. Such reclassifications had no effect on net income or retained earnings as previously reported.

Recent Accounting Pronouncements

Emerging Growth Company Status

The Homestead qualifies as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as the Homestead is an emerging growth company, it may choose to take advantage of exemptions from various reporting requirements applicable to other public companies. An emerging growth company may elect to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies, but must make such election when the company is first required to file a registration statement. The Homestead has elected to use the extended transition period described above and intends to maintain its emerging growth company status as allowed under the JOBS Act.

F-13

Note 1 - Nature of Operations, Use of Estimates and Summary of Significant Accounting Policies (Continued) –

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. The provisions of the update requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. In March, 2016 the FASB issued ASU 2016-08, Principal versus Agent Considerations (Reporting Revenue Gross versus Net), which clarifies the guidance in determining revenue recognition as principal versus agent. In April 2016, the FASB issued ASU 2016-10, Identifying Performance Obligations and Licensing, which provides guidance in accounting for immaterial performance obligations and shipping and handling. In May 2016, the FASB issued ASU 2016-12, Narrow-Scope Improvements and Practical Expedients which provides clarification on assessing the collectability criterion, presentation of sales taxes, measurement date for noncash consideration and completed contracts at transition. This ASU also provides a practical expedient for contract modifications. For an emerging growth company, the amendments in this update are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The Homestead is currently assessing the amendment but does not anticipate it will have a material impact on the Homestead’s Financial Statements.

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments - Overall (Subtopic 825- 10), Recognition and Measurement of Financial Assets and Financial Liabilities. The provisions of the update require equity investments to be measured at fair value with changes in fair value recognized in net income. However, an entity may choose to measure equity investments that do not have readily determinable fair values at cost minus impairment. The update also simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment. It also eliminates the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities, and eliminates the requirement for public business entities to disclose the methods and significant assumptions used to estimate the fair value for financial instruments measured at amortized cost on the balance sheet. ASU No. 2016-01 requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes. It also requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. The update requires separate presentation of financial assets and financial liabilities by category and form on the balance sheet or the accompanying notes to the financial statements. In addition, the update clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. For an emerging growth company, the amendments in this update are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The adoption of this ASU is not expected to have a material impact on the Homestead’s Financial Statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), Conforming Amendments Related to Leases. This ASU amends the codification regarding leases in order to increase transparency and comparability. The ASU requires companies to recognize lease assets and liabilities on the statement of condition and disclose key information about leasing arrangements. A lessee would recognize a liability to make lease payments and a right-of-use asset representing its right to use the leased asset for the lease term. For an emerging growth company, the amendments in this update are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. The adoption of this ASU is not expected to have a material effect on the Homestead’s Financial Statements.

F-14

Note 1 - Nature of Operations, Use of Estimates and Summary of Significant Accounting Policies (Continued) –

In September 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments. The amendments introduce an impairment model that is based on expected credit losses (“ECL”), rather than incurred losses, to estimate credit losses on certain types of financial instruments (eg. loans and held to maturity securities), including certain off-balance sheet financial instruments (eg. commitments to extend credit and standby letters of credit that are not unconditionally cancellable). The ECL should consider historical information, current information, and reasonable and supportable forecasts, including estimates of prepayments, over the contractual term. An entity must use judgment in determining the relevant information and estimation methods that are appropriate in its circumstances. Financial instruments with similar risk characteristics may be grouped together when estimating the ECL. The ASU also amends the current available for sale security impairment model for debt securities whereby credit losses relating to available for sale debt securities should be recorded through an allowance for credit losses. For an emerging growth company, the amendments in this update are effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. The amendments will be applied through a modified retrospective approach, resulting in a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective. The Homestead is currently planning for the implementation of this accounting standard. It is too early to assess the impact this ASU will have on the Homestead’s Financial Statements.

In August 2016, FASB issued ASU No. 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments”. The amendments in this ASU clarify the proper classification for certain cash receipts and cash payments, including clarification on debt prepayment or debt extinguishment costs, settlement of zero-coupon debt instruments, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, and proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies, among others. For an emerging growth company, the amendments in this update are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The Homestead is currently assessing the amendment but does not anticipate it will have a material impact on the Homestead’s Financial Statements.

In June 2018, FASB issued ASU No. 2018-07, “Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-based Payment”. The amendments in this ASU expand the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. For an emerging growth company, the amendments in this update are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. The Homestead is currently assessing the amendment but does not anticipate it will have a material impact on the Homestead’s Financial Statements.

In August 2018, FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement”. The amendments in this ASU modify the disclosure requirements related to fair value. Certain provisions under ASU 2018-13 require prospective application, while other provisions require retrospective application to all period presented in the financial statements upon adoption. For an emerging growth company, the amendments in this update are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The Homestead is currently assessing the amendment but does not anticipate it will have a material impact on the Homestead’s Financial Statements.

F-15

Note 2 - Investment Securities –

The amortized cost and fair values of investment securities available-for-sale wereas follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
December 31, 2018:	Cost	Gains	(Losses)	Value
(in thousands)
Mortgage-Backed Securities:
FHLMC	$3,139	$-	$(117)	$3,022
FNMA	232	-	(2)	230
GNMA	612	8	-	620
SBA 7a Pools	1,920	-	(11)	1,909
Total Investment Securities Available-for-Sale	$5,903	$8	$(130)	$5,781

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
December 31, 2017:	Cost	Gains	(Losses)	Value
(in thousands)
Mortgage-Backed Securities:
FHLMC	$4,444	$-	$(113)	$4,331
FNMA	1,011	1	(21)	991
GNMA	821	3	-	824
Total Investment Securities Available-for-Sale	$6,276	$4	$(134)	$6,146

All investment securities held on December 31, 2018 and 2017, were government-sponsored mortgage-backed or SBA pool securities.

F-16

Note 2 - Investment Securities (Continued) –

The amortized cost and fair values of the investment securities available-for-sale at December 31, 2018, by contractual maturity, are shown below. For mortgage-backed securities and SBA 7a pools, expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-Sale
	Amortized	Fair
December 31, 2018	Cost	Value
(in thousands)
Amounts Maturing:
After One Year through Five Years	$232	$230
After Five Years through Ten Years	1,920	1,909
After Ten Years	3,751	3,642
	$5,903	$5,781

No investment securities were pledged to secure advances from the FHLB as of December 31, 2018 and 2017.

Proceeds from sales and calls of available-for-sale investment securities were approximately $1,076,000 in 2018 and $-0- in 2017, resulting in approximately $55,000 and $-0- realized losses for the years ended December 31, 2018 and 2017, respectively.

Gross unrealized losses in investment securities at December 31, 2018 and 2017, existing for continuous periods of less than 12 months and for continuous periods of 12 months or more, are as follows:

F-17

Note 2 - Investment Securities (Continued) –

December 31, 2018
(in thousands)	Less Than 12 Months		12 Months or More		Totals
Security		Unrealized		Unrealized		Unrealized
Description	Fair Value	(Losses)	Fair Value	(Losses)	Fair Value	(Losses)
Mortgage-Backed Securities:
FHLMC	$-	$-	$3,022	$(117)	$3,022	$(117)
FNMA	230	(2)	-	-	230	(2)
SBA 7a Pools	1,909	(11)	-	-	1,909	(11)
	$2,139	$(13)	$3,022	$(117)	$5,161	$(130)

December 31, 2017
(in thousands)	Less Than 12 Months		12 Months or More		Totals
Security		Unrealized		Unrealized		Unrealized
Description	Fair Value	(Losses)	Fair Value	(Losses)	Fair Value	(Losses)
Mortgage-Backed Securities:
FHLMC	$-	$-	$4,331	$(113)	$4,331	$(113)
FNMA	652	(21)	-	-	652	(21)
	$652	$(21)	$4,331	$(113)	$4,983	$(134)

Management evaluates securities for other-than temporary impairment on a periodic and regular basis, as well as when economic or market concerns warrant such evaluation as described in Note 1 to these financial statements. No declines at December 31, 2018 and 2017, were deemed to be other-than-temporary.

In analyzing an issuer’s financial condition, management considers whether the federal government or its agencies issued the securities, whether downgrades by bond rating agencies have occurred and the results of reviews of the issuer’s financial statements.

Note 3 - Investment in FHLB Stock -

The Homestead maintains an investment in the membership stock of the Federal Home Loan Bank of Dallas. The carrying amount of this investment is stated at cost which is $1,376,000 and $1,341,000 at December 31, 2018 and 2017, respectively. At December 31, 2018 and 2017, the Homestead meets the required level of FHLB stock. The stock is pledged as collateral against the advances from the FHLB.

F-18

Note 4 - Loans Receivable and the Allowance for Loan Losses -

Loans receivable at December 31 are summarized as follows:

(in thousands)	2018	2017
Mortgage Loans
1-4 Family	$75,185	$74,160
Multifamily	4,117	2,701
Commercial real estate	1,175	1,666
Consumer Loans	211	488
	80,688	79,015
Plus (Less):
Unamortized Loan Fees/Costs	1,234	1,163
Allowance for Loan Losses	(850)	(850)
Net Loans Receivable	$81,072	$79,328

The performing one-to-four family first mortgage loans are pledged, under a blanket lien, as collateral securing advances from the FHLB at December 31, 2018 and 2017.

Management segregates the loan portfolio into portfolio segments which is defined as the level at which the Homestead develops and documents a systematic method for determining its allowance for loan losses. The portfolio segments are segregated based on loan types and the underlying risk factors present in each loan type. Such risk factors are periodically reviewed by management and revised as deemed appropriate. The following tables set forth, as of December 31, 2018 and 2017, the balance of the allowance for loan losses by portfolio segment, disaggregated by impairment methodology, which is then further segregated by amounts evaluated for impairment collectively and individually. The allowance for loan losses allocated to each portfolio segment is not necessarily indicative of future losses in any particular portfolio segment and does not restrict the use of the allowance to absorb losses in other portfolio segments.

F-19

Note 4 - Loans Receivable and the Allowance for Loan Losses (Continued) -

Allowance for Loan Losses and Recorded Investment in Loans Receivable

For the Year Ended December 31, 2018 (in thousands)

			Mortgage-
	Mortgage-	Mortgage-	Commercial
	1-4 Family	Multifamily	Real Estate	Consumer	Total
Allowance for Loan Losses:
Beginning Balance	$813	$20	$17	$-	$850
Charge-Offs	-	-	-	-	-
Recoveries	11	-	-	-	11
Provision	(17)	11	(5)	-	(11)
Ending Balance	$807	$31	$12	$-	$850

Ending Balance:
Individually Evaluated for Impairment	$-	$-	$-	$-	$-

Collectively Evaluated for Impairment	$807	$31	$12	$-	$850

Loans Receivable:
Ending Balance	$75,185	$4,117	$1,175	$211	$80,688

Ending Balance:
Individually Evaluated for Impairment	$-	$-	$-	$-	$-

Collectively Evaluated for Impairment	$75,185	$4,117	$1,175	$211	$80,688

The allowance for loan losses for Mortgage 1-4 Family Loans of $807,000 includes an unallocated portion of $433,000 as of December 31, 2018.

F-20

Note 4 - Loans Receivable and the Allowance for Loan Losses (Continued) -

Allowance for Loan Losses and Recorded Investment in Loans Receivable

For the Year Ended December 31, 2017 (in thousands)

			Mortgage-
	Mortgage-	Mortgage-	Commercial
	1-4 Family	Multifamily	Real Estate	Consumer	Total
Allowance for Loan Losses:
Beginning Balance	$866	$16	$18	$-	$900
Charge-Offs	(70)	-	-	-	(70)
Recoveries	-	-	-	-	-
Provision	17	4	(1)	-	20
Ending Balance	$813	$20	$17	$-	$850

Ending Balance:
Individually Evaluated for Impairment	$8	$-	$-	$-	$8

Collectively Evaluated for Impairment	$805	$20	$17	$-	$842

Loans Receivable:
Ending Balance	$74,160	$2,701	$1,666	$488	$79,015

Ending Balance:
Individually Evaluated for Impairment	$232	$-	$-	$-	$232

Collectively Evaluated for Impairment	$73,928	$2,701	$1,666	$488	$78,783

The allowance for loan losses for Mortgage 1-4 Family Loans of $813,000 includes an unallocated portion of $301,000 as of December 31, 2017.

Management further disaggregates the loan portfolio segments into classes of loans, which are based on the initial measurement of the loan, risk characteristics of the loan and the method for monitoring and assessing the credit risk of the loan.

As of December 31, 2018 and 2017, loan balances outstanding on non-accrual status amounted to $-0- and $232,000, respectively. The Homestead considers loans more than 90 days past due and on nonaccrual as nonperforming loans.

At December 31, 2018 and 2017, the credit quality indicators (performing and nonperforming loans), disaggregated by class of loan, are as follows:

F-21

Note 4 - Loans Receivable and the Allowance for Loan Losses (Continued) -

Credit Quality Indicators - Credit Risk Profile Based on Payment Activity

at December 31, 2018 (in thousands)

		Non-
	Performing	Performing	Total
Mortgage Loans:
1 to 4 Family	$75,185	$-	$75,185
Multifamily	4,117	-	4,117
Commercial real estate	1,175	-	1,175
Non-Mortgage Loans:
Consumer	211	-	211
Total	$80,688	$-	$80,688

Credit Quality Indicators - Credit Risk Profile Based on Payment Activity

at December 31, 2017 (in thousands)

		Non-
	Performing	Performing	Total
Mortgage Loans:
1 to 4 Family	$73,928	$232	$74,160
Multifamily	2,701	-	2,701
Commercial real estate	1,666	-	1,666
Non-Mortgage Loans:
Consumer	488	-	488
Total	$78,783	$232	$79,015

The following tables reflect certain information with respect to the loan portfolio delinquencies by loan class and amount as of December 31, 2018 and 2017. There were no loans over 90 days past due and still accruing as of December 31, 2018 and one loan over 90 days past due and still accruing as of December 31, 2017.

Aged Analysis of Past Due Loans Receivable

at December 31, 2018 (in thousands)

	30-59	60-89	90 Days or			Total
	Days	Days	Greater	Total		Loans
	Past Due	Past Due	Past Due	Past Due	Current	Receivable
Mortgage Loans:
1 to 4 Family	$227	$171	$-	$398	$74,787	$75,185
Multifamily	-	-	-	-	4,117	4,117
Commercial real estate	-	-	-	-	1,175	1,175
Non-Mortgage Loans:
Consumer	-	-	-	-	211	211
Total	$227	$171	$-	$398	$80,290	$80,688

F-22

Note 4 - Loans Receivable and the Allowance for Loan Losses (Continued) -

Aged Analysis of Past Due Loans Receivable

at December 31, 2017 (in thousands)

	30-59	60-89	90 Days or			Total
	Days	Days	Greater	Total		Loans
	Past Due	Past Due	Past Due	Past Due	Current	Receivable
Mortgage Loans:
1 to 4 Family	$323	$290	$86	$699	$73,461	$74,160
Multifamily	-	-	-	-	2,701	2,701
Commercial real estate	-	-	-	-	1,666	1,666
Non-Mortgage Loans:
Consumer	-	-	-	-	488	488
Total	$323	$290	$86	$699	$78,316	$79,015

Loans Receivable on Nonaccrual Status at December 31

(in thousands)

	2018	2017
Mortgage Loans:
1 to 4 Family	$-	$232

The following is a summary of information pertaining to impaired loans as of December 31, 2018 and 2017.

Impaired Loans

For the Year Ended December 31, 2018

(in thousands)

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized
Mortgage Loans:
1-4 Family	$-	$-	$-	$197	$98

Impaired Loans

For the Year Ended December 31, 2017

(in thousands)

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized
Mortgage Loans:
1-4 Family	$232	$316	$8	$538	$-

F-23

Note 4 - Loans Receivable and the Allowance for Loan Losses (Continued) -

The Homestead seeks to assist customers that are experiencing financial difficulty by renegotiating loans within lending regulations and guidelines. For the years ended December 31, 2018 and 2017, the concessions granted to certain borrowers included extending the payment due dates. Once modified in a trouble debt restructuring, a loan is generally considered impaired until its contractual maturity. At the time of the restructuring, the loan is evaluated for an asset-specific allowance for credit losses. The Homestead continues to specifically reevaluate the loan in subsequent periods, regardless of the borrower’s performance under the modified terms. If a borrower subsequently defaults on the loan after it is restructured, the Homestead provides an allowance for credit losses for the amount of the loan that exceeds the value of the related collateral.

The following tables summarize information relative to the loan modifications determined to be TDRs during the period:

		Pre-	Post-
		Modification	Modification
		Outstanding	Outstanding
	Number of	Recorded	Recorded
	Contracts	Investment	Investment
Modifications as of December 31, 2018
(in thousands)
Troubled Debt Restructurings:
Mortgage Loans
1-4 Family	-	$-	$-
Total Loans	-	$-	$-

Modifications as of December 31, 2017
(in thousands)
Troubled Debt Restructurings:
Mortgage Loans
1-4 Family	3	$232	$232
Total Loans	3	$232	$232

The Homestead had no troubled debt restructurings that defaulted subsequent to the restructuring through the date the financial statements were issued.

F-24

Note 5 - Accrued Interest Receivable -

Accrued interest receivable at December 31 is summarized as follows:

(in thousands)	2018	2017

Loans Receivable	$324	$369
Mortgage-Backed Securities	12	9
Interest-Bearing Deposits	1	1
	$337	$379

Note 6 - Premises and Equipment -

Major classes of premises and equipment at December 31 are summarized as follows:

(in thousands)	2018	2017

Land	$166	$237
Building	1,019	1,019
Furniture, Fixtures and Equipment	794	739
Automobiles	93	79
	2,072	2,074
Less Accumulated Depreciation and Amortization	(1,305)	(1,301)
	$767	$773

Depreciation and amortization of premises and equipment amounted to $41,000 and $49,000 in 2018 and 2017, respectively.

Note 7 - Income Taxes -

The total provision for income taxes charged to income amounted to approximately $54,000 and $264,000 for the years ended December 31, 2018 and 2017, respectively. The Tax Cut and Jobs Act enacted December 22, 2017 reduced the federal corporate income tax rate from 34% to 21% effective January 1, 2018. As a result of the change in statutory rates, the Homestead recorded a $208,000 write-off of its net deferred tax asset, which was recorded as additional income tax expense during 2017.

Income tax expense for the years ended December 31 is summarized as follows:

(in thousands)	2018	2017
Income Taxes from Continuing Operations:
Current	$-	$67
Deferred	54	197
Income Tax Expense	$54	$264

The following is a reconciliation between income tax expense based on federal statutory tax rates and income taxes reported in the statements of income (loss):

	2018		2017
(in thousands)	Amount	%	Amount	%
Expected Income Tax Expense at Statutory Rate	$73	21%	$81	34%
Tax Exempt Income	(20)	(6)%	(42)	(18)%
Adjustment to Deferred Taxes for Change in Statutory Rate	-	0%	208	87%
Other Adjustments - Net	1	0%	17	7%
	$54	15%	$264	110%

F-25

Note 7 - Income Taxes (Continued) –

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets and (liabilities) were computed using currently enacted corporate tax rates of 21% at December 31, 2018 and 2017. Significant components of the Homestead’s deferred tax assets and liabilities as of December 31, 2018 and 2017, are as follows:

(in thousands)	2018	2017
Deferred Loan Fees (Costs)	$(259)	$(244)
Allowance for Loan Losses	137	139
Federal Home Loan Bank Stock	(69)	(62)
Deferred Retirement Agreements	377	440
Tax Carryforward of Loss on Sale of Investment Securities	456	456
All Other Temporary Differences	69	35
	711	764
Valuation Allowance for Deferred Tax Asset (Loss on Sale of Investment Securities)	(456)	(456)
	255	308
Unrealized Losses on Securities Available-for-Sale	25	27
Net Deferred Tax Asset	$280	$335

Retained earnings at December 31, 2018 and 2017, include approximately $3,986,000 for which no deferred income tax liability has been recognized. These amounts represent an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carry back of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $837,000 at December 31, 2018 and 2017.

The Small Business Protection Act of 1996 repealed Internal Revenue Code Section 593, which had allowed thrifts to use the percentage of income method as an alternative for computing their tax bad debt deductions. This act required small thrifts to change their method of computing reserves for bad debts to the experience method in accordance with the provisions of Internal Revenue Code Section 585. The repeal was effective for taxable years beginning after December 31, 1995. The Homestead implemented this change for the year ended December 31, 1996. As a result of the change, the Homestead is required to recapture the excess of the thrift’s qualifying and non-qualifying bad debt reserves as of December 31, 1995 over its contracted base year reserves. The Homestead had no excess amounts subject to recapture.

In management’s opinion, the reversal of temporary differences and the results of the future operations will generate sufficient earnings to realize the deferred tax assets.

F-26

Note 8 - Deposits -

Deposits at December 31 are summarized below (in thousands):

	2018		2017
	Amount	%	Amount	%
Passbook Savings	$3,085	5.5	$3,350	6.3
Money Market Accounts	102	0.2	353	0.7
Certificates of Deposit	52,996	94.3	49,388	93.0
	$56,183	100.0	$53,091	100.0

The weighted average interest rate on deposits at December 31, 2018 and 2017, was 1.97% and 1.34%, respectively.

Scheduled maturities and average interest rates of certificates of deposit at December 31, 2018 are summarized as follows (in thousands):

		Average
		Interest
	Amount	Rate %
2019	$32,080	1.948%
2020	8,716	2.080%
2021	4,354	2.280%
2022	3,610	2.201%
2023	2,143	2.740%
Thereafter	2,093	2.708%
	$52,996	2.076%

The aggregate amount of time deposits with a denomination of greater than $250,000 was approximately $2,076,000 and $2,346,000 at December 31, 2018 and 2017, respectively.

Interest expense on deposits for the years ended December 31 is summarized as follows:

(in thousands)	2018	2017
Passbook Savings	$6	$7
Money Market Accounts	1	-
Certificates of Deposit	921	557
	$928	$564

F-27

Note 9 - Advances from Federal Home Loan Bank (FHLB) -

The FHLB advances consist of the following obligations at December 31, 2018 and 2017 (in thousands):

Effective Interest Rate	2018	2017
Less than 1.00%	$-	$-
1.00% to 1.99%	5,500	10,211
2.00% to 2.99%	10,000	5,000
3.00% to 3.99%	8,063	8,339
4.00% to 4.99%	520	520
5.00% to 5.99%	1,947	1,947
	$26,030	$26,017

The scheduled maturities of FHLB advances at December 31, 2018, are summarized as follows:

Due In	Amount
(in thousands)
2019	$7,451
2020	5,139
2021	3,224
2023	448
Thereafter	9,768
$26,030

These advances are collateralized by a blanket lien on all of the Homestead’s mortgage loans and the investment in FHLB stock.

The Homestead has unused advances available with the FHLB with an additional borrowing capacity at December 31, 2018, of approximately $8.7 million.

The Homestead also has an unsecured federal funds agreement with FNBB for $3.0 million at a rate to be determined by FNBB when borrowed. At December 31, 2018 and 2017, there were no federal funds purchased.

F-28

Note 10 - Employee Benefit Plans -

401(k) Plan

The Homestead sponsors a 401(k) profit sharing plan. Substantially all employees 21 years of age or older who have at least six months of service and have worked 1,000 hours during the year may participate in the plan through salary deferral contributions subject to the plan provisions. The Homestead makes matching contributions based on a percentage of each participant’s contribution and may also make discretionary contributions to the plan. The Homestead matched 100% of the participant’s salary deferral contribution up to 3% and 50% of the participant’s salary deferral contribution of the next 2% of the participant’s annual compensation for 2018 and 2017. The Homestead’s contributions to the plan were approximately $41,000 and $43,000 for 2018 and 2017, respectively.

Pension Plan

The Homestead sponsors a defined contribution pension plan. Substantially all employees 21 years of age or older who have at least one year of service and are employed on the last day of the year may participate in the plan. The Homestead contributed 5.4% of the participant’s annual compensation to the plan for 2018 and 2017. The Homestead’s contributions to the plan were approximately $96,000 and $80,000 for 2018 and 2017, respectively.

The employees vest in the employer’s contributions 20% a year after the first year in the plans and are fully vested at the completion of six years of service. The maximum combined employer contribution to both the 401(k) plan and the pension plan is 25% of the total annual compensation paid to each participant.

Other Retirement Agreements

The Homestead has entered into retirement agreements with certain directors and several key management employees, all of whom are officers. Under the director agreements, after ten years in the plan and attaining the age of 75, the Homestead is to provide to each director the sum of $120,000 payable over a period of 10 years. (This benefit was to be paid to the director’s beneficiaries in a lump sum upon the director’s death.) Under the employee agreements, the Homestead was to provide to each covered employee annual benefits for life beginning at age 65 ranging from $66,000 to $85,000. The employee agreements were terminated on June 30, 2018. In accordance with the terms of the agreements, the employees will receive the accrued balance at the termination date, to be paid one year from the termination date. The total accrued balance of this benefit is approximately $1.5 million and will be paid to the employees on July, 1 2019.

The estimated present value of future benefits to be paid is being accrued over the period from the effective date of the agreements until the dates payments are expected to expire. The expense incurred for this plan for the years ended December 31, 2018 and 2017, amounted to approximately $61,000 and $111,000, respectively. The accrued liability at December 31, 2018 and 2017, amounted to approximately $1,774,000 and $1,779,000, respectively.

The Homestead is the beneficiary of life insurance policies, with death benefits totaling approximately $7,157,000 and $7,142,000 at December 31, 2018 and 2017, respectively that have been purchased as a method of financing benefits under the agreement.

Deferred Compensation Agreement

The Homestead had a deferred compensation plan for the benefit of its former President who retired in 2018. The plan permitted a portion of the President's annual compensation to be deferred and required the Homestead to pay the President, upon his retirement, the balance of amounts deferred over a ten-year period. The plan contained a provision in the event of the President's death that any benefits payable would be paid to his beneficiaries in a lump sum. Annual amounts that were deferred were included in that year's operating results as compensation expense. At December 31, 2018 and 2017, aggregate deferrals were approximately $-0- and $203,000, respectively, and are included in accrued expenses and other liabilities in the accompanying financial statements. Payments of the benefits were neither guaranteed by the Homestead nor secured by any of its assets.

F-29

Note 10 - Employee Benefit Plans (Continued) -

Neither the other retirement agreements nor the deferred compensation agreement are not qualified plans as defined by the provisions of the Internal Revenue Code or the regulations of the Department of Labor.

Split Dollar Life Insurance

Eureka Homestead entered into a split dollar life insurance agreement on March 1, 2019 with each of Messrs. Haskins and Heintzen to recognize the valuable services of the executives and to encourage them to continue in service with the Homestead. The split-dollar agreements divide the death proceeds of certain life insurance policies owned by the Homestead on the lives of the executives with their designated beneficiaries.  Eureka Homestead paid the life insurance premiums on the policies from its general assets. Under the agreements, Messrs. Haskins and Heintzen or their assignees have the right to designate the beneficiary an amount of death proceeds.  Upon either executive’s death, his beneficiary will be entitled to a benefit equal to the lesser of $700,000 or the net death proceeds from the policies.  The net death proceeds portion is the total death proceeds paid under the policy less the greater of the policy’s cash surrender value or the aggregate premiums paid by the Homestead on the policy.  Each executive’s interest in the split-dollar agreement terminates under certain circumstances, including the executive’s cessation of all service with the Homestead.

Note 11 - Accumulated Other Comprehensive Income (Loss) -

The Homestead adopted ASU 2018-02 Topic 220: Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income which was issued by the FASB on February 14, 2018. Under the provisions of this ASU, the Homestead reclassified the stranded income tax effects associated with the Tax Cut and Jobs Act from accumulated other comprehensive income to retained earnings. The stranded income tax effects were associated with unrealized losses on securities available for sale and unrecognized losses on pension plan assets at December 31, 2017.

The following is a summary of the changes in the balances of each component of accumulated other comprehensive income (loss) for the years ended December 31, 2018 and 2017:

(in thousands)	2018	2017
Unrealized Gains (Losses) on Securities
Available for Sale:
Balance at Beginning of Year	$(103)	$(84)
Other Comprehensive Income (Loss) Before Reclassifications - Net of Tax	(36)	(2)
Reclassification Adjustments for (Gains) Losses Realized - Net of Tax	43	-
Reclassification due to Tax Cut and Jobs Act	-	(17)
Balance at End of Year	$(96)	$(103)

F-30

Note 12 - Regulatory Matters -

The Homestead is subject to various regulatory capital requirements administered by its primary Federal regulator, the Office of the Comptroller of the Currency (OCC). Failure to meet the minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Homestead and the financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Homestead must meet specific capital guidelines involving quantitative measures of the Homestead’s assets, liabilities and certain off-balance sheet items as calculated under regulatory reporting requirements. The Homestead’s capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Homestead to maintain minimum amounts and ratios as of January 1, 2015, of total capital, tier 1 capital, and common equity tier 1 capital to risk-weighted assets (as defined in the regulations), and leverage capital, which is tier 1 capital to adjusted average total assets (as defined). Management believes, as of December 31, 2018 and 2017, that the Homestead meets all the capital adequacy requirements to which it is subject.

As of December 31, 2018 and 2017, the most recent notifications from the OCC categorized the Homestead as well capitalized under the regulatory framework for prompt corrective action. To remain categorized as well capitalized, the Homestead will have to maintain minimum total capital, common equity tier 1 capital, tier 1 capital, and leveraged capital ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the Homestead’s category. The Homestead’s actual and required capital amounts and ratios are as follows:

					To be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
December 31, 2018:	Amount	Ratio	Amount	Ratio	Amount	Ratio
(dollars in thousands)
Total Risk Based Capital (to Risk Weighted Assets)	$12,961	25.98%	$3,992	8.00%	$4,990	10.00%
Tier 1 Capital (to Risk Weighted Assets)	$12,335	24.72%	$2,994	6.00%	$3,992	8.00%
Common Equity Tier 1 Capital (to Risk Weighted Assets)	$12,335	24.72%	$2,245	4.50%	$3,243	6.50%
Tier 1 Leverage Capital (to Adjusted Total Assets)	$12,335	12.23%	$4,035	4.00%	$5,044	5.00%

F-31

Note 12 - Regulatory Matters (Continued) -

					To be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
December 31, 2017:	Amount	Ratio	Amount	Ratio	Amount	Ratio
(dollars in thousands)
Total Risk Based Capital (to Risk Weighted Assets)	$12,660	25.64%	$3,951	8.00%	$4,938	10.00%
Tier 1 Capital (to Risk Weighted Assets)	$12,040	24.38%	$2,963	6.00%	$3,951	8.00%
Common Equity Tier 1 Capital (to Risk Weighted Assets)	$12,040	24.38%	$2,222	4.50%	$3,210	6.50%
Tier 1 Leverage Capital (to Adjusted Total Assets)	$12,040	12.80%	$3,762	4.00%	$4,703	5.00%

A reconciliation of the Homestead’s capital determined under GAAP to Total Capital, Tier 1 Capital, Common Equity Tier 1 Capital and Tier 1 Leverage Capital for December 31, 2018 and 2017, is as follows:

	2018	2017
(in thousands)
Total Equity	$12,239	$11,937
Unrealized Losses on Securities Available for Sale, Net	96	103

Tangible, Tier 1 Capital and Common Equity Tier 1	12,335	12,040
Allowance for Loan Losses Included in Capital	626	620
Total Capital	$12,961	$12,660

The specific reserves included in the Allowance for Loan Losses were not significant as of December 31, 2018 and 2017.

F-32

Note 13 - Related Party Transactions –

In the ordinary course of business, the Homestead has granted loans to directors, officers and employees. Such loans were made on substantially the same terms as those prevailing at the time for comparable transactions with other persons.

Activity in loans to directors, officers and employees is as follows:

(in thousands)	2018	2017
Balance at Beginning of Year	$507	$529
Add: New Loans or Advances	-	-
Less: Payments	(125)	(22)
Balance at End of Year	$382	$507

The Homestead also has accepted deposits from directors, officers and employees. Such deposits were accepted on substantially the same terms as those of other depositors and amounted to approximately $485,000 and $326,000 at December 31, 2018 and 2017, respectively.

Note 14 – Commitments and Contingencies –

In the ordinary course of business, the Homestead has various outstanding commitments that are not reflected in the accompanying financial statements. The principal commitments of the Homestead are as follows:

Lease Commitments

In 2009, the Homestead entered into an operating lease pertaining to property used for a loan production office. The lease had an original term of three years, beginning April 15, 2009 and expiring March 31, 2012, with the option to extend the lease for six additional three-year periods. The Homestead exercised this option through March 31, 2021.

Total rental expense was approximately $47,000 and $44,000 for the years ended December 31, 2018 and 2017, respectively.

The future minimum rental commitments under the operating lease at December 31, 2018 relating to the loan production office are as follows:

Year Ended December 31,	Amount
(in thousands)
2019	$48
2020	48
2021	12
Total Minimum Payments Required	$108

Other

In the normal course of business, the Homestead is involved in various legal proceedings. In the opinion of management and counsel, the disposition or ultimate resolution of such proceedings would not have a material adverse effect on the Homestead's financial statements.

F-33

Note 15 - Financial Instruments with Off-Balance-Sheet Risk -

In the normal course of business, the Homestead has outstanding commitments, such as commitments to extend credit, which are not included in the accompanying financial statements. The Homestead’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters is represented by the contractual or notional amount of those instruments. The Homestead uses the same credit policies in making such commitments as it does for instruments that are included in the Balance Sheets.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Homestead evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Homestead upon extension of credit, is based on management’s credit evaluation.

At December 31, 2018 and 2017, the Homestead did not have commitments to extend credit.

Note 16 - Significant Concentration of Credit Risk -

The Federal Deposit Insurance Corporation (FDIC) provides insurance coverage under defined limits. The Homestead maintains cash balances at various financial institutions which may periodically exceed the federally insured amount.

Most of the Homestead’s lending activity is represented by loans receivable secured principally by first mortgages on real estate located within Louisiana. Additionally, the substantial portion of the real estate upon which the Homestead has extended credit is on residential properties; however, the Homestead has extended credit on non-residential properties.

Note 17 - Fair Values of Financial Instruments -

Fair Value Disclosures

The Homestead uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. In accordance with FASB ASC 820, Fair Value Measurements, the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based on quoted market prices. However, in many instances, there are no quoted market prices for the Homestead's various financial instruments.

In cases where quoted market prices are not available, fair values are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, fair value estimates may not be realized in an immediate settlement of the instrument.

The fair value accounting guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under this guidance are described below.

F-34

Note 17 - Fair Values of Financial Instruments (Continued) -

Level 1 - Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. An active market for the asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 - Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include the following:

a.	Quoted prices for similar assets or liabilities in active markets;
b.	Quoted prices for identical or similar assets or liabilities in markets that are not active, that is, markets in which there are few transactions for the asset or liability, the prices are not current, or price quotations vary substantially either over time or among market makers (for example, some brokered markets), or in which little information is released publicly (for example, a principal-to principal market);
c.	Inputs other than quoted prices that are observable for the asset or liability (for example, interest rates and yield curves observable at commonly quoted intervals, volatilities, prepayment speeds, loss severities, credit risks, and default rates); and
d.	Inputs that are derived principally from or corroborated by observable market data by correlation or other means (market-corroborated inputs).

Level 3 - Level 3 inputs are unobservable inputs for the asset or liability. Unobservable inputs shall be used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

Therefore, unobservable inputs shall reflect the reporting entity's own assumptions about the assumptions that market participants would use in pricing the asset or liability (including assumptions about risk). Unobservable inputs shall be developed based on the best information available in the circumstances, which might include the reporting entity's own data.

However, the reporting entity's own data used to develop unobservable inputs shall be adjusted if information is reasonably available without undue cost and effort that indicates that market participants would use different assumptions.

A financial instrument's categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Recurring Basis

Fair values of investment securities and mortgage-backed securities were primarily measured using information from a third-party pricing service. This pricing service provides information by utilizing evaluated pricing models supported with market data information. Standard inputs include benchmark yields, reported trades, broker/dealer quotes, issuer spreads, benchmark securities, bids, offers, and reference data from market research publications.

The following tables present the balances of assets measured on a recurring basis as of December 31, 2018 and 2017. The Homestead did not record any liabilities at fair value for which measurement of the fair value was made on a recurring basis.

F-35

Note 17 - Fair Values of Financial Instruments (Continued) –

		Fair Value at Reporting Date Using
		Quoted Prices
		in Active	Significant
		Markets	Other	Significant
		for Identical	Observable	Unobservable
	Fair	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)
December 31, 2018:
(in thousands)
Mortgage-Backed Securities
FHLMC	$3,022	$-	$3,022	$-
FNMA	230	-	230	-
GNMA	620	-	620	-
SBA 7a Pools	1,909	-	1,909	-
Total Investment Securities	$5,781	$-	$5,781	$-

December 31, 2017:
(in thousands)
Mortgage-Backed Securities
FHLMC	$4,331	$-	$4,331	$-
FNMA	991	-	991	-
GNMA	824	-	824	-
Total Investment Securities	$6,146	$-	$6,146	$-

Non-recurring Basis

The Homestead has segregated all financial assets and liabilities that are measured at fair value on a non-recurring basis into the most appropriate level within the fair value hierarchy based on the inputs used to determine the fair value at the measurement date in the table below. The Homestead did not record any liabilities at fair value for which measurement of the fair value was made on a non-recurring basis.

The fair value of the impaired loans is measured at the fair value of the collateral for collateral-dependent loans. Impaired loans are Level 2 assets measured using appraisals from external parties of the collateral less any prior liens. Repossessed assets are initially recorded at fair value less estimated costs to sell. The fair value of repossessed assets is based on property appraisals and an analysis of similar properties available. As such, the Homestead records repossessed assets as Level 2.

F-36

Note 17 - Fair Values of Financial Instruments (Continued) –

Fair Value at Reporting Date Using
Quoted Prices
		in Active	Significant
		Markets	Other	Significant
		for Identical	Observable	Unobservable
	Fair	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)
December 31, 2018:
(in thousands)
Assets:
Impaired Loans	$-	$-	$-	$-
Other Real Estate	-	-	-	-
Total	$-	$-	$-	$-

December 31, 2017:
(in thousands)
Assets:
Impaired Loans	$224	$-	$224	$-
Other Real Estate	66	-	66	-
Total	$290	$-	$290	$-

FASB ASC 825, Financial Instruments, requires disclosure of fair value information about financial instruments for which it is practicable to estimate fair value, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The derived fair value estimates cannot be substantiated through comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. FASB ASC 825 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Further, the disclosures do not include estimated fair values for items which are not financial instruments but which represent significant value to the Homestead, including core deposit intangibles and other fee-generating operations of the business. Reasonable comparability of fair value estimates between financial institutions may not be possible due to the wide range of permitted valuation techniques and numerous assumptions involved. The aggregate fair value amounts presented do not, and are not intended to, represent an aggregate measure of the underlying fair value of the Homestead.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Cash Equivalents - For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

Interest-Bearing Deposits - The carrying amount is a reasonable estimate of fair value.

Investment Securities (including mortgage-backed securities) - For investment securities, including mortgage-backed securities, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

F-37

Note 17 - Fair Values of Financial Instruments (Continued) –

Loans - The fair value of loans is estimated using discounted cash flow analyses, using the interest rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Loans Held-for-Sale - The loans held-for sale are recorded at the lower of aggregate cost or market value which is a reasonable estimate of fair value.

FHLB Stock - The carrying amount is a reasonable estimate of fair value.

Cash Surrender Value of Life Insurance - The carrying amount is a reasonable estimate of fair value.

Accrued Interest Receivable and Accrued Interest Payable - The carrying amounts of accrued interest receivable and accrued interest payable approximate the fair values.

Deposits - The fair value of savings accounts and certain money market deposits is the amount payable on demand at the reporting date (carrying value). The fair value of fixed maturity certificates of deposit is estimated using a discounted cash flow calculation that applies interest rates currently being offered for deposits of similar remaining maturities.

Advances from the FHLB - The fair values of the Advances from the FHLB are estimated using discounted cash flow analyses, based on the Homestead’s current incremental borrowing rates for similar types of borrowing arrangements.

Loan Commitments - For commitments to extend credit, fair value considers the difference between current levels of interest rates and the committed rates.

The estimated fair values of the Homestead’s financial instruments are as follows as of December 31, 2018 and 2017 (in thousands):

	2018		2017
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial Assets:
Cash and Cash Equivalents	$3,090	$3,090	$713	$713
Interest-Bearing Deposits	750	750	947	947
Investment Securities	5,781	5,781	6,146	6,146
Loans - Net	81,072	81,442	79,328	81,609
Loans Held-for-Sale	533	533	593	593
Accrued Interest Receivable	337	337	379	379
FHLB Stock	1,376	1,376	1,341	1,341
Cash Surrender Value of Life Insurance	3,950	3,950	3,856	3,856
Financial Liabilities:
Deposits	56,183	55,507	53,091	52,496
Advances from FHLB	26,030	25,907	26,017	26,261
Accrued Interest Payable	136	136	85	85

F-38

Note 17 - Fair Values of Financial Instruments (Continued) -

The carrying amounts in the preceding table are included in the balance sheet under the applicable captions; accrued interest payable is included in accrued expenses and other liabilities in the balance sheet. The contract or notional amounts of the Homestead’s financial instruments with off balance sheet risk are disclosed in Note 15.

Note 18 – Subsequent Events

Management has evaluated subsequent events and transactions for potential recognition or disclosure in the financial statements through March 11, 2019, the date the financial statements were issued.

On March 1, 2019, Eureka Homestead entered into a split dollar life insurance agreement with each of Messrs. Haskins and Heintzen. This agreement is further described in Note 10.

F-39

No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by Eureka Homestead Bancorp or Eureka Homestead. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of Eureka Homestead Bancorp or Eureka Homestead since any of the dates as of which information is furnished herein or since the date hereof.

Up to 1,840,000 shares

(Subject to Increase to up to 2,116,000 shares)

Eureka Homestead Bancorp Logo

(Proposed Holding Company for

Eureka Homestead)

COMMON STOCK

par value $0.01 per share

PROSPECTUS

FIG Partners, LLC

[prospectus date]

These securities are not deposits or accounts and are not federally insured or guaranteed.

Until [expiration date], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II:          INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution
		Amount

*	Registrant’s Legal Fees and Expenses	$425,000
*	Registrant’s Accounting Fees and Expenses	110,000
*	State tax opinion	15,000
*	Marketing Agent Fees and expenses (1)	395,000
*	Records Management Fees and Expenses (1)	35,000
*	Appraisal Fees and Expenses	31,000
*	Printing, Postage, Mailing and EDGAR Fees	115,000
*	Filing Fees (Blue Sky, FINRA and SEC)	37,500
*	Transfer Agent Fees and Expenses	17,500
*	Business Plan Fees and Expenses	34,500
*	Other	54,500
*	Total	$1,270,000

*	Estimated
(1)	Eureka Homestead Bancorp, Inc. has retained FIG Partners, LLC to assist in the sale of common stock on a best efforts basis.

Item 14.	Indemnification of Directors and Officers

Articles 10 and 11 of the Articles of Incorporation of Eureka Homestead Bancorp, Inc. (the “Corporation”) set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such. References to the MGCL refer to Maryland General Corporation Law:

ARTICLE 10. Indemnification, etc. of Directors and Officers.

A. Indemnification. The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the MGCL now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B of this Article 10 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. Procedure. If a claim under Section A of this Article 10 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 10 or otherwise shall be on the Corporation.

C. Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article 10 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, these Articles, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

D. Insurance. The Corporation may maintain insurance, at its expense, to insure itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.

E. Miscellaneous. The Corporation shall not be liable for any payment under this Article 10 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 10 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

F. Limitations Imposed by Federal Law. Notwithstanding any other provision set forth in this Article 10, in no event shall any payments made by the Corporation pursuant to this Article 10 exceed the amount permissible under applicable federal law, including, without limitation, Section 18(k) of the Federal Deposit Insurance Act and the regulations promulgated thereunder.

Any repeal or modification of this Article 10 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 10 is in force.

ARTICLE 11. Limitation of Liability. An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the Person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (B) to the extent that a judgment or other final adjudication adverse to the Person is entered in a proceeding based on a finding in the proceeding that the Person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL. If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

Item 15.	Recent Sales of Unregistered Securities

Not Applicable.

Item 16.	Exhibits and Financial Statement Schedules:

The exhibits and financial statement schedules filed as part of this registration statement are as follows:

(a)	List of Exhibits

1.1	Engagement Letter between Eureka Homestead and FIG Partners, LLC
1.2	Form of Agency Agreement between Eureka Homestead Bancorp, Inc., Eureka Homestead and FIG Partners, LLC
2	Plan of Conversion of Eureka Homestead
3.1	Articles of Incorporation of Eureka Homestead Bancorp, Inc.
3.2	Bylaws of Eureka Homestead Bancorp, Inc.
4	Form of Common Stock Certificate of Eureka Homestead Bancorp, Inc.
5	Opinion of Luse Gorman, PC regarding the legality of the securities being registered
8.1	Federal Tax Opinion of Luse Gorman, PC
8.2	State Tax Opinion of Hannis T. Bourgeois, LLP
10.1	Employment Agreement with Alan T. Heintzen
10.2	Employment Agreement with Cecil A. Haskins, Jr.
10.3	Split Dollar Life Insurance Agreement with Alan T. Heintzen
10.4	Split Dollar Life Insurance Agreement with Cecil A. Haskins, Jr.
10.5	Supplemental Executive Retirement Plan with Alan T. Heintzen
10.6	Supplemental Executive Retirement Plan with Cecil A. Haskins, Jr.
10.7	Director Retirement Agreement with Creed W. Brierre, Sr.
10.8	Director Retirement Agreement with Patrick M. Gibbs
10.9	Director Retirement Agreement with Nick O. Sagona, Jr., as amended
10.10	Director Retirement Agreement with Robert M. Shofstahl
10.11	Director Retirement Agreement with Wilbur A. Toups, Jr.
10.12	Deferred Compensation Plan
21	Subsidiaries of Eureka Homestead Bancorp, Inc.
23.1	Consent of Luse Gorman, PC (contained in Opinions included as Exhibits 5 and 8.1).
23.2	Consent of Keller & Company, Inc.
23.3	Consent of T.E. Lott & Company, PA
23.4	Consent of Hannis T. Bourgeois, LLP (contained in Opinion included as Exhibit 8.2).
24	Power of Attorney (set forth on signature page).
99.1	Appraisal Agreement between Eureka Homestead and Keller & Company, Inc.
99.2	Letter of Keller & Company, Inc. with respect to Subscription Rights.
99.3	Appraisal Report of Keller & Company, Inc.
99.4	Marketing Materials*
99.5	Stock Order and Certification Form*

*	To be filed by amendment or supplementally.

(b)	Financial Statement Schedules

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which it offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)   That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)   That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)   The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(8)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Metairie, State of Louisiana on March 11, 2019.

EUREKA HOMESTEAD BANCORP, INC.

By:	/s/ Alan T. Heintzen
Alan T. Heintzen
Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Eureka Homestead Bancorp, Inc. (the “Company”) hereby severally constitute and appoint Alan T. Heintzen as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Alan T. Heintzen may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of the Company’s common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Alan T. Heintzen shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Alan T. Heintzen	Chief Executive Officer and Chairman	March 11, 2019
Alan T. Heintzen	of the Board (Principal Executive Officer)

/s/ Cecil A. Haskins, Jr.	President, Chief Financial Officer and	March 11, 2019
Cecil A. Haskins, Jr.	Director (Principal Financial and Accounting Officer)

/s/ Creed W. Brierre, Sr.	Director	March 11, 2019
Creed W. Brierre, Sr.

/s/ Patrick M. Gibbs	Director	March 11, 2019
Patrick M. Gibbs

/s/ Nick O. Sagona, Jr.	Director	March 11, 2019
Nick O. Sagona, Jr.

/s/ Robert M. Shofstahl	Director	March 11, 2019
Robert M. Shofstahl

/s/ Wilbur A. Toups, Jr.	Director	March 11, 2019
Wilbur A. Toups, Jr.